OFFICE LEASE
KEY CENTER

KILROY REALTY, L.P.,
a Delaware limited partnership,
as Landlord,
and
CONCUR TECHNOLOGIES, INC.,
a Delaware corporation,
as Tenant.

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KEY CENTER
OFFICE LEASE
This Office Lease (the "Lease"), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the "Summary"), below, is made by and between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord"), and CONCUR TECHNOLOGIES, INC., a Delaware corporation ("Tenant").
SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1. Date:	June 13, 2012
2. Premises:
2.1 Building:
That certain twenty-two (22) story office building (the "Building") located at 601 108th Avenue NE, Bellevue, Washington 98004. The Building is located on the real property more particularly described on Exhibit A‑1, attached hereto, and contains approximately 488,470 rentable square feet of space.

2.2 Premises:
A total of approximately 122,742 rentable square feet of space in the Building as follows:
Approximately 11,779 rentable square feet on the seventh (7th) floor of the Building commonly known as Suite 710 (the “Seventh Floor Premises”);
Approximately 22,229 rentable square feet on the eighth (8th) floor of the Building (the “Eighth Floor Premises”);
Approximately 22,210 rentable square feet on the ninth (9th) floor of the Building (the “Ninth Floor Premises”);
Approximately 22,192 rentable square feet on the tenth (10th) floor of the Building (the “Tenth Floor Premises”);
Approximately 22,175 rentable square feet on the eleventh (11th) floor of the Building (the “Eleventh Floor Premises”); and
Approximately 22,157 rentable square feet on the twelfth (12th) floor of the Building (the “Twelfth Floor Premises”);
All as further depicted on Exhibit A to the Lease.

2.3 Project:	The Building is the principal component of the office project known as "Key Center," as further set forth in Section 1.1.2 of this Lease.

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3. Lease Term
(Article 2):
3.1 Length of Term:		Ten (10) years, commencing on the Lease Commencement Date and ending on the Lease Expiration Date, subject to the Option Term.
3.2 Lease Commencement Date:		The later to occur of (i) June 1, 2013, and (ii) the date upon which the "Final Completion Date" (as that term is set forth in Section 2.1.2.2 of the Lease) occurs.
3.3 Lease Expiration Date:		The day prior to the tenth (10th) anniversary of the Lease Commencement Date (for example, if the actual Lease Commencement Date is June 1, 2013, the Lease Expiration Date will be May 31, 2023).
3.4 Option Term(s):		One (1) five (5)-year option to renew, as more particularly set forth in Section 2.2 of this Lease.
4. Base Rent (Article 3):
Lease Year During Lease Term	Annual Base Rent	Monthly Installment of Base Rent	Approximate Annual Rental Rate per Rentable Square Foot
1*	$3,559,518.00*	$296,626.50*	$29.00
2	$3,666,303.54	$305,525.30	$29.87
3	$3,776,292.65	$314,691.05	$30.77
4	$3,889,581.43	$324,131.79	$31.69
5	$4,006,268.87	$333,855.74	$32.64
6	$4,126,456.93	$343,871.41	$33.62
7	$4,250,250.64	$354,187.55	$34.63
8	$4,377,758.16	$364,813.18	$35.67
9	$4,509,090.91	$375,757.58	$36.74
10	$4,644,363.63	$387,030.30	$37.84

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* Subject to the terms set forth in Section 3.2 of this Lease, the Base Rent applicable to the Eleventh Floor Premises and the Twelfth Floor Premises during the four (4) month period commencing on the Lease Commencement Date and ending on the day immediately prior to the fourth (4th) “monthly” anniversary of the Lease Commencement Date, shall be abated. Such abatement shall not apply with respect to any Additional Monthly Base Rent applicable to the Eleventh Floor Premises and the Twelfth Floor Premises.
In addition, the monthly Base Rent amounts identified herein shall be subject to increase by the amount of the “Additional Monthly Base Rent” in the event that Tenant utilizes any portion of the Additional Improvement Allowance, as more particularly set forth in Section 2.1.2 of the Work Letter attached hereto as Exhibit B.

5. Operating Expenses and Tax Expenses (Article 4):
This is a “TRIPLE NET” lease and as such, the provisions contained in this Lease are intended to pass on to Tenant and reimburse Landlord for the costs and expenses reasonably associated with this Lease and the Project, and Tenant’s operation therefrom. To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent.

6. Tenant's Share (Article 4):	Approximately 25.1278%.
7. Permitted Use (Article 5):
Tenant shall use the Premises solely for general office use, software development, and uses incidental thereto (the "Permitted Use"); provided, however, that notwithstanding anything to the contrary set forth hereinabove, and as more particularly set forth in the Lease, Tenant shall be responsible for operating and maintaining the Premises pursuant to, and in no event may Tenant's Permitted Use violate, (A) Landlord's "Rules and Regulations," as that term is set forth in Section 5.2 of this Lease, (B) all "Applicable Laws," as that term is set forth in Article 24 of this Lease, and (C) all applicable zoning, building codes and the "CC&Rs," as that term is set forth in Section 5.3 of this Lease.

8. Security Deposit (Article 21):	None.
9. Parking Pass Ratio (Article 28):
Up to two and one-half (2½) unreserved parking passes for every 1,000 rentable square feet of the Premises, of which, subject to the terms of Article 28 of the Lease, up to five (5) passes may be for the use of a parking pass for parking on level “A” of the Project parking facility (“Executive Level Parking Passes”).

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10. Address of Tenant (Section 29.18):	Concur Technologies, Inc. 18400 N.E. Union Hill Rd, Building C Redmond, WA 98052 Attention: Kyle Sugamele, Chief Legal Officer

with a copy to:
Concur Technologies, Inc.
18400 N.E. Union Hill Rd, Building C
Redmond, WA 98052
Attention: Scott Torrey, EVP Operations

and to:

Perkins Coie LLP
1201 Third Avenue, Suite 4900
Seattle, WA 98101
 Attention: William Green
(Prior to Lease Commencement Date)

and
Concur Technologies, Inc.
601 108th Avenue NE, Suite 1000
Bellevue, Washington 98004
Attention: Kyle Sugamele, Chief Legal Officer
with a copy to:

Concur Technologies, Inc.
601 108th Avenue NE, Suite 1000
Bellevue, Washington 98004
Attention: Scott Torrey, EVP Operations

and to:

Perkins Coie LLP
1201 Third Avenue, Suite 4900
Seattle, WA 98101
 Attention: William Green
(After Lease Commencement Date)

11. Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.
12. Broker(s) (Section 29.24):

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Representing Tenant: Washington Partners 601 108th Avenue NE, Suite 1510 Bellevue, Washington 98004	Representing Landlord: Broderick Group, Inc. 10500 NE 8th Street, Suite 900 Bellevue, Washington 98004
13. Improvement Allowance (Section 2 of Exhibit B):	$50.00 per rentable square foot of the Premises for a total of $6,137,100.00.
14. Letter of Credit (Article 30):	$1,949,379.56.

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ARTICLE 1

PREMISES, BUILDING, PROJECT, AND COMMON AREAS
1.1    Premises, Building, Project and Common Areas.
1.1.1    The Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 2.2 of the Summary (the "Premises"). The outline of the Premises is set forth in Exhibit A attached hereto and each floor or floors of the Premises has the number of rentable square feet as set forth in Section 2.2 of the Summary. The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions (the "TCCs") herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such TCCs by it to be kept and performed and that this Lease is made upon the condition of such performance. The parties hereto hereby acknowledge that the purpose of Exhibit A is to show the approximate location of the Premises in the "Building," as that term is defined in Section 1.1.2, below, only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the construction of the Premises, the precise area thereof or the specific location of the "Common Areas," as that term is defined in Section 1.1.3, below, or the elements thereof or of the accessways to the Premises or the "Project," as that term is defined in Section 1.1.2, below. Except as specifically set forth in this Lease and in the Work Letter attached hereto as Exhibit B (the " Work Letter"), Tenant shall accept the Premises in its existing "as-is" condition and Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises, the Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Work Letter. Except as specifically set forth in this Lease and in the Work Letter attached hereto as Exhibit B, the taking of possession of the Premises by Tenant shall conclusively establish that the Premises and the Building were at such time in good and sanitary order, condition and repair.
1.1.2    The Building and the Project. The Premises is a part of the building set forth in Section 2.1 of the Summary (the "Building"). The Building is the principal component of the office project known as "Key Center." The term "Project," as used in this Lease, shall mean (i) the Building and the Common Areas, and (ii) the land (which is improved with landscaping, parking structures and/or facilities and other improvements) upon which the Building and the Common Areas are located.
1.1.3    Common Areas. Tenant shall have the non-exclusive right to use in common with other tenants in the Project, and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its commercially reasonable discretion, including certain areas designated for the exclusive use of certain tenants, or to be shared by Landlord and certain tenants, are collectively referred to herein as the "Common Areas"). The Common Areas shall consist of the "Project Common Areas" and the "Building Common Areas" (as both of

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those terms are defined below). The term "Project Common Areas," as used in this Lease, shall mean the portion of the Project reasonably designated as such by Landlord The term "Building Common Areas," as used in this Lease, shall mean the portions of the Common Areas located within the Building reasonably designated as such by Landlord The manner in which the Common Areas are maintained and operated shall be at the sole discretion of Landlord, provided that Landlord shall maintain and operate the Project in a manner materially consistent with that of the “Comparable Buildings” (as that term is defined in Section 4 of Exhibit H), and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may make from time to time, provided that such rules, regulations and restrictions do not unreasonably interfere with the rights granted to Tenant under this Lease and the permitted use granted under Section 5.1, below. Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas; provided that no such changes shall be permitted which materially reduce Tenant's rights or access hereunder. Except when and where Tenant's right of access is specifically excluded in this Lease, Tenant shall have the right of access to the Premises, the Building, and the Project parking facility twenty-four (24) hours per day, seven (7) days per week during the "Lease Term," as that term is defined in Section 2.1, below.
1.2    Stipulation of Rentable Square Feet of Premises and Building. For purposes of this Lease, "rentable square feet" and "usable square feet" of the Premises shall be deemed as set forth in Section 2.2 of the Summary and the rentable square feet of the Building shall be deemed as set forth in Section 2.1 of the Summary.
1.3    Expansion Option. Tenant shall have the option, as provided in this Section 1.3 to expand the Premises to include the 22,269 rentable square feet of space on the sixth (6th) floor of the Building (the “Sixth Floor Space”), or alternatively as determined by Landlord, the 22,152 rentable square feet of space on the fourteenth (14th) floor of the Building (the “Fourteenth Floor Space”) (the applicable space leased by Tenant under the terms of this Section 1.3 shall be the "Expansion Space"), upon and subject to the terms of this Section 1.3 and this Lease.
1.3.1    Election to Lease the Expansion Space. If Tenant desires to lease Expansion Space, then Tenant shall, on or before the Lease Commencement Date (as used herein, the "Expansion Space Exercise Date"), deliver a notice to Landlord (the "Expansion Space Exercise Notice") exercising its right under this Section 1.3. In the event that Tenant fails to timely deliver such written notice to Landlord, then Tenant’s rights under the terms of this Section 1.3 shall terminate and be of no further force or effect. If Tenant timely delivers such written notice to Landlord, then Tenant shall lease the Expansion Space as set forth in this Section 1.3.
1.3.2    Expansion Space. Each of the Sixth Floor Space and the Fourteenth Floor Space is occupied by a third party tenant, with the anticipated expiration date of the third-party tenant’s lease for the Sixth Floor Space being July 31, 2015, and the anticipated expiration date of the third-party tenant’s lease for the Fourteenth Floor Space being September 30, 2015. Provided that Tenant has timely exercised its right under this Section 1.3 as set forth above, then no later than one hundred twenty (120) days prior to the date on which the applicable Expansion Space shall be delivered by Landlord to Tenant, Landlord shall deliver written notice to Tenant designating whether the Sixth Floor Space or the Fourteenth Floor Space shall be the Expansion

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Space. Because the applicable Expansion Space is currently occupied by a third party tenant, Landlord's ability to deliver possession of the Expansion Space to Tenant is dependent upon the vacation and surrender of the Expansion Space by such third party tenant to Landlord. Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord's delay in delivering the Expansion Space to Tenant. In addition, Tenant’s right to lease any Expansion Space is subject and subordinate to the expiration or earlier termination of the existing lease(s) for such Expansion Space (including the exercise of any renewal right currently in effect as of the date of this Lease, and Landlord represents to Tenant that the only renewal rights currently in effect for the Sixth Floor Space and the Fourteenth Floor Space are as follows: the occupant of the Sixth Floor Space (or its successors and assigns) has three (3), five (5) year options to extend the term of its lease, and the occupant of the Fourteenth Floor Space (or its successors and assigns) has one (1), five (5) year option to extend the term of its lease. Accordingly, in the event that Landlord is unable to deliver either the Sixth Floor Space or the Fourteenth Floor Space to Tenant as Expansion Space due to the existing tenants’ extension of the terms of their respective leases, then the terms of this Section 1.3 shall terminate and be of no force of effect.
1.3.3    Rent for Expansion Space. The Base Rent for the Expansion Space shall be at the same rate, per rentable square foot, that is then applicable to the Premises as provided in Section 4 of the Summary, and which rate shall (notwithstanding the actual commencement date with respect to the Expansion Space) be subject to the same increases, at the same time, as are applicable to the Premises. Tenant shall pay Tenant's Share of Direct Expenses for the Expansion Space in accordance with the terms of this Lease; provided, however, that Tenant's Share with respect to the Expansion Space shall be calculated by dividing the rentable square footage of the Expansion Space by the rentable square footage of the Building (which shall be deemed to be as set forth in Section 2.1 of the Summary).
1.3.4    Improvement of Expansion Space. The Expansion Space shall be improved by Landlord pursuant to the terms of the Work Letter attached hereto as Exhibit B; provided, however, the amount of the Improvement Allowance applicable to the Expansion Space shall be reduced on a pro-rata basis (based on the number of months remaining in the initial Lease Term) to account for the shorter Lease Term applicable to the Expansion Space.
1.3.5    Amendment to Lease. If Tenant timely exercises Tenant's right to lease the Expansion Space as set forth herein, Landlord and Tenant shall within thirty (30) days after the Expansion Space has been designated by Landlord, execute an amendment to this Lease (the “Expansion Space Amendment”) to document Tenant’s lease of the Expansion Space upon the terms and conditions set forth in this Section 1.3 (provided, however, an otherwise valid exercise of Tenant’s right of Expansion Space shall be of full force and effect irrespective of whether the Expansion Space Amendment is timely signed by Landlord and Tenant). The term of the Expansion Space (the "Expansion Space Term") shall commence upon the date (the "Expansion Space Commencement Date") which is the later to occur of (i) the date which is three (3) months after the delivery of Expansion Space for the commencement of Improvements therein, and (ii) the date of the Substantial Completion of such Improvements, and the Expansion Space Term shall terminate coterminously with the Lease Term of this Lease (as the same may be extended pursuant to the terms of Section 2.2, below).

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1.3.6    Termination of Right to Expansion Space. The rights contained in this Section 1.3 shall be personal to the Tenant originally named in this Lease (the “Original Tenant”) and any Permitted Transferee Assignee (as that term is defined in Section 14.8, below). Tenant shall not have the right to lease Expansion Space, as provided in this Section 1.3, if, as of the date of Tenant’s delivery of the Expansion Space Exercise Notice, or as of the scheduled date of delivery of such Expansion Space to Tenant, Tenant is in monetary default under this Lease (beyond the applicable notice and cure period set forth in this Lease) or Tenant has previously been in monetary default under this Lease (beyond the applicable notice and cure period set forth in this Lease) more than twice in the immediately preceding twelve (12) month period.
1.3.7    Other Terms. Except as specifically set forth in this Section 1.3, upon the delivery of the Expansion Space to Tenant, all terms of this Lease shall apply to the Expansion Space as though the Expansion Space were originally part of the Premises.
1.3.8    Early Expiration of Existing Third-Party Tenant’s Lease of Expansion Space. In the event that the currently existing third party lease for either the Sixth Floor Space or the Fourteenth Floor Space shall be terminated prior to the Lease Commencement Date of this Lease and prior to Tenant’s delivery of the Expansion Exercise Notice to Landlord, then such Sixth Floor Space or Fourteenth Floor Space (as applicable) shall be deemed to be “First Offer Space” (as that term is defined in Section 1.4, below) and offered to Tenant under the terms set forth in Section 1.4, below.
1.4    Right of First Offer.
1.4.1    Right of First Offer. Landlord hereby grants to the Original Tenant and any Permitted Transferee Assignee a one-time right of first offer (the "Right of First Offer") with respect to each of the following full floor spaces (other than Suite 700 noted below, which together with the existing portion of the Premises on the seventh (7th) floor of the Building, will constitute the entire seventh (7th) floor of the Building):

(i)	the second (2nd) floor consisting of approximately 31,404 rentable square feet of space;

(ii)	the third (3rd) floor, consisting of approximately 22,474 rentable square feet of space;

(iii)	the fourth (4th) floor consisting of approximately 22,319 rentable square feet of space;

(iv)	the fifth (5th) floor consisting of approximately 22,297 rentable square feet of space;

(v)	the sixth (6th) floor consisting of approximately 22,269 rentable square feet of space;

(vi)	Suite 700, consisting of approximately 10,474 rentable square feet of space;

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and
(vii) the fourteenth (14th) floor consisting of approximately 22,152 rentable square feet of space.
The spaces identified above (as well as the Sixth Floor Space or Fourteenth Floor Space under the terms and conditions of Section 1.3.8, above) shall, as applicable, be referred to as the "First Offer Space". Such right of first offer shall (except with respect to Suite 700) apply with respect to full floors only, and shall not apply in the event that only a portion of space (as opposed to the entire floor) become available to lease to third parties on a multi-tenant floor. Notwithstanding the foregoing, because the First Offer Space on the fifth (5th) floor of the Building is currently un‑occupied, such Right of First Offer for the fifth (5th) floor shall be subject and subordinate to the expiration or earlier termination of the initial lease(s) for such space to third-parties following the date of this Lease (such leases, the “Initial Leases”) (including any renewal, and regardless of whether such renewal is expressly set forth in such existing lease, or whether such renewal is effectuated by a lease amendment or a new lease). In addition, Tenant’s Right of First Offer is subject and subordinate to (A) the expiration or earlier termination of the existing lease(s) for such space (including any renewal, and regardless of whether such renewal is expressly set forth in such existing lease, or whether such renewal is effectuated by a lease amendment or a new lease), and (B) all rights of third-parties existing as of the date hereof relating to the First Offer Space, each including any renewal, extension, expansion, first offer, first negotiation and other similar rights, regardless of whether such rights are executed strictly in accordance with their respective terms or pursuant to lease amendments or new leases (each, a "Superior Right Holder"). A list of Superior Right Holders is attached hereto as Exhibit K. Tenant's Right of First Offer shall be on the terms and conditions set forth in this Section 1.4.
1.4.2    Procedure for Offer. Subject to the terms hereof, Landlord shall notify Tenant (the "First Offer Notice") when the First Offer Space becomes available for lease to third parties as reasonably determined by Landlord, provided that no Superior Right Holder wishes to lease such space pursuant to such Superior Right Holder’s superior right. The First Offer Notice shall describe the space so offered to Tenant and shall set forth the "First Offer Rent," as that term is defined in Section 1.4.4 below, and the other economic terms upon which Landlord is willing to lease such space to Tenant.
1.4.3    Procedure for Acceptance. If Tenant wishes to exercise the Right of First Offer with respect to the space described in the First Offer Notice, then within ten (10) business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice (“First Offer Exercise Notice”) to Landlord of Tenant's exercise of the Right of First Offer with respect to the entire space described in the First Offer Notice on the terms contained in such notice. If Tenant does not so notify Landlord within the foregoing ten (10) business day period, then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires on any terms Landlord desires; provided, however, if during the six (6) months following the end of the foregoing ten (10) business day period Landlord intends to lease such First Offer Space to a third-party (A) with a rentable square footage less than ninety percent (90%) of that set forth in the First Offer Notice, or (B) at a rent and other fundamental economic terms and conditions

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which together, on an average annual "net effective" basis, as that term is defined below, are more than ten percent (10%) more favorable to such tenant than the economic terms and conditions set forth in the First Offer Notice, then Landlord shall first again offer such First Offer Space to Tenant on such more favorable terms (the "Second Notice"). The Second Notice shall be subject to the same terms and conditions as the First Offer Notice, provided that if Tenant wishes to exercise the Right of First Offer with respect to the space described in the Second Notice, Tenant shall have a period of five (5) business days following delivery of the Second Notice to deliver a First Offer Exercise Notice to Landlord of Tenant's exercise of the Right of First Offer with respect to the entire space described in the Second Notice on the terms contained in such notice. As used in this Section 1.4.3, for purposes of determining the "net effective" value of the rent, the determined face (or gross) rent to be paid under the terms of a particular lease shall be adjusted based upon the value of all monetary concessions (specifically including, without limitation, any improvement allowance and/or free rental/construction period), with the value of such concessions evenly spread over the entire lease term on a straight-line basis, without interest. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise the Right of First Offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.
1.4.4    First Offer Space Rent. The "Rent," as that term is defined in Section 4.1 of this Lease, payable by Tenant for the First Offer Space (the "First Offer Rent") shall be equal to the "Market Rent," as that term is defined in Section 2.2.2 of this Lease, for the First Offer Space.
1.4.5    Construction In First Offer Space; Delay. Tenant shall take the First Offer Space in its then “as is” condition (subject to any tenant improvement allowance granted as a component of the First Offer Rent), and the construction of improvements in the First Offer Space shall comply with the terms of a Work Letter substantially in the form of the Work Letter attached to this Lease, with appropriate adjustments to account for the First Offer Space and terms of this Section 1.4. The Improvement Allowance, if any, for the First Offer Space, shall be determined as a component of the First Offer Rent.
1.4.6    Amendment to Lease. If Tenant timely exercises Tenant's right to lease the First Offer Space as set forth herein, Landlord and Tenant shall within sixty (60) days thereafter execute an amendment to this Lease (the “First Offer Amendment”) for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Section 1.4 (provided, however, an otherwise valid exercise of Tenant’s right of first offer shall be of full force and effect irrespective of whether the First Offer Amendment is timely signed by Landlord and Tenant). The term of the First Offer Space (the "First Offer Term") shall commence upon the date described as the commencement date for such space in the First Offer Notice (the "First Offer Commencement Date"), or as may otherwise be agreed to by Landlord and Tenant, and terminate coterminously with the Lease Term of this Lease (as the same may be extended pursuant to the terms of Section 2.2, below).
1.4.7    Termination of Right of First Offer. The rights contained in this Section 1.4 shall be personal to the Original Tenant and any Permitted Transferee Assignee, and

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may only be exercised by the Original Tenant and any Permitted Transferee Assignee (and not any other assignee, sublessee or other transferee of Tenant's interest in this Lease) if the Original Tenant or such Permitted Transferee Assignee occupies the entire Premises (or, if the First Offer Notice is delivered prior to the Lease Commencement Date, if the Original Tenant or Permitted Transferee Assignee has not subleased any portion of the Premises). The right of first offer granted herein shall terminate as to particular First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to such First Offer Space as offered by Landlord. Tenant shall not have the right to lease First Offer Space, as provided in this Section 1.4, if, as of the date of the attempted exercise of any right of first offer by Tenant, or as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in monetary default under this Lease (beyond the applicable notice and cure period set forth in this Lease) or Tenant has previously been in monetary default under this Lease (beyond the applicable notice and cure period set forth in this Lease) more than twice in the immediately preceding twelve (12) month period.
1.4.8    Extension of Lease Term in Connection with Exercise of Right of First Offer. While Landlord shall continue to be obligated to deliver a First Offer Notice to Tenant on the terms and conditions set forth in this Section 1.4, if there are less than five (5) years remaining in the initial Lease Term as of the anticipated First Offer Commencement Date for the First Offer Space, Tenant shall not be entitled to exercise the Right of First Offer with respect to the First Offer Space unless, concurrently with Tenant’s exercise of its Right of First Offer, Tenant also expressly exercises the Extension Option by delivering to Landlord an Option Exercise Notice (as that term is defined in Section 2.2.3, below), and Landlord agrees that in such event Tenant shall be entitled to exercise the Extension Option early and therefore not strictly in accordance with the time period described in Section 2.2.3. In the event that Tenant exercises the Right of First Offer during the Option Term, Landlord and Tenant hereby agree that (i) the First Offer Term shall be for a period of five (5) years commencing on the First Offer Commencement Date, and (ii) such exercise of the Right of First Offer shall also automatically and concurrently further extend the then-existing Lease Term of this Lease with respect to the entirety of the balance of the then-existing Premises for a period that will expire coterminously with the First Offer Term. The Rent payable by Tenant with respect to the balance of the Premises during such additional extension of the Lease Term shall be equal to the Market Rent determined under the terms set forth in Section 2.2.2, below for such period, as if such additional extension of the Lease Term was the “Option Term” identified in Section 2.2.1.
1.4.9    Increase in L-C Amount. In connection with Tenant’s lease of any First Offer Space, the L-C Amount (as that term is defined in Article 30, below) shall be increased, on or before the applicable First Offer Commencement Date, by an amount equal to four (4) months of the Base Rent applicable to the First Offer Space during the last month of the First Offer Term plus an amount equal to four (4) months of the then-estimated monthly Direct Expenses payable by Tenant under this Lease. Accordingly concurrently with Tenant’s execution of the First Offer Amendment, Tenant shall deliver to Landlord (x) an amendment to the existing L-C (in form and content reasonably acceptable to Landlord) increasing the L-C Amount to the amount then required under this Section 1.4.9, (y) an additional L-C (in form and content reasonably acceptable to Landlord) which, when combined with the L-C then being held by Landlord totals the full L-C Amount then required under this Section 1.4.9, or (z) an entirely new L-C (in form and content

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reasonably acceptable to Landlord) in the total L‑C Amount then required under this Section 1.4.9.
ARTICLE 2

LEASE TERM; OPTION TERM
2.1    Initial Lease Term.
2.1.1    In General; Early Occupancy. The TCCs and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the "Lease Term") shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the "Lease Commencement Date"), and shall terminate on the date set forth in Section 3.3 of the Summary (the "Lease Expiration Date") unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the month in which the first anniversary of the Lease Commencement Date occurs and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice in the form as set forth in Exhibit C, attached hereto, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within five (5) business days of receipt thereof. Following the Substantial Completion of the Tenant Improvements on any particular floor of the Building, and provided that a temporary certificate of occupancy (or its legal equivalent) shall have been issued by the appropriate governmental authorities for such portion of the Premises, Tenant shall have the right to deliver written notice to Landlord (not less than ten (10) days’ prior to any such occupancy) of Tenant’s desire to occupy such portion of the Premises, and thereafter occupy such portion of the Premises for the Permitted Use even though the Lease Commencement Date may not have yet occurred as of the date such notice is delivered to Landlord, provided that all of the terms and conditions of the Lease shall apply, other than Tenant's obligation to pay "Base Rent," as that term is defined in Article 3 below, and "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Article 4, below, as though the Lease Commencement Date had occurred.
2.1.2    Landlord's Delivery of Premises to Tenant.
2.1.2.1    Generally. Tenant hereby acknowledges that portions of the Premises are currently occupied by two (2) other tenants of the Building. The Seventh Floor Premises is currently vacant, and Landlord currently anticipates delivering the Seventh Floor Premises to Tenant for the commencement of Improvements therein within seven (7) days following the full execution and delivery of this Lease by Landlord and Tenant. Landlord currently anticipates that the vacation and surrender of the Premises to Landlord by the current occupants of the Premises will be January 1, 2013 with respect to the Eighth Floor Premises, February 1, 2013 with respect to the Ninth Floor Premises and the Tenth Floor Premises, and March 1, 2013 with respect to the Eleventh Floor Premise and the Twelfth Floor Premises. Accordingly, Landlord's ability to deliver possession of the Premises to Tenant for the commencement of Improvements therein is dependent

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upon such tenants’ vacation and surrender of the Premises. If Landlord is unable for any reason to deliver possession of the Premises to Tenant on any specific date, then except as expressly set forth below in Sections 2.1.2.2, 2.1.2.3 and 2.1.2.4, Landlord shall not be subject to any liability for its failure to do so, and such failure shall not affect the validity of this Lease or the obligations of Tenant hereunder. In any event, Landlord agrees to use diligent and continuous efforts to cause any tenants of the Premises to timely vacate the Premises, which diligent efforts shall include the filing and diligent prosecution of a suit for unlawful detainer (or any similar action) against such tenants in the event that any such tenant hold over in its premises for more than thirty (30) days following the expiration of such tenant’s lease.
2.1.2.2    Delay In Substantial Completion; Lease Commencement Date. Landlord shall use commercially reasonable efforts to cause Substantial Completion of the Improvements to be achieved on a phased basis (two floors per phase) by the following dates (the “Target Dates”): (i) Seventh Floor Premises and Eighth Floor Premises: April 18, 2013; (ii) Ninth Floor Premises and Tenth Floor Premises: May 2, 2013, and (iii) Eleventh Floor Premises and Twelfth Floor Premises: May 16, 2013. In the event that Landlord is unable to cause the Substantial Completion of the Improvements to occur by each of the respective Target Dates, then:
(a)    In the event that Landlord is unable to cause the Substantial Completion of Improvements to occur in the Seventh Floor Premises and Eighth Floor Premises by April 18, 2013 (which date shall be extended on a day-for-day basis for each day of Tenant Delay, as defined in Section 5.2 of the Work Letter), then for each day during the period ("7/8 Abatement Period") commencing the day thereafter and ending upon the date which is fourteen (14) days after the date on which Landlord does cause the Substantial Completion of the Improvements to occur in the Seventh Floor Premises and Eighth Floor Premises (the period between Substantial Completion and the end of such fourteen (14) days is the "7/8 Completion Period"), Tenant shall be entitled to receive, on a day-for-day basis, an abatement of the Base Rent (as that term is defined in Section 3.1, below) otherwise attributable to the Seventh Floor Premises and Eighth Floor Premises during the 7/8 Abatement Period, commencing on the Lease Commencement Date;
(b)    in the event that Landlord is unable to cause the Substantial Completion of Improvements to occur in the Ninth Floor Premises and Tenth Floor Premises by May 2, 2013 (which date shall be extended on a day-for-day basis for each day of Tenant Delay), then for each day during the period ("9/10 Abatement Period") commencing the day thereafter and ending upon the date which is fourteen (14) days after the date on which Landlord does cause the Substantial Completion of the Improvements to occur in the Ninth Floor Premises and Tenth Floor Premises (the period between Substantial Completion and the end of such fourteen (14) days is the "9/10 Completion Period"), Tenant shall be entitled to receive, on a day-for-day basis, an abatement of the Base Rent otherwise attributable to the Ninth Floor Premises and Tenth Floor Premises during the 9/10 Abatement Period, commencing on the Lease Commencement Date; and
(c)    in the event that Landlord is unable to cause the Substantial Completion of Improvements to occur in the Eleventh Floor Premises and Twelfth Floor

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Premises by May 16, 2013 (which date shall be extended on a day-for-day basis for each day of Tenant Delay), then for each day during the period ("11/12 Abatement Period;" and, together with the 7/8 Abatement Period and the 9/10 Abatement Period, the "Abatement Periods") commencing the day thereafter and ending upon the date which is fourteen (14) days after the date on which Landlord does cause the Substantial Completion of the Improvements to occur in the Eleventh Floor Premises and Twelfth Floor Premises (the period between Substantial Completion and the end of such fourteen (14) days is the "11/12 Completion Period;" and, together with the 7/8 Completion Period and the 9/10 Completion Period, the "Floor Completion Periods"), Tenant shall be entitled to receive, on a day-for-day basis, an abatement of the Base Rent otherwise attributable to the Eleventh Floor Premises and Twelfth Floor Premises during the 11/12 Abatement Period, commencing on the Lease Commencement Date.
As used in this Lease, the "Final Completion Date" shall be the date of Substantial Completion of all of the two-floor phases described in this Section 2.1.2.2 plus the additional time provided by the Floor Completion Periods. In the event that the date of the Substantial Completion of two (2) or more of such two-floor phases is such that their respective Floor Completion Periods shall overlap, the parties agree that such Floor Completion Periods shall run concurrently provided that in the event that two (2) Floor Completion Periods overlap, the combined time period for such overlapping Floor Completion Periods shall not be less than twenty (20) days, and in the event that three (3) Floor Completion Periods overlap, the combined time period for such overlapping Floor Completion Periods shall not be less than thirty (30) days.
The abatement of Base Rent provided above with respect to the Abatement Periods shall be in addition to the Base Rent Abatement provided in Section 3.2, below.
2.1.2.3    Payment of Holdover Rent for Tenant’s Existing Premises. In the event that the Final Completion Date occurs after June 1, 2013 (which date shall be extended on a day-for-day basis for each day of Tenant Delay, as defined in Section 5.2 of the Work Letter), Tenant shall use commercially reasonable efforts to cause Tenant's currently existing landlord under the terms of that certain Office Lease Agreement between BTC U.S. L.L.C. (the "Existing Landlord") and Tenant dated September 17, 2004 (the "Existing Lease"), for premises located at Millennium Corporate Park, 18400 N.E. Union Hill Road, Redmond, Washington (the “Existing Premises”), to give its express written consent for Tenant to occupy such premises beyond the expiration of the term of the Existing Lease such that Tenant’s obligation to pay holdover rent under the Existing Lease shall be only 125% of the Basic Rent last due under the Existing Lease, as opposed to any greater amount, as provided in the last sentence of Section 14.1 of the Existing Lease, but Tenant does not warrant that any such efforts will be successful. To the extent that (i) the Final Completion Date does not occur by June 1, 2013 (which date shall be extended on a day-for-day basis for each day of Tenant Delay, as defined in Section 5.2 of the Work Letter), and (ii) as a result of Tenant’s holding over under the Existing Lease, Tenant is required to pay, and actually pays, an increase in the Basic Rent (the amount of Basic Rent which is in excess of Tenant’s existing $108,273.75 monthly Basic Rent obligation under the Existing Lease shall be referred to herein as the “Holdover Rent”) to the Existing Landlord, then in addition to Tenant’s rights under Section 2.1.2.2, above, for the period commencing as of June 1, 2013, and ending on the last day of the calendar month in which the Final Completion Date occurs, Tenant shall be entitled to receive

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an additional abatement of, or credit towards, the “Base Rent” (as that term is defined in Section 3.1, below) otherwise attributable to the Premises under this Lease in an amount equal to: the lesser of (A) the actual Holdover Rent paid by Tenant to the Existing Landlord, and (B) the applicable amount of the Holdover Rent determined in accordance with the terms set forth in Section 14.1 of the Existing Lease. If, after the date of mutual execution of this Lease, Tenant negotiates with the Existing Landlord and obtains an extension of the Existing Lease ("Existing Lease Extension Agreement"), any increase in Basic Rent (up to $54,136.88) arising under the Existing Lease Extension Agreement over and above Tenant's existing Basic Rent of $108,273.75 per month shall also be considered as Holdover Rent, and Tenant will keep Landlord informed as to the status of any Existing Lease Extension Agreement negotiations, and will promptly deliver a copy to Landlord if and when it is obtained by Tenant.
2.1.2.4    Payment of Other Rent Under Existing Lease. In addition, (i) if Landlord is required to provide Tenant with an abatement of the Base Rent payable under this Lease under the terms and conditions set forth in Section 2.1.2.3, above, and (ii) if the Lease Commencement Date under this Lease occurs, and Tenant commences to pay the Base Rent due under this Lease and at the same time is required to pay (and actually pays) Holdover Rent to the Existing Landlord under the Existing Lease for the balance of the calendar month in which the Lease Commencement Date occurs, then (and only then) the terms of this Section 2.1.2.4 shall apply. In addition to the abatement of Base Rent in the amount of the Holdover Rent that Landlord is obligated to provided to Tenant under the terms of Section 2.1.2.3, above, Landlord shall provide Tenant with an additional abatement of the Base Rent due under this Lease in an amount equal to the Basic Rent, Additional Rent and parking charges that Tenant is required to pay (and actually pays) to the Existing Landlord under the Existing Lease for such period, Except as expressly set forth in Sections 2.1.2.2, and 2.1.2.3, above, and this Section 2.1.2.4, Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord's delay in tendering possession of the Premises to Tenant.
2.2    Option Term.
2.2.1    Option Right. Landlord hereby grants the tenant originally named herein (the "Original Tenant") and its "Permitted Transferee Assignee," as that term is set forth in Section 14.8 of this Lease, one (1) option to extend the Lease Term for the entire Premises by a period of five (5) years (the "Option Term"). Such option shall be exercisable only by "Notice" (as that term is defined in Section 29.18 of this Lease) delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such Notice, (i) Tenant is not then in monetary default under this Lease (beyond the applicable notice and cure period set forth in this Lease), and (ii) Tenant has not been in monetary default under this Lease (beyond the applicable notice and cure period set forth in this Lease) more than twice during the immediately preceding twelve (12) month period. Upon the proper exercise of such option to extend (and provided that, at Landlord's election, as of the end of the initial Lease Term, (A) Tenant is not in monetary default under this Lease (beyond the applicable notice and cure period set forth in this Lease), (B) Tenant has not been in monetary default under this Lease (beyond the applicable notice and cure period set forth in this Lease) more than twice during the immediately preceding twelve (12) month period, then the Lease Term, as it applies to the entire Premises, shall be extended for a period of five (5) years. The rights contained

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in this Section 2.2 shall only be exercised by the Original Tenant or its Permitted Transferee Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in this Lease) if Original Tenant and/or its Permitted Transferee Assignee is in occupancy of the entire then-existing Premises.
2.2.2    Option Rent. The Rent payable by Tenant during the Option Term (the "Option Rent") shall be equal to the "Market Rent," as that term is defined in, and determined pursuant to, Exhibit H attached hereto; provided, however, that the Base Rent component of the Market Rent for the first year of the Option Term (calculated on a per rentable square foot basis) shall in no event be less than the Base Rent applicable to the Premises during the last year of the initial Lease Term (calculated on a per rentable square foot basis). The calculation of the Market Rent shall be derived from a review of, and comparison to, the "Net Equivalent Lease Rates" of the "Comparable Transactions," as provided for in Exhibit H.
2.2.3    Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the manner set forth in this Section 2.2. Tenant shall deliver notice (the "Exercise Notice") to Landlord not more than eighteen (18) months nor less than fifteen (15) months prior to the expiration of the initial Lease Term, stating that Tenant is exercising its option; provided, however, that Tenant may also deliver an Exercise Notice prior to such time in the circumstances described in Section 1.4.8. Concurrently with such Exercise Notice, Tenant shall deliver to Landlord Tenant's calculation of the Market Rent (the "Tenant's Option Rent Calculation"). Landlord shall deliver notice (the "Landlord Response Notice") to Tenant on or before the date which is thirty (30) days after Landlord's receipt of the Exercise Notice and Tenant's Option Rent Calculation (the "Landlord Response Date"), stating that (A) Landlord is accepting Tenant's Option Rent Calculation as the Market Rent, or (B) rejecting Tenant's Option Rent Calculation and setting forth Landlord's calculation of the Market Rent (the "Landlord's Option Rent Calculation"), and if Landlord does not respond within such thirty (30) day period, Landlord shall be deemed to have accepted option (A) above. Within ten (10) business days of its receipt of the Landlord Response Notice, Tenant may, at its option, accept the Market Rent contained in the Landlord's Option Rent Calculation. If Tenant does not affirmatively accept or Tenant rejects the Market Rent specified in the Landlord's Option Rent Calculation, the parties shall follow the procedure set forth in Section 2.2.4 below, and the Market Rent shall be determined in accordance with the terms of Section 2.2.4 below.
2.2.4    Determination of Market Rent. In the event Tenant timely and appropriately exercises its option to extend the Lease but rejects the Option Rent set forth in the Option Rent Notice pursuant to Section 2.2.3, above, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement upon the Option Rent applicable to the Option Term on or before the date that is ninety (90) days prior to the expiration of the initial Lease Term (the "Outside Agreement Date"), then the Option Rent shall be determined by arbitration pursuant to the terms of this Section 2.2.4. Each party shall make a separate determination of the Option Rent, within five (5) days following the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.4.1 through 2.2.4.4, below.

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2.2.4.1    Landlord and Tenant shall each appoint one arbitrator who shall by profession be a MAI appraiser or real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the appraising and/or leasing of first class office properties in the vicinity of the Building. The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date, and if only one party appoints an arbitrator during such time, that arbitrator shall serve as the Neutral Arbitrator below. Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions (including an arbitrator who has previously represented Landlord and/or Tenant, as applicable). The arbitrators so selected by Landlord and Tenant shall be deemed “Advocate Arbitrators.”
2.2.4.2    The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator (“Neutral Arbitrator”) who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that (i) neither the Landlord or Tenant or either parties' Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, and (ii) the Neutral Arbitrator cannot be someone who has represented Landlord and/or Tenant during the five (5) year period prior to such appointment. The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.
2.2.4.3    Within ten (10) days following the appointment of the Neutral Arbitrator, Landlord and Tenant shall enter into an arbitration agreement (the "Arbitration Agreement") which shall set forth the following:
2.2.4.3.1    Each of Landlord's and Tenant's best and final and binding determination of the Option Rent exchanged by the parties pursuant to Section 2.2.4, above;
2.2.4.3.2    An agreement to be signed by the Neutral Arbitrator, the form of which agreement shall be attached as an exhibit to the Arbitration Agreement, whereby the Neutral Arbitrator shall agree to undertake the arbitration and render a decision in accordance with the terms of this Lease, as modified by the Arbitration Agreement, and shall require the Neutral Arbitrator to demonstrate to the reasonable satisfaction of the parties that the Neutral Arbitrator has no conflicts of interest with either Landlord or Tenant;
2.2.4.3.3    Instructions to be followed by the Neutral Arbitrator when conducting such arbitration;
2.2.4.3.4    That Landlord and Tenant shall each have the right to submit to the Neutral Arbitrator (with a copy to the other party), on or before the date that occurs fifteen (15) days following the appointment of the Neutral Arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant,

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as the case may be, in support of Landlord's or Tenant's respective determination of Option Rent (the "Briefs");
2.2.4.3.5    That within five (5) business days following the exchange of Briefs, Landlord and Tenant shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party's Brief (the "First Rebuttals"); provided, however, such First Rebuttals shall be limited to the facts and arguments raised in the other party's Brief and shall identify clearly which argument or fact of the other party's Brief is intended to be rebutted;
2.2.4.3.6    That within five (5) business days following the parties' receipt of each other's First Rebuttal, Landlord and Tenant, as applicable, shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party's First Rebuttal (the "Second Rebuttals"); provided, however, such Second Rebuttals shall be limited to the facts and arguments raised in the other party's First Rebuttal and shall identify clearly which argument or fact of the other party's First Rebuttal is intended to be rebutted;
2.2.4.3.7    The date, time and location of the arbitration, which shall be mutually and reasonably agreed upon by Landlord and Tenant, taking into consideration the schedules of the Neutral Arbitrator, the Advocate Arbitrators, Landlord and Tenant, and each party's applicable consultants, which date shall in any event be within forty-five (45) days following the appointment of the Neutral Arbitrator;
2.2.4.3.8    That no discovery shall take place in connection with the arbitration, other than to verify the factual information that is presented by Landlord or Tenant;
2.2.4.3.9    That the Neutral Arbitrator shall not be allowed to undertake an independent investigation or consider any factual information other than presented by Landlord or Tenant, except that the Neutral Arbitrator shall be permitted to visit the Project and the buildings containing the Comparable Transactions;
2.2.4.3.10    The specific persons that shall be allowed to attend the arbitration;
2.2.4.3.11    Tenant shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours ("Tenant's Initial Statement");
2.2.4.3.12    Following Tenant's Initial Statement, Landlord shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours ("Landlord's Initial Statement");
2.2.4.3.13    Following Landlord's Initial Statement, Tenant shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Landlord ("Tenant's Rebuttal Statement");

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2.2.4.3.14    Following Tenant's Rebuttal Statement, Landlord shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Tenant ("Landlord's Rebuttal Statement");
2.2.4.3.15    That, not later than ten (10) days after the date of the arbitration, the Neutral Arbitrator shall render a decision (the "Ruling") indicating whether Landlord's or Tenant's submitted Option Rent is closer to the Option Rent;
2.2.4.3.16    That following notification of the Ruling, Landlord's or Tenant's submitted Option Rent determination, whichever is selected by the Neutral Arbitrator as being closer to the Option Rent shall become the then applicable Option Rent; and
2.2.4.3.17    That the decision of the Neutral Arbitrator shall be binding on Landlord and Tenant.
If a date by which an event described in Section 2.2.4.3, above, is to occur falls on a weekend or a holiday, the date shall be deemed to be the next business day.
2.2.4.4    In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to pay the Option Rent, initially provided by Landlord to Tenant, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts due, and the appropriate party shall make any corresponding payment to the other party.
ARTICLE 3

BASE RENT
3.1    In General. Tenant shall pay, without prior notice or demand, to Landlord or Landlord's agent at the management office of the Project, or, at Landlord's option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("Base Rent") as set forth in Section 4 of the Summary, payable in equal monthly installments as set forth in Section 4 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full month of the Lease Term which occurs after the expiration of any free rent period shall be paid within three (3) business days after the mutual execution of this Lease. If any payment of Rent is for a period which is shorter than one month, the Rent for any such fractional month shall accrue on a daily basis during such fractional month and shall total an amount equal to the product of (i) a fraction, the numerator of which is the number of days in such fractional month and the denominator of which is the actual number of days occurring in such calendar month, and (ii) the then-applicable Monthly Installment of Base Rent. All other payments or adjustments required to be made under the TCCs of this Lease that require proration on a time basis shall be prorated on the same basis.
3.2    Abated Base Rent. Provided that no event of default (beyond the applicable

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notice and cure period set forth in this Lease) is then occurring, the Base Rent applicable to the Eleventh Floor Premises and the Twelfth Floor Premises during the four (4) month period commencing on the Lease Commencement Date and ending on the day immediately prior to the fourth (4th) “monthly” anniversary of the Lease Commencement Date (the "Base Rent Abatement Period") shall be abated (the "Base Rent Abatement"). Landlord and Tenant acknowledge that the aggregate amount of the Base Rent Abatement equals $428,542.64 (i.e., $107,135.66 per month). Tenant acknowledges and agrees that during such Base Rent Abatement Period, such abatement of Base Rent for the Eleventh Floor Premises and the Twelfth Floor Premises shall have no effect on the calculation of the Base Rent for any other portion of the Premises, or on any future increases in Base Rent or Direct Expenses payable by Tenant pursuant to the terms of this Lease, which increases shall be calculated without regard to such Base Rent Abatement. Additionally, Tenant shall be obligated to pay all "Additional Rent" (as that term is defined in Section 4.1 of this Lease) during the Base Rent Abatement Period. Tenant acknowledges and agrees that the foregoing Base Rent Abatement has been granted to Tenant as additional consideration for entering into this Lease, and for agreeing to pay the Base Rent and perform the terms and conditions otherwise required under this Lease. If Tenant shall be in default under this Lease and shall fail to cure such default within the notice and cure period, if any, permitted for cure pursuant to this Lease, and if this Lease is then terminated by reason of such default, then the dollar amount of the unapplied portion of the Base Rent Abatement as of the date of such termination shall be converted to a credit to be applied to the Base Rent applicable at the end of the Lease Term and Tenant shall immediately be obligated to begin paying Base Rent for the Premises in full. The foregoing Base Rent abatement right set forth in this Section 3.2 shall be personal to the Original Tenant and any Permitted Transferee Assignee and shall only apply to the extent that the Original Tenant or a Permitted Transferee Assignee (and not any other assignee, or any sublessee or other transferee of the Original Tenant’s interest in this Lease) is the Tenant under this Lease during such Base Rent Abatement Period.
ARTICLE 4

ADDITIONAL RENT
4.1    General Terms. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Sections 4.2.6 and 4.2.2, respectively, of this Lease. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the TCCs of this Lease, are hereinafter collectively referred to as the "Additional Rent," and the Base Rent and the Additional Rent are herein collectively referred to as "Rent." All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.
4.2    Definitions of Key Terms Relating to Additional Rent. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:
4.2.1    Intentionally Omitted.

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4.2.2    "Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."
4.2.3    "Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.
4.2.4    "Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof, in accordance with sound real estate management and accounting practices, consistently applied. Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following: (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, replacing (subject to 4.2.4(b), below), and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all insurance carried by Landlord in connection with the Project; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) costs incurred in connection with the parking areas servicing the Project; (vi) fees and other costs, including management fees, consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance, replacement (subject to 4.2.4(b), below), renovation and repair of the Project; (vii) payments under any equipment rental agreements and the fair rental value of any management office space; (viii) wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons (other than persons generally considered to be higher in rank than the position of "Senior Asset Manager") engaged in the operation, maintenance and security of the Project; (ix) (intentionally omitted); (x) operation, repair, maintenance, renovation and replacement (subject to 4.2.4(b), below), of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, and repair to roofs and re-roofing; (xii) amortization of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof (which amortization calculation shall include interest at the "Bank Prime Loan Rate," as that term is set forth in Article 25 of this Lease); (xiii) the cost of capital improvements or other costs incurred in connection with the Project (A) which are intended to effect economies in the operation or maintenance of the Project, or any portion thereof, ((B) that are required under any governmental law or regulation enacted (or first enforced) after the date of this Lease by a federal, state or local governmental agency, (C) which are required in order to for the Project, or any portion thereof, to obtain or maintain a certification under the U.S. Green Building Council’s

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Leadership in Energy and Environmental Design ("LEED"), or other applicable certification agency in connection with Landlord’s sustainability practices for the Project (as such sustainability practices are to be determined by Landlord, in its sole and absolute discretion, from time to time), or (D) that relate to the safety or security of the Project; provided, however, that any capital expenditure shall be shall be amortized with interest at the Interest Rate over the shorter of (X) seven (7) years, (Y) its useful life as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices, or (Z) with respect to those items included under item (A) above, their recovery/payback period as Landlord shall reasonably determine in accordance with sound real estate management and accounting practices; (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section 4.2.5, below; (xv) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Project, and (xvi) costs of any additional services not provided to the Project as of the Lease Commencement Date but which are thereafter provided by Landlord in connection with its prudent management of the Project. Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:
(a)    costs, including marketing costs, legal fees, space planners' fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);
(b)    except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest, and costs of capital repairs and alterations, capital improvements and capital equipment, except as set forth in items (xii) and (xiii), above;
(c)    costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier or any tenant's carrier or by anyone else (except to the extent of deductibles), and electric power costs for which any tenant directly contracts with the local public service company;
(d)    any bad debt loss, rent loss, or reserves for bad debts or rent loss;
(e)    costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project). Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any

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of the Landlord's interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants, and Landlord's general corporate overhead and general and administrative expenses;
(f)    the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Senior Asset Manager;
(g)    amount paid as ground rental for the Project by the Landlord;
(h)    overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;
(i)    any compensation paid to clerks, attendants or other persons in commercial concessions operated by the Landlord, provided that any compensation paid to any concierge or parking attendants at the Project shall be includable as an Operating Expense;
(j)    rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;
(k)    all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;
(l)    costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art;
(m)    any costs expressly excluded from Operating Expenses elsewhere in this Lease;
(n)    rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the Comparable Buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;
(o)    costs to the extent arising from the gross negligence or willful misconduct of Landlord or its agents, employees, vendors, contractors, or providers of materials or services; and

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(p)    costs incurred to comply with laws relating to the removal of hazardous material (as defined under applicable law) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat hazardous material, which hazardous material is brought into the Building or onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto.
If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Project is not at least ninety-five percent (95%) occupied during all or a portion of any Expense Year, Landlord shall, on a consistent basis, make an appropriate adjustment to the components of Operating Expenses for such year to determine the amount of Operating Expenses that would have been incurred had the Project been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year.
4.2.5    Taxes.
4.2.5.1    "Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof (including, without limitation, the land upon which the Building and the parking structure adjacent to the Building are located).
4.2.5.2    Tax Expenses shall include, without limitation: (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge

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previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and (v) all of the real estate taxes and assessments imposed upon or with respect to the Building and all of the real estate taxes and assessments imposed on the land and improvements comprising the Project.
4.2.5.3    Any costs and expenses (including, without limitation, reasonable attorneys' fees) incurred in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid. Except as set forth in Section 4.2.5.4, below, refunds of Tax Expenses shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant for any such Expense Year exceed the total amount paid by Tenant for Tax Expenses under this Article 4 for such Expense Year. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant's Share of any such increased Tax Expenses included by Landlord as Building Tax Expenses pursuant to the TCCs of this Lease. Notwithstanding anything to the contrary contained in this Section 4.2.5 (except as set forth in Section 4.2.5.1, above), there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.5 of this Lease.
4.2.6    "Tenant's Share" shall mean the percentage set forth in Section 6 of the Summary.
4.3    Allocation of Direct Expenses/Cost Pools. Landlord shall have the right, from time to time, to equitably allocate some or all of the Direct Expenses for the Project among different portions or occupants of the Project (the "Cost Pools"), in Landlord's discretion. Such Cost Pools may include, but shall not be limited to, the office space tenants of a building of the Project or of the Project, and the retail space tenants of a building of the Project or of the Project. The Direct Expenses within each such Cost Pool shall be allocated and charged to the tenants within such Cost Pool in an equitable manner.
4.4    Calculation and Payment of Additional Rent. Tenant shall pay to Landlord, in

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the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant's Share of Direct Expenses for each Expense Year.
4.4.1    Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant following the end of each Expense Year, a statement (the "Statement") which shall state in general major categories the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant's Share of Direct Expenses. Landlord shall use commercially reasonable efforts to deliver such Statement to Tenant on or before May 1 following the end of the Expense Year to which such Statement relates. Upon receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay, within thirty (30) days after receipt of the Statement, the full amount of Tenant's Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as "Estimated Direct Expenses," as that term is defined in Section 4.4.2, below, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses (an "Excess"), Tenant shall receive a credit in the amount of such Excess against Rent next due under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, if Tenant's Share of Direct Expenses is greater than the amount of Estimated Direct Expenses previously paid by Tenant to Landlord, Tenant shall, within thirty (30) days after receipt of the Statement, pay to Landlord such amount, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses (again, an Excess), Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of such Excess. The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term. Notwithstanding the immediately preceding sentence, Tenant shall not be responsible for Tenant's Share of any Direct Expenses attributable to any Expense Year which are first billed to Tenant more than eighteen (18) months after the Lease Expiration Date, provided that in any event Tenant shall be responsible for Tenant's Share of Direct Expenses levied by any governmental authority or by any public utility companies at any time following the Lease Expiration Date which are attributable to any Expense Year.
4.4.2    Statement of Estimated Direct Expenses. In addition, Landlord shall give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth in general major categories Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant's Share of Direct Expenses (the "Estimated Direct Expenses"). Landlord shall use commercially reasonable efforts to deliver such Estimate Statement to Tenant on or before February 28 following the end of the Expense Year to which such Estimate Statement relates. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary. Thereafter, Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the second to last sentence of this Section 4.4.2). Such fraction shall have as its numerator the number of months which have elapsed in such current

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Expense Year, including the month of such payment, and twelve (12) as its denominator. Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant. Throughout the Lease Term Landlord shall maintain books and records with respect to Direct Expenses in accordance with generally accepted real estate accounting and management practices, consistently applied.
4.5    Taxes and Other Charges for Which Tenant Is Directly Responsible.
4.5.1    Tenant shall be liable for and shall pay ten (10) days before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises. If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.
4.5.2    If the improvements in the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements conforming to Landlord's "building standard" in other space in the Building are assessed, then the Tax Expenses levied against Landlord or the property by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 4.5.1, above.
4.5.3    Notwithstanding any contrary provision herein, Tenant shall pay prior to delinquency any (i) rent tax or sales tax, service tax, transfer tax or value added tax, or any other applicable tax on the rent or services herein or otherwise respecting this Lease, (ii) taxes assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project, including the Project parking facility; or (iii) taxes assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.
4.6    Landlord's Books and Records. Upon Tenant's written request given not more than one hundred eighty (180) days after Tenant's receipt of a Statement for a particular Expense Year, and provided that Tenant is not then in default under this Lease beyond the applicable notice and cure period provided in this Lease, specifically including, but not limited to, the timely payment of Additional Rent (whether or not the same is the subject of the audit contemplated herein), Landlord shall furnish Tenant with such reasonable supporting documentation in connection with said Direct Expenses as Tenant may reasonably request. Landlord shall provide said information to Tenant within sixty (60) days after Tenant's written request therefor. Within two hundred forty (240) days after receipt of a Statement by Tenant (the "Review Period"), if Tenant disputes the amount of

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Direct Expenses set forth in the Statement, an independent certified public accountant (which accountant (A) is a member of a nationally or regionally recognized accounting firm which has previous experience in auditing financial operating records of landlords of office buildings, (B) is not working on a contingency fee basis [i.e., Tenant must be billed based on the actual time and materials that are incurred by the accounting firm in the performance of the audit], and (C) shall not currently be providing accounting and/or lease administration services to another tenant in the Building and/or the Project in connection with a review or audit by such other tenant of Direct Expenses), designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, audit Landlord's records with respect to the Statement at Landlord's corporate offices, provided that (i) Tenant is not then in default under this Lease (beyond the applicable notice and cure periods provided under this Lease), (ii) Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, and (iii) a copy of the audit agreement between Tenant and its particular auditor has been delivered to Landlord prior to the commencement of the audit. In connection with such audit, Tenant and Tenant's agents must agree in advance to follow Landlord's reasonable rules and procedures regarding an audit of the aforementioned Landlord records, and shall execute a commercially reasonable confidentiality agreement regarding such audit. Any audit report prepared by Tenant's auditors shall be delivered to Landlord and Tenant within the Review Period. Tenant's failure to audit the amount of Direct Expenses set forth in any Statement within the Review Period shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement. If after such audit, Tenant still disputes such Direct Expenses, an audit to determine the proper amount shall be made, at Tenant's expense, by an independent certified public accountant (the "Accountant") selected by Landlord and subject to Tenant's reasonable approval; provided that if such audit by the Accountant proves that Direct Expenses set forth in the particular Statement were overstated by more than five percent (5%), then the cost of the Accountant and the cost of such audit shall be paid for by Landlord. Tenant hereby acknowledges that, except with respect to acts of fraud, Tenant's sole right to audit Landlord's books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to audit such books and records and/or to contest the amount of Direct Expenses payable by Tenant.
ARTICLE 5

USE OF PREMISES
5.1    Permitted Use. Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion.
5.2    Prohibited Uses. The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; (iii) offices of any health care professionals or related medical service organization; (iv) schools or other training facilities which are not ancillary to the

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Permitted Use set forth in Section 7 of the Summary or any corporate, executive or professional office use; (v) retail or restaurant uses; or (vi) communications firms such as radio and/or television stations. Tenant's use shall not result in an occupancy density for the Premises which is greater than seven (7) persons per each one thousand (1,000) rentable square feet of the Premises. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the rules and regulations promulgated by Landlord from time to time ("Rules and Regulations"), the current set of which (as of the date of this Lease) is attached to this Lease as Exhibit D; or in violation of the laws of the United States of America, the State of Washington, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect; provided, however, Landlord shall not enforce, change or modify the Rules and Regulations in a discriminatory manner and Landlord agrees that the Rules and Regulations shall not be unreasonably modified or enforced in a manner which will unreasonably interfere with the normal and customary conduct of Tenant's business. Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Building, or injure or annoy them or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.
5.3    CC&Rs. Tenant acknowledges that the Project may be subject to future covenants, conditions, and restrictions (the "CC&Rs") which Landlord, in Landlord's discretion, deems reasonably necessary or desirable, and Tenant agrees that this Lease shall be subject and subordinate to such CC&Rs so long as any future CC&Rs do not materially adversely affect Tenant's rights and access, or increase Tenant's financial obligations, hereunder. Landlord represents and warrants to Tenant that there are no CC&R's currently encumbering the Project. Landlord shall have the right to require Tenant to execute and acknowledge, within fifteen (15) business days of a request by Landlord, a "Recognition of Covenants, Conditions, and Restriction," in a form substantially similar to that attached hereto as Exhibit F, agreeing to and acknowledging the CC&Rs.
ARTICLE 6

SERVICES AND UTILITIES
6.1    Standard Tenant Services. Landlord shall provide the following services on all days (unless otherwise stated below) during the Lease Term.
6.1.1    Subject to the TCC's of this Lease and all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning ("HVAC") when necessary for normal comfort for normal office use in the Premises from 6:00 A.M. to 6:00 P.M. Monday through Friday (collectively, the "Building Hours"), except for the date of observation of New Year's Day, Martin Luther King Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the Friday immediately following Thanksgiving Day, Christmas Day and, at Landlord's discretion, other locally or nationally recognized holidays (collectively, the

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"Holidays"). The daily time periods identified hereinabove are sometimes referred to as the "Business Hours."
6.1.2    Landlord shall provide adequate electrical wiring and facilities and power for normal general office use as determined by Landlord. Tenant will design Tenant's electrical system serving any equipment producing nonlinear electrical loads to accommodate such nonlinear electrical loads, including, but not limited to, oversizing neutral conductors, derating transformers and/or providing power-line filters. Engineering plans shall include a calculation of Tenant's fully connected electrical design load with and without demand factors and shall indicate the number of watts of unmetered and submetered loads. Landlord shall designate the utility provider from time to time.
6.1.3    As part of Operating Expenses, Landlord shall replace lamps, starters and ballasts for Building standard lighting fixtures within the Premises. In addition, Tenant shall bear the cost of replacement of lamps, starters and ballasts for non-Building standard lighting fixtures within the Premises.
6.1.4    Landlord shall provide city water from the regular Building outlets for drinking, office kitchen, lavatory and toilet purposes.
6.1.5    Landlord shall provide janitorial services to the Premises, except the date of observation of the Holidays, in and about the Premises five (5) days per week in a manner consistent with Comparable Buildings, and window washing services in a manner consistent with other comparable buildings in the vicinity of the Building.
6.1.6    Landlord shall provide nonexclusive, non-attended automatic passenger elevator service during the Building Hours, and shall have at least one elevator available at all other times. Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.
6.1.7    Subject to applicable laws and the other provisions of this Lease (including, without limitation, the Rules and Regulations and the normal operation of the Building during the "Building Hours" identified in Section 6.1.1, below), and except in the event of an emergency, Tenant shall have access to the Common Areas of the Building, the Premises, and the Common Areas of the Project parking facility, twenty-four (24) hours per day, seven (7) days per week, every day of the year; provided, however, that Tenant shall only be permitted to have access to and use of the freight elevator, loading dock, mailroom and other limited-access areas of the Building during the normal operating hours of such portions of the Building.
Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.
6.2    Overstandard Tenant Use. Tenant shall not, without Landlord's prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than Building standard lights in the Premises, which may

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affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease; provided, however, that Landlord’s prior consent shall not be required for Tenant’s use of office machines, equipment and lighting required for the normal and customary operation of the Permitted Use within the Premises. If such consent is given, Landlord shall have the right to require the installation of supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water, electricity, heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, including the cost of such additional metering devices. Tenant's use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, if any, as Landlord shall from time to time establish as appropriate, of Tenant's desired use in order to supply such utilities, and Landlord shall supply such utilities to Tenant at such hourly cost to Tenant (which shall be treated as Additional Rent) as Landlord shall from time to time establish (the “HVAC Hourly Cost”). As of the date of this Lease, such HVAC Hourly Cost (which is subject to change from time to time upon reasonable prior notice) is $35.00 per hour. Notwithstanding the foregoing, Tenant may elect, as part of the Improvements to be constructed in the Premises pursuant to the terms and conditions set forth in the Work Letter, to install a push-button activation/override system (the “HVAC Activation/Override System”) to enable Tenant to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply the same pursuant to the terms of Section 6.1 of this Lease. Such heat, ventilation or air conditioning shall be supplied at the HVAC Hourly Cost. Tenant shall be obligated to maintain and repair such HVAC Activation/Override System, and Landlord shall have no obligation in connection with any such maintenance or repair.
6.3    Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord's reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except as otherwise provided in Section 6.4 or elsewhere in the Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury

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to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.
6.4    Abatement Event. If (i) Landlord fails to perform the obligations required of Landlord under the TCCs of this Lease, (ii) such failure causes all or a portion of the Premises to be untenantable and unusable by Tenant, and (iii) such failure relates to (A) the nonfunctioning of the heat, ventilation, and air conditioning system in the Premises, the electricity in the Premises, or the nonfunctioning of the elevator service to the Premises, or (B) a failure to provide access to the Premises, Tenant shall give Landlord notice (the "Initial Notice"), specifying such failure to perform by Landlord (the "Abatement Event"). If Landlord has not cured such Abatement Event within three (3) business days after the receipt of the Initial Notice (the "Eligibility Period"), Tenant may deliver an additional notice to Landlord (the "Additional Notice"), specifying such Abatement Event and Tenant's intention to abate the payment of Rent under this Lease. If Landlord does not cure such Abatement Event within three (3) business days of receipt of the Additional Notice, Tenant may, upon written notice to Landlord, immediately abate Rent payable under this Lease for that portion of the Premises rendered untenantable and not used by Tenant, for the period beginning on the date three (3) business days after the Initial Notice to the earlier of the date Landlord cures such Abatement Event or the date Tenant recommences the use of such portion of the Premises. Such right to abate Rent shall be Tenant's sole and exclusive remedy at law or in equity for an Abatement Event. Except as provided in this Section 6.4, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.
6.5    Generator and UPS. Tenant shall have the right, subject to the terms and conditions set forth in this Section 6.5, to exclusively license one of the Building’s currently existing back up power generator (the “Generator”) as more particularly described below, and to exclusively license one of the Building’s currently existing Uninterrupted Power Supply (the “UPS”) as more particularly described below. In the event that Tenant desires to use such Generator and the UPS, Tenant shall notify Landlord thereof in writing no later than the Lease Commencement Date, and in the event that Tenant does not so notify Landlord, then Tenant’s rights under this Section 6.5 shall terminate.
6.5.1    Generator. The “Generator” consists of one (1) back-up electrical power generator (750 Kilowatt Caterpillar), including fuel storage area, all of which is located on Parking Level A of the Building, and comprising a collective area of approximately 919 square feet, an automatic transfer switch (switch from normal to emergency, Zenith MX 100 (ATS)), as well as all related wiring, cabling, conduit and other connections. Tenant shall be solely responsible, at Tenant’s sole cost and expense, (i) to provide for the installation of any additional equipment, cabling, conduit or other connections required for the use of the Generator by Tenant and the connection of the Generator to the Premises, all of which shall either be performed as an Improvement pursuant to the terms of the Work Letter or an Alteration subject to the terms set forth in Article 8 below, and (ii) to obtain, and maintain, all required governmental permits, approvals and licenses required in connection with Tenant’s installation and use of the Generator.
6.5.2    UPS. The “UPS” consists of one uninterrupted power supply system

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(batteries: LieBert 400KVA) located on Parking Level B, and comprising an area of approximately 508 square feet, as well as all related wiring, cabling, conduit and other connections. Tenant shall be solely responsible, at Tenant’s sole cost and expense, (i) to provide for the installation of any additional equipment, cabling, conduit or other connections required for the use of the UPS by Tenant and the connection of the UPS to the Premises, all of which shall either be performed as an Improvement pursuant to the terms of the Work Letter or an Alteration subject to the terms set forth in Article 8 below, and (ii) to obtain, and maintain, all required governmental permits, approvals and licenses required in connection with Tenant’s installation and use of the UPS.
6.5.3    Use and Maintenance. Tenant’s use of the Generator and the UPS shall be subject to all applicable laws. The Generator and UPS shall be used by Tenant only during (i) testing and regular maintenance, and (ii) the period of any electrical power outage in the Building. Tenant shall be entitled to operate the Generator and such connections to the Building for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord. Landlord hereby makes no representations or warranties regarding the condition of such Generator and UPS, and Tenant shall accept such Generator and UPS in their currently existing, "as-is" condition. All repairs and maintenance and compliance with laws with respect to the Generator and the UPS shall be the sole responsibility of Tenant (at Tenant's sole cost and expense). Landlord shall have no obligation to maintain or repair such Generator or UPS. Tenant hereby agrees that Tenant shall maintain and repair both the Generator and UPS in first class operating condition (and consistent with the applicable manufacturer’s maintenance schedules and requirements) throughout the Lease Term and at Tenant's sole cost and expense. In the event that the Generator and UPS is destroyed or damaged in any way, Landlord shall have no obligation to repair or replace the same, or otherwise have any liability whatsoever in connection therewith. With respect to the insurance which Tenant is obligated to maintain on its personal property during the Lease Term pursuant to the terms and conditions of this Lease, Tenant shall cause such insurance to also cover the Generator and UPS and, in addition, Tenant shall maintain, at Tenant's cost, industry standard "boiler and machinery" insurance coverage with respect thereto. During the Lease Term, Tenant shall not (A) remove any of the Generator and UPS, (B) sell any of the Generator and UPS, or (C) give any third party a security interest or any other interest in such Generator and UPS. Upon the expiration or earlier termination of the Lease Term, Tenant shall promptly surrender such Generator and UPS to Landlord. In the event that Tenant shall fail to comply with any of the requirements set forth in this Section 6.5, without limitation of Landlord's other remedies, (i) Landlord shall have the right to terminate Tenant's rights with respect to the Generator and UPS, and/or (ii) Landlord shall have the right, at Tenant's sole cost and expense, to cure such breach, in which event Tenant shall be obligated to pay to Landlord, within ten (10) days following demand by Landlord, the amount expended by Landlord, plus Landlord's standard administration fee.
6.5.4     License Fee. In the event that Tenant elects to license the Generator and the UPS as provided in this Section 6.5, then upon such election, Tenant shall commence paying a monthly license fee to Landlord in amount of $2,800.00 per month. All other costs incurred in connection with the installation, use or testing of the Generator and/or the UPS (including, without limitation, the cost of all fuel utilized by the Generator and the cost of all electricity utilized by the UPS) shall be paid for by Tenant as Additional Rent hereunder (or paid directly by Tenant to the provider of any such services or fuel). In the event that Landlord shall incur any costs as a result

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of or in connection with the rights granted to Tenant herein, Tenant shall reimburse Landlord for the same within ten (10) days following billing.
ARTICLE 7

REPAIRS
Landlord shall maintain in good condition and operating order and keep in good repair and condition the structural portions of the Building, including the foundation, floor/ceiling slabs, roof structure (including the roof membrane), curtain wall, exterior glass and mullions, columns, beams, shafts (including elevator shafts), stairs, stairwells, elevator cab, men's and women's washrooms, Building mechanical, electrical and telephone closets, and all common and public areas servicing the Building, including the parking areas, landscaping and exterior Project signage (collectively, "Building Structure") and the Base Building mechanical, electrical, life safety, plumbing, sprinkler systems and HVAC systems which were not constructed by Tenant Parties (collectively, the "Building Systems") and the Project Common Areas. Notwithstanding anything in this Lease to the contrary, Tenant shall be required to repair the Building Structure and/or the Building Systems to the extent caused due to Tenant's use of the Premises for other than the Permitted Use, unless and to the extent such damage is covered by insurance carried or required to be carried by Landlord pursuant to Article 10 and to which the waiver of subrogation is applicable (such obligation to the extent applicable to Tenant as qualified and conditioned will hereinafter be defined as the "BS/BS Exception"). Tenant shall, at Tenant's own expense, keep the Premises, including all improvements, fixtures, equipment, interior window coverings, and furnishings therein, and the floor or floors of the Building on which the Premises is located, in good order, repair and condition at all times during the Lease Term, but such obligation shall not extend to the Building Structure and the Building Systems except pursuant to the BS/BS Exception. In addition, Tenant shall, at Tenant's own expense, but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances (but such obligation shall not extend to the Building Structure and the Building Systems except pursuant to the BS/BS Exception), except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, at Landlord's option, or if Tenant fails to make such repairs, Landlord may, after written notice to Tenant and Tenant's failure to repair (or commence to make the repair) within five (5) business days thereafter, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building and/or the Project, but not to exceed five (5%) percent) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and replacements forthwith upon being billed for same. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree; provided, however, except for (i) emergencies, (ii) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (iii) repairs which are the obligation of Tenant hereunder, any such entry into the Premises by Landlord shall

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be performed in a manner so as not to materially interfere with Tenant's use of, or access to, the Premises; provided that, with respect to items (ii) and (iii) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant's use of, or access to, the Premises. Tenant hereby waives and releases any and all rights it may have at law or in equity to make repairs at the expense of Landlord.
ARTICLE 8

ADDITIONS AND ALTERATIONS
8.1    Landlord's Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than fifteen (15) business days prior to the commencement thereof, and which consent shall not be unreasonably withheld or delayed by Landlord, provided it shall be deemed reasonable for Landlord to withhold its consent to any Alteration which adversely affects the structural portions or the systems or equipment of the Building or is visible from the exterior of the Building. Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days notice to Landlord, but without Landlord's prior consent, to the extent that such Alterations do not (i) adversely affect the systems and equipment of the Building, exterior appearance of the Building, or structural aspects of the Building, (ii) adversely affect the value of the Premises or Building, (iii) require a building or construction permit, or (iv) cost more than Fifty Thousand and 00/100 Dollars ($50,000.00) for a particular job of work (the "Cosmetic Alterations"). The construction of the initial improvements to the Premises shall be governed by the terms of the Work Letter and not the terms of this Article 8.
8.2    Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors reasonably approved by Landlord, and the requirement that upon Landlord's timely request (as more particularly set forth in Section 8.5, below), Tenant shall, at Tenant's expense, remove such Alterations upon the expiration or any early termination of the Lease Term and return the affected portion of the Premises to a building standard tenant improved condition as determined by Landlord. If Landlord shall give its consent, the consent shall be deemed conditioned upon Tenant acquiring a permit to do the work from appropriate governmental agencies, the furnishing of a copy of such permit to Landlord prior to the commencement of the work, and the compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. If such Alterations will involve the use of or disturb hazardous materials or substances existing in the Premises, Tenant shall comply with Landlord's rules and regulations concerning such hazardous materials or substances. Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable

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governmental authority), all in conformance with Landlord's construction rules and regulations; provided, however, that prior to commencing to construct any Alteration, Tenant shall meet with Landlord to discuss Landlord's design parameters and code compliance issues. In the event Tenant performs any Alterations in the Premises which require or give rise to governmentally required changes to the "Base Building," as that term is defined below, then Landlord shall, at Tenant's expense, make such changes to the Base Building. Since all or a portion of the Project is or may become in the future certified under the LEED rating system (or other applicable certification standard) (all in Landlord's sole and absolute discretion), Tenant expressly acknowledges and agrees that without limitation as to other grounds for Landlord withholding its consent to any proposed Alteration, Landlord shall have the right to withhold its consent to any proposed Alteration in the event that such Alteration is not compatible with such certification of the Project under such LEED rating system (or other applicable certification standard). The "Base Building" shall include the structural portions of the Building, and the public restrooms, elevators, exit stairwells and the systems and equipment located in the internal core of the Building on the floor or floors on which the Premises is located. In performing the work of any such Alterations, Tenant shall have the work performed in such manner so as not to obstruct access to the Project or any portion thereof, by any other tenant of the Project, and so as not to obstruct the business of Landlord or other tenants in the Project. Further, Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas. In addition to Tenant's obligations under Article 9 of this Lease, Tenant shall deliver to the management office for the Project a reproducible copy of the "as built" and CAD drawings of the Alterations, to the extent applicable, as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.
8.3    Payment for Improvements. If payment is made directly to contractors, Tenant shall (i) comply with Landlord's requirements for final lien releases and waivers in connection with Tenant's payment for work to contractors, and (ii) sign Landlord's standard contractor's rules and regulations. If Tenant orders any work directly from Landlord, Tenant shall pay to Landlord an amount equal to five percent (5%) of the cost of such work to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord's involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord for Landlord's reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord's review of such work.
8.4    Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries "Builder's All Risk" insurance in an amount reasonably approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require consistent with insurance then being carried by landlords of Comparable Buildings, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, in connection with any Alteration (or series of Alterations, if reasonably related) anticipated to exceed a total cost of $250,000.00, Landlord may, in its reasonable

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discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.
8.5    Landlord's Property. Landlord and Tenant hereby acknowledge and agree that (i) all Alterations, improvements, fixtures, equipment and/or appurtenances which may be installed or placed in or about the Premises (excluding Tenant's personal property, removable trade fixtures, furniture or non-affixed office equipment), from time to time, shall be at the sole cost of Tenant and shall be and become part of the Premises and the property of Landlord, and (ii) the Improvements to be constructed in the Premises pursuant to the TCCs of the Work Letter shall, upon completion of the same, be and become a part of the Premises and the property of Landlord. Furthermore, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, at Tenant's expense, to remove any Alterations or improvements in the Premises and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a building standard improved condition as determined by Landlord; provided, however, (A) with respect to the "Improvements" (as that term is defined in Section 2.1 of the Work Letter), Landlord shall not require the removal of the Improvements at the end of the Lease Term unless Landlord shall have so notified Tenant at the time of approval of the Conceptual Space Plan in accordance with the Work Letter, and in no event shall Tenant be required to remove the internal stairways that Tenant intends to install in connection with the Improvements, and (B) if, in connection with its notice to Landlord with respect to any Alterations or Cosmetic Alterations, (x) Tenant requests Landlord’s decision with regard to the removal of such Alterations or Cosmetic Alterations, and (y) Landlord thereafter agrees in writing to waive the removal requirement with regard to such Alterations or Cosmetic Alterations, then Tenant shall not be required to so remove such Alterations or Cosmetic Alterations; provided further, however, that if Tenant requests such a determination from Landlord and Landlord, within ten (10) business days following Landlord’s receipt of such request from Tenant with respect to Alterations or Cosmetic Alterations, fails to address the removal requirement with regard to such Alterations or Cosmetic Alterations, Landlord shall be deemed to have agreed to waive the removal requirement with regard to such Alterations or Cosmetic Alterations. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations or improvements in the Premises, and/or to return the affected portion of the Premises to a building standard improved condition as determined by Landlord, then Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.
ARTICLE 9

COVENANT AGAINST LIENS
Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and

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shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of same or in connection therewith. Tenant shall give Landlord notice at least ten (10) days prior to the commencement of any such work on the Premises (or such additional time as may be necessary under applicable laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility. Tenant shall remove any such lien or encumbrance by bond or otherwise within fifteen (15) business days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof. The amount so paid shall be deemed Additional Rent under this Lease payable upon demand, without limitation as to other remedies available to Landlord under this Lease. Nothing contained in this Lease shall authorize Tenant to do any act which shall subject Landlord's title to the Building or Premises to any liens or encumbrances whether claimed by operation of law or express or implied contract. Any claim to a lien or encumbrance upon the Building or Premises arising in connection with any such work or respecting the Premises not performed by or at the request of Landlord shall be null and void, or at Landlord's option shall attach only against Tenant's interest in the Premises and shall in all respects be subordinate to Landlord's title to the Project, Building and Premises.
ARTICLE 10

INSURANCE
10.1    Indemnification and Waiver. Except to the extent arising from the negligence or willful misconduct of the Landlord or the "Landlord Parties" (as that term is defined below), Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Except to the extent arising from the negligence or willful misconduct of Landlord or the Landlord Parties, Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) (collectively, “Claims”) incurred in connection with or arising from: (a) any causes in, on or about the Premises; (b) the use or occupancy of the Premises by Tenant or any person claiming under Tenant; (c) any activity, work, or thing done, or permitted or suffered by Tenant in or about the Premises; (d) any acts, omission, or negligence of Tenant or any person claiming under Tenant, or the contractors, agents, employees, invitees, or visitors of Tenant or any such person (collectively, "Tenant Parties"); (e) any breach, violation, or non-performance by Tenant or any person claiming under Tenant or the employees, agents, contractors, invitees, or visitors of Tenant or any such person of any term, covenant, or provision of this Lease or any law, ordinance, or governmental requirement of any kind; (f) any injury or damage to the person, property, or business of Tenant, its employees, agents, contractors, invitees, visitors, or any other person entering upon the Premises under the express or implied invitation of Tenant; or (g) the placement of any personal property or other items within the Premises. Should Landlord be named as a defendant in any suit brought against Tenant in

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connection with or arising out of Tenant's occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in the suit brought against Landlord, including without limitation, its actual professional fees such as appraisers', accountants' and attorneys' fees. Notwithstanding the foregoing, Landlord shall indemnify, defend, protect and hold harmless the Tenant Parties from any Claims to the extent resulting from the acts, omissions, negligence or willful misconduct of Landlord or the Landlord Parties and not covered by insurance required to be carried under this Lease by Tenant or actually carried by Tenant; provided, however, that (i) Landlord hereby indemnifies and holds Tenant harmless from any Claims to any property outside of the Premises to the extent such Claim is covered by Landlord's insurance, even if resulting from the negligent acts or omissions of Tenant or those of its agents, contractors, or employees, and (ii) because Tenant must carry insurance pursuant to Section 10.3.2 to cover its personal property within the Premises and the Improvements, Tenant hereby indemnifies and holds Landlord harmless from any Claim to any property within the Premises, to the extent such Claim is covered by such insurance, even if resulting from the negligent acts or omissions of Landlord or those of its agents, contractors, or employees. Further, Landlord's and Tenant's agreement to indemnify the Tenant Parties and the Landlord Parties, respectively, pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant, respectively, pursuant to the provisions of this Lease, to the extent such policies cover the matters subject to Landlord's or Tenant's indemnification obligations, as the case may be; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.
TENANT AND LANDLORD AGREE THAT THEY WILL NOT ASSERT THEIR INDUSTRIAL INSURANCE IMMUNITY PURSUANT TO TITLE 51 RCW (AS THE SAME MAY BE AMENDED, SUBSTITUTED OR REPLACED) IF SUCH ASSERTION WOULD BE INCONSISTENT WITH LANDLORD'S OR TENANT'S RIGHT TO INDEMNIFICATION FROM THE OTHER PURSUANT TO THIS SECTION 10.1 THE PARTIES AGREE THAT THIS PROVISION WAS MUTUALLY NEGOTIATED AND IS SOLELY FOR THE BENEFIT OF LANDLORD AND TENANT, AND THEIR SUCCESSORS AND ASSIGNS, UNDER THE LEASE, AND IS NOT INTENDED AS A WAIVER OF TENANT'S OR LANDLORD'S RIGHTS OF IMMUNITY UNDER SUCH INDUSTRIAL INSURANCE FOR ANY OTHER PURPOSE.

Landlord's Initials	Tenant's Initials
10.2    Tenant's Compliance With Landlord's Fire and Casualty Insurance. Tenant shall, at Tenant's expense, comply with Landlord's insurance company requirements pertaining to the use of the Premises. If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase.
10.3    Tenant's Insurance. Throughout the Lease Term, Tenant shall maintain the following coverages in the following amounts. The required evidence of coverage must be delivered to Landlord on or before the date required under Section 10.4(I) sub-sections (x) and (y), or

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Section 10.4(II) below (as applicable). Such policies shall be for a term of at least one (1) year, or the length of the remaining term of this Lease, whichever is less.
10.3.1    Commercial General Liability Insurance, including Broad Form contractual liability covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) based upon or arising out of Tenant's operations, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be written on an “occurrence” basis. Landlord and any other party the Landlord so specifies that has a material financial interest in the Project, including Landlord’s managing agent, ground lessor and/or lender, if any, shall be named as additional insureds as their interests may appear using Insurance Service Organization's form CG2011 or a comparable form approved by Landlord. Tenant shall provide an endorsement or policy excerpt showing that Tenant’s coverage is primary and any insurance carried by Landlord shall be excess and non-contributing. The coverage shall also be extended to include damage caused by heat, smoke or fumes from a hostile fire. The policy shall not contain any intra-insured exclusions as between insured persons or organizations, except for the exclusions set forth in Tenant's insurance carrier's endorsement CG-D4-32-07-08 or any comparable successor endorsement. This policy shall include the coverages specified above relating to the performance of all of Tenant’s indemnity obligations under this Lease. The limits of said insurance shall not, however, limit the liability of Tenant nor relieve Tenant of any obligation hereunder. Limits of liability insurance shall not be less than the following; provided, however, such limits may be achieved through the use of an Umbrella/Excess Policy:

Bodily Injury and Property Damage Liability	$5,000,000 each occurrence
Personal Injury and Advertising Liability	$5,000,000 each occurrence
Tenant Legal Liability/Damage to Rented Premises Liability	$1,000,000
10.3.2    Property Insurance covering (i) all office furniture, personal property, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's business personal property on the Premises installed by, for, or at the expense of Tenant, (ii) the "Improvements," as that term is defined in Section 2.1 of the Work Letter, and (iii) all Alterations performed in the Premises. Such insurance shall be written on a Special Form basis, for the full replacement cost value (subject to reasonable deductible amounts, and except as otherwise provided with respect to water damage below), without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for (a) all perils included in the CP 10 30 04 02 Coverage Special Form, (b) water damage from any cause whatsoever, including, but not limited to, sprinkler leakage, bursting, leaking or stoppage of any pipes, explosion, and backup or overflow from sewers or drains, with a limit of $2,500,000 each occurrence, and (c) terrorism (to the extent such terrorism insurance is available as a result of the Terrorism Risk Insurance Act of 2002 (Pub. L. 107-297, 116 Stat. 2322), the Terrorism Risk Insurance Program Reauthorization Act of

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2005 (Pub. l. 109‑144), and the Terrorism Risk Insurance Program Reauthorization Act of 2007 (Pub. L. 110‑160, 121 Stat. 183), any successor statute or regulation, or is otherwise available at commercially reasonable rates).
10.3.2.1    Adjacent Premises. Tenant shall pay for any increase in the premiums for the property insurance of the Project if and only to the extent said increase is caused by Tenant’s particular use or occupancy of the Premises which is beyond general office uses and uses incidental thereto.
10.3.2.2    Property Damage. Tenant shall use the proceeds from any such insurance for the replacement of personal property, trade fixtures and Alterations.
10.3.2.3    No Representation of Adequate Coverage. Landlord makes no representation that the limits or forms of coverage of insurance specified herein are adequate to cover Tenant’s property, business operations or obligations under this Lease.
10.3.2.4    Property Insurance Subrogation. Landlord and Tenant intend that their respective property loss risks shall be borne by insurance carriers to the extent above provided (and, in the case of Tenant, by an insurance carrier satisfying the requirements of Section 10.4(i) below), and Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property loss to the extent that such coverage is agreed to be provided hereunder. The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers. Landlord and Tenant hereby represent and warrant that their respective "special form" property insurance policies include a waiver of (i) subrogation by the insurers, and (ii) all rights based upon an assignment from its insured, against Landlord and/or any of the Landlord Parties or Tenant and/or any of the Tenant Parties (as the case may be) in connection with any property loss risk thereby insured against. Tenant will cause any subtenant of the Premises to execute and deliver to Landlord a waiver of claims similar to the waiver in this Section 10.3.2.4 and to obtain such waiver of subrogation rights endorsements. If either party hereto fails to maintain the waivers set forth in items (i) and (ii) above, the party not maintaining the requisite waivers shall indemnify, defend, protect, and hold harmless the other party for, from and against any and all claims, losses, costs, damages, expenses and liabilities (including, without limitation, court costs and reasonable attorneys' fees) arising out of, resulting from, or relating to, such failure.
10.3.3    Business Income Interruption for one year (1) plus Extra Expense insurance in such amounts as will reimburse Tenant for actual direct or indirect loss of earnings attributable to the risks outlined in Section 10.3.2 above.
10.3.4    Worker's Compensation or other similar insurance pursuant to all applicable state and local statutes and regulations, and Employer's Liability with minimum limits of not less than $1,000,000 each accident/employee/disease.
10.3.5    Commercial Automobile Liability Insurance covering all Owned (if any), Hired, or Non-owned vehicles with limits not less than $1,000,000 combined single limit for bodily injury and property damage.

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10.4    Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) be issued by an insurance company having an AM Best rating of not less than A‑X, or which is otherwise acceptable to Landlord and licensed to do business in the State of Washington, (ii) be in form and content reasonably acceptable to Landlord and complying with the requirements of Section 10.3 (including, Sections 10.3.1 through 10.3.5), (iii) Tenant shall not do or permit to be done anything which invalidates the required insurance policies, and (iv) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord, the identity of whom has been provided to Tenant in writing. Tenant shall deliver said policy or policies or certificates thereof and applicable endorsements which meet the requirements of this Article 10 to Landlord on or before (I) the earlier to occur of: (x) the Lease Commencement Date, and (y) the date Tenant and/or its employees, contractors and/or agents first enter the Premises for occupancy, construction of improvements, alterations, or any other move-in activities, and (II) five (5) business days after the renewal of such policies. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates and applicable endorsements, Landlord may, at its option, after written notice to Tenant and Tenant's failure to obtain such insurance within five (5) days thereafter, procure such policies for the account of Tenant and the sole benefit of Landlord, and the cost thereof shall be paid to Landlord after delivery to Tenant of bills therefor.
10.5    Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord; provided, however, (i) in no event shall the foregoing be in excess of the amounts and types of insurance then generally being required by landlords and generally carried by tenants of other Comparable Buildings, and (ii) in no event shall Landlord have the right to exercise its right under this Section 10.5 more than once during the initial Lease Term (and in no event prior to the first day of the sixth (6th) Lease Year) or more than once during the Option Term.
10.6    Third-Party Contractors. Tenant shall obtain and deliver to Landlord, Third Party Contractor's certificates of insurance and applicable endorsements at least seven (7) business days prior to the commencement of work in or about the Premises by any third-party contractor performing Alterations in the Premises (collectively, a "Third Party Contractor"). All such insurance shall (a) name Landlord as an additional insured under such party's liability policies as required by Section 10.3.1 above and this Section 10.6, (b) provide a waiver of subrogation in favor of Landlord under such Third Party Contractor's commercial general liability insurance, (c) be primary and any insurance carried by Landlord shall be excess and non-contributing, and (d) comply with Landlord's minimum insurance requirements.
10.7    Landlord's Insurance. Landlord shall carry commercial general liability insurance with respect to the Building during the Lease Term, and shall further insure the Building during the Lease Term against loss or damage due to fire and other casualties covered within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler

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leakage, water damage and special extended coverage, in an amount equal to at least ninety percent (90%) of replacement value of all such property. Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine. Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Building or the ground or underlying lessors of the Building, or any portion thereof. Notwithstanding the foregoing provisions of this Section 10.7, the coverage and amounts of insurance (including deductibles) carried by Landlord in connection with the Building shall, at a minimum, be comparable to the coverage and amounts of insurance (including deductibles) which are carried by reasonably prudent landlords of Comparable Buildings, and Worker's Compensation and Employer's Liability coverage as required by applicable law.
ARTICLE 11

DAMAGE AND DESTRUCTION
11.1    Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty (collectively, a "Casualty"). If the Premises or any Common Areas serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore the Base Building and such Common Areas. Such restoration shall be to substantially the same condition of the Base Building and the Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building or Project or any other modifications to the Common Areas deemed desirable by Landlord, which are consistent with the character of the Project, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, upon notice (the "Landlord Repair Notice") to Tenant from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds for the Improvements payable to Tenant under Tenant's insurance required to be carried under Section 10.3 of this Lease, and Landlord shall repair any injury or damage to the Improvements installed in the Premises and shall return such Improvements to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord during the construction of Landlord's repair of the damage. In the event that Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the casualty becomes known to Landlord, Tenant shall, at its sole cost and expense, repair any injury or damage to the Improvements installed in the Premises and shall return such Improvements to their original condition. Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of construction, Tenant shall submit to Landlord, for Landlord's review and approval, all plans, specifications and working drawings relating thereto, and Landlord and Tenant shall mutually select the contractors to perform such improvement work, consistent with the

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procedures in Exhibit B. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such Casualty shall have damaged the Premises or Common Areas necessary to Tenant's occupancy, and the Premises is not occupied by Tenant as a result thereof, then during the time and to the extent the Premises is unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises (but only to the extent such damage is not the result of the willful misconduct of Tenant or Tenant's employees, contractors, licensees, or invitees). In the event that Landlord shall not deliver the Landlord Repair Notice, Tenant's right to rent abatement pursuant to the preceding sentence shall terminate as of the date which is reasonably determined by Landlord and Tenant, in consultation with the architect for the Improvements, to be the date Tenant should have completed repairs to the Premises assuming Tenant used reasonable due diligence and common construction practices without overtime or other premiums in connection therewith.
11.2    Landlord's Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises, Building and/or Project, and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after the date of discovery of the damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building or Project shall be damaged by Casualty, whether or not the Premises is affected, and one or more of the following conditions is present: (i) in Landlord's reasonable judgment, repairs cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums) and all other leases in the Building that are similarly situated are, to the extent Landlord has the right under such leases, then being terminated; (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) the damage is not fully covered by Landlord's insurance policies (except for reasonable deductible amounts for insurance that Landlord is required to carry under Section 10.2 of this Lease); (iv) Landlord decides to rebuild the Building or Common Areas so that they will be substantially different structurally or architecturally, and all other leases in the Building that are similarly situated are, to the extent Landlord has the right under such leases, then being terminated; or (v) the damage occurs during the last twelve (12) months of the Lease Term; provided, however, that if Landlord does not elect to terminate this Lease pursuant to Landlord's termination right as provided above, and the repairs cannot, in the reasonable opinion of Landlord, be completed within one hundred eighty (180) days after being commenced, Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. Furthermore, if neither Landlord nor Tenant has terminated this Lease, and the repairs are not actually completed within such 180-day period, Tenant shall have the right to terminate this Lease during the first five (5) business days of each calendar month following the end of such period until such time as the repairs are complete, by notice to Landlord (the "Damage Termination Notice"), effective as of a date set forth in the Damage Termination Notice (the

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"Damage Termination Date"), which Damage Termination Date shall not be less than ten (10) business days following the end of each such month. Notwithstanding the foregoing, if Tenant delivers a Damage Termination Notice to Landlord, then Landlord shall have the right to suspend the occurrence of the Damage Termination Date for a period ending thirty (30) days after the Damage Termination Date set forth in the Damage Termination Notice by delivering to Tenant, within five (5) business days of Landlord's receipt of the Damage Termination Notice, a certificate of Landlord's contractor responsible for the repair of the damage certifying that it is such contractor's good faith judgment that the repairs shall be substantially completed within thirty (30) days after the Damage Termination Date. If repairs shall be substantially completed prior to the expiration of such thirty-day period, then the Damage Termination Notice shall be of no force or effect, but if the repairs shall not be substantially completed within such thirty-day period, then this Lease shall terminate upon the expiration of such thirty-day period. At any time, from time to time, after the date occurring sixty (60) days after the date of the damage, Tenant may request that Landlord inform Tenant of Landlord's reasonable opinion of the date of completion of the repairs and Landlord shall respond to such request within five (5) business days. Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease under this Section 11.2 only if each of the following conditions is satisfied: (a) the damage to the Project by Casualty was not caused by the gross negligence or willful misconduct of Tenant or its officers, agents, servants, and employees; (b) Tenant is not then in default under this Lease beyond applicable notice and cure periods; and (c) as a result of the damage, Tenant cannot reasonably conduct business from the Premises. In the event this Lease is terminated in accordance with the terms of this Section 11.2, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under items (ii) and (iii) of Section 10.3.2 of this Lease.
11.3    Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of Washington, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.
ARTICLE 12

NONWAIVER
No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby. The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent. No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement

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or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.
ARTICLE 13

CONDEMNATION
If the whole of the Premises, Building and Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if a material portion (i.e., more than twenty-five percent (25%) of the rentable square feet) of the Premises shall be so taken or condemned in such manner as to require the use, reconstruction or remodeling of any material part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, in each case for a period in excess of one hundred twenty (120) days, Tenant shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority. Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred twenty (120) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.
ARTICLE 14

ASSIGNMENT AND SUBLETTING

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14.1    Transfers. Except as otherwise set forth in Section 14.8 of this Lease, Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person or entity to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee"). If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) a description of the material terms of the proposed Transfer and the consideration therefor, including calculation of the "Transfer Premium", as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, provided that Landlord shall have the right to require Tenant to utilize Landlord's standard consent documents in connection with the documentation of Landlord’s consent to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space and (v) an executed estoppel certificate from Tenant in the form attached hereto as Exhibit E. Any Transfer made without Landlord's prior written consent shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord's review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord, within thirty (30) days after written request by Landlord.
14.2    Landlord's Consent. Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Landlord shall respond to Tenant’s request for a proposed Transfer within twenty (20) days following Landlord’s receipt of the Transfer Notice (including, without limitation, all of the items required under subsections (i) through (v) of Section 14.1, above). In the event that Landlord fails to respond within such twenty (20) day period to the Transfer Notice, Tenant shall have the right to send Landlord a written reminder notice, indicating that Landlord has failed to respond to Tenant’s Transfer Notice (the “Reminder Notice”) (which Reminder Notice shall reference this Section 14.2 and shall clearly and conspicuously state that Landlord's failure to respond such Reminder Notice within ten (10) days following Landlord’s receipt of the same will result in a deemed approval of the Transfer on the terms set forth in the Transfer Notice). If Landlord fails to respond to Tenant's request for consent to such proposed Transfer within ten (10) days after

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receipt of the Reminder Notice, then Landlord will be deemed to have approved the Transfer on the terms set forth in the Transfer Notice. Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:
14.2.1    The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or the Project;
14.2.2    The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;
14.2.3    The Transferee is either a governmental agency or instrumentality thereof;
14.2.4    The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested;
14.2.5    The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease;
14.2.6    The terms of the proposed Transfer will allow the Transferee (which for purposes of this Section 14.2.6, shall not include Permitted Transferee Assignees) to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow such Transferee to occupy space leased by Tenant pursuant to any such right);
14.2.7    Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, or (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the six (6)-month period immediately preceding the Transfer Notice (provided, however, the terms of this Section 14.2.7 shall only apply to the extent that Landlord has reasonably comparable space in the Project available to lease to such Transferee).
If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in Tenant's original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord's right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee

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claims that Landlord has unreasonably withheld or delayed its consent under this Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed Transferee. Tenant shall indemnify, defend and hold harmless Landlord from any and all liability, losses, claims, damages, costs, expenses, causes of action and proceedings involving any third party or parties (including without limitation Tenant's proposed subtenant or assignee) who claim they were damaged by Landlord's wrongful withholding or conditioning of Landlord's consent.
14.3    Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee. "Transfer Premium" shall mean all rent, additional rent or other consideration payable by such Transferee in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any changes, alterations and improvements to the Premises in connection with the Transfer, (ii) any free base rent or other economic concessions reasonably provided to the Transferee, and (iii) any brokerage commissions and attorneys' fees in connection with the Transfer. "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.
14.4    Landlord's Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14 (but subject to Section 14.8), in the event a Transfer of all or a portion of the Premises (or in the event of any other Transfer or Transfers entered into by Tenant as a subterfuge in order to avoid the terms of this Section 14.4), in the event Tenant contemplates a proposed assignment as to all of the Premises (other than to a Permitted Transferee) or Tenant contemplates a proposed sublease (other than to a Permitted Transferee Assignee) of a full floor or more of the Premises for a term of three (3) years or more (or a term for the remainder of the then-existing Lease term, if less than three (3) years), Tenant shall give Landlord notice (the "Intention to Transfer Notice") of such contemplated Transfer (whether or not the contemplated Transferee or the terms of such contemplated Transfer have been determined). The Intention to Transfer Notice shall specify the portion of and amount of rentable square feet of the Premises which Tenant intends to Transfer (the "Contemplated Transfer Space"), the contemplated date of commencement of the Contemplated Transfer (the "Contemplated Effective Date"), and the contemplated length of the term of such contemplated Transfer, and shall specify that such Intention to Transfer Notice is delivered to Landlord pursuant to this Section 14.4 in order to allow Landlord to elect to recapture the Contemplated Transfer Space for the term set forth in the Intention to Transfer Notice. In the event Tenant delivers an Intention to Transfer Notice to Landlord, Landlord shall have the option, by giving written notice (the "Recapture Notice") to Tenant within thirty (30) days after receipt of

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any such Intention to Transfer Notice, to recapture the Contemplated Transfer Space. Such recapture notice shall cancel and terminate this Lease with respect to the Contemplated Transfer Space as of the date stated in the Intention to Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Intention to Transfer Notice (or at Landlord's option, shall cause the Transfer to be made to Landlord or its agent, in which case the parties shall execute the Transfer documentation promptly thereafter). However, if Landlord delivers a Recapture Notice to Tenant, Tenant may, within ten (10) business days after Tenant's receipt of the Recapture Notice, deliver written notice to Landlord indicating that Tenant is rescinding its request for consent to the proposed Transfer, in which case such Transfer shall not be consummated and this Lease shall remain in full force and effect as to the Contemplated Transfer Space. Tenant's failure to so notify Landlord in writing within said ten (10) business day period shall be deemed to constitute Tenant's election to allow the Recapture Notice to be effective. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Contemplated Transfer Space under this Section 14.4, then, subject to the other terms of this Article 14, for a period of nine (9) months (the "Nine Month Period") commencing on the last day of such thirty (30) day period, Landlord shall not have any right to recapture the Contemplated Transfer Space with respect to any Transfer made during the Nine Month Period, provided that any such Transfer is substantially on the terms set forth in the Intention to Transfer Notice, and provided further that any such Transfer shall be subject to the remaining terms of this Article 14. If such a Transfer is not so consummated within the Nine Month Period (or if a Transfer is so consummated, then upon the expiration of the term of any Transfer of such Contemplated Transfer Space consummated within such Nine Month Period), Tenant shall again be required to submit a new Intention to Transfer Notice to Landlord with respect any contemplated Transfer, as provided above in this Section 14.4.
14.5    Effect of Transfer. If Landlord consents to a Transfer, (i) the TCCs of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, but solely as it pertains to the Transfer of this Lease (as opposed to any books, records or papers of Tenant to the extent related to any transfer of Tenant’s business or other assets other than this Lease), and shall have the right to make copies thereof, provided that in no event shall Landlord be entitled to review documents or other items of Tenant that are protected by the attorney‑client privilege. If

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the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord's costs of such audit.
14.6    Additional Transfers. For purposes of this Lease, the term "Transfer" shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) or more of the partners, or transfer of more than fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., a corporation that does not have any stock that is publicly held or traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of more than fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of more than fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.
14.7    Occurrence of Default. Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated after the Transfer has been consummated, Landlord shall have the right to: (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall be in monetary default under this Lease beyond applicable notice and cure periods, Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured. Such Transferee shall rely on any written representation by Landlord that Tenant is in monetary default hereunder, without any need for confirmation thereof by Tenant. Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease. No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing. In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person. If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.
14.8    Deemed Consent Transfers. Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant), (B) a sale of corporate shares of capital stock in Tenant on a nationally-recognized stock exchange, (C) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (D) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, shall not be deemed a Transfer requiring Landlord's consent under this Article 14 (any such assignee or sublessee described in items (A) through (D)

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of this Section 14.8 hereinafter referred to as a "Permitted Transferee") and shall not give rise to Landlord's recapture rights under Section 14.4, provided that with respect to an assignment or subletting under items (A), (C) or (D) of this Section 14.8 (i)  Tenant notifies Landlord at least fifteen (15) days prior to the effective date of any such assignment or sublease and promptly supplies Landlord with any non-confidential documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee as set forth above, (ii) Tenant is not in monetary default under this Lease, beyond the applicable notice and cure period, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (iv) such Permitted Transferee shall, after giving effect to the consummation of the transaction, have a tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles ("Net Worth") at least equal to the Net Worth of Original Tenant on the date of this Lease, (v) no assignment or sublease relating to this Lease, whether with or without Landlord's consent, shall relieve Tenant from any liability under this Lease, and (vi) the liability of such Permitted Transferee under an assignment shall be joint and several with Tenant. An assignee of Tenant's entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a "Permitted Transferee Assignee." "Control," as used in this Section 14.8, shall mean the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of more than fifty percent (50%) of the voting interest in, any person or entity.
ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP AND

REMOVAL OF TRADE FIXTURES
15.1    Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.
15.2    Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, and damage by the elements/repairs which are specifically made the responsibility of Landlord

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hereunder excepted. Upon such expiration or termination, in addition to Tenant's obligations under Section 29.32, below, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, business and trade fixtures, free-standing cabinet work, server and telephone equipment, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.
ARTICLE 16

HOLDING OVER
If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable at a monthly rate equal to the product of (A) the Rent applicable during the last rental period of the Lease Term under this Lease, and (B) a percentage equal to (i) one hundred fifty percent (150%) during the first two (2) months immediately following the expiration or earlier termination of the Lease Term, and (ii) two hundred percent (200%) thereafter. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.
ARTICLE 17

ESTOPPEL CERTIFICATES
Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be reasonably required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other factual information with respect to this Lease and the Premises reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee. Any such certificate may be relied

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upon by any prospective mortgagee or purchaser of all or any portion of the Project. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, and upon reasonable prior written request from Landlord, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. To the extent that Tenant or its Permitted Transferee Assignee is a publicly traded company, then if Tenant provides to Landlord its last two (2) 10K filings, as well as its most recent 10Q filing, the same shall be deemed to satisfy the provisions of the foregoing two (2) sentences. Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.
ARTICLE 18

SUBORDINATION
This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Landlord hereby covenants to Tenant that as of the date of this Lease there are no mortgages or deeds of trust encumbering the Building or Project or any part thereof. Landlord shall use commercially reasonable efforts to obtain and deliver to Tenant an executed and recordable non-disturbance agreement from the currently existing ground lessor of the Project, on such ground lessor’s standard form; provided, however, that any negotiations by Tenant with respect to such non-disturbance agreement shall be at Tenant’s sole cost and expense, including any applicable lender fees (including fees of such ground lessor’s counsel); and provided, further, that Landlord shall, concurrently with Landlord's execution of this Lease, provide notice to the existing ground lessor (with a copy delivered concurrently to Tenant) requesting the ground lessor to provide such non-disturbance agreement in accordance with the ground lease. Landlord's delivery to Tenant of commercially reasonable non-disturbance agreement(s) (the "Nondisturbance Agreement") in favor of Tenant from any mortgage or trust deed holders of Landlord who later come into existence at any time prior to the expiration of the Lease Term shall be in consideration of, and a condition precedent to, Tenant's agreement that this Lease be subordinate to any such mortgage or trust deed. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree to accept this Lease and not disturb Tenant's

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occupancy, so long as Tenant timely pays the rent and observes and performs the TCCs of this Lease to be observed and performed by Tenant. Landlord's interest herein may be assigned as security at any time to any lienholder. Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.
ARTICLE 19

DEFAULTS; REMEDIES
19.1    Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:
19.1.1    Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice; or
19.1.2    Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default, but in no event exceeding a period of time in excess of ninety (90) days after written notice thereof from Landlord to Tenant; or
19.1.3    To the extent permitted by law, (i) Tenant or any guarantor of this Lease being placed into receivership or conservatorship, or becoming subject to similar proceedings under Federal or State law, or (ii) a general assignment by Tenant or any guarantor of this Lease for the benefit of creditors, or (iii) the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or (iv) the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or (v) any execution or other judicially authorized seizure of all or substantially all of Tenant's assets located upon the Premises or of Tenant's interest in this Lease, unless such seizure is discharged within thirty (30) days; or
19.1.4    (intentionally omitted); or
19.1.5    The failure by Tenant to observe or perform according to the provisions of

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Section 5.2 or Articles 14, 17 or 18 of this Lease where such failure continues for more than five (5) business days after notice from Landlord; or
19.1.6    Tenant's failure to occupy the Premises within ninety (90) days after the Lease Commencement Date.
The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.
19.2    Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.
19.2.1    Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:
(a)    The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus
(b)    The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(c)    The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus
(d)    Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred; and
(e)    At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.
The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(a) and (b), above, the "worth at the time of award" shall be computed by allowing interest at the Interest Rate. As used in Section 19.2.1(c), above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of

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the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).
19.2.2    If Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may continue the Lease in effect (whether or not Tenant has abandoned or vacated the Premises) and, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.
19.2.3    Landlord may re-enter and attempt to relet the Premises without terminating this Lease and remove all persons and property from the Premises (which property may be removed and stored in a public warehouse or elsewhere at the sole cost and risk of, and for the account of, Tenant), all without being deemed guilty of trespass, or any liability of Landlord for any loss or damage which may be occasioned thereby. If Landlord, without terminating this Lease, either (i) elects to re-enter the Premises and attempts to relet the Premises, (ii) takes possession of the Premises pursuant to legal proceedings, or (iii) takes possession of the Premises pursuant to any notice provided by law, then Landlord may, from time to time, make such alterations and repairs as may be necessary in order to relet the Premises or any part thereof for such term or terms (which may be for a term extending beyond the Lease Term) and at such rent and other terms as Landlord in its reasonable discretion deems advisable. Upon such reletting, all rent received by Landlord from such reletting shall be applied, first to the payment of any indebtedness of Tenant to Landlord (other than for any rent due hereunder); second, to the payment of any costs and expenses of obtaining possession and any such reletting, including the expense of alterations and repairs, brokerage fees and attorneys' fees; third, to the payment of any rent due and unpaid hereunder. If such rents and any other amounts received from such reletting during any month are less than that to be paid during that month by Tenant, then Tenant shall immediately pay such deficiency to Landlord. No such re-entry or taking of possession of the Premises by Landlord shall be construed as an election by Landlord to terminate this Lease unless a notice of such intention is given by Landlord to Tenant. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such previous default. Should Landlord at any time terminate this Lease for any default, in addition to any other remedies it may have, Landlord shall be entitled to the remedy set forth in Section 19.2.1 above, and may recover all damages it may incur by reason of such default, including the cost of recovering the Premises, reimbursement of any brokerage fees incurred by Landlord in connection with this Lease and all rent (accrued or to accrue during the Lease Term) which, at Landlord's election, shall be accelerated and be due in full on demand.
19.2.4    Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1, 19.2.2 and 19.2.3, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.
19.3    Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion,

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succeed to Tenant's interest in such subleases, licenses, concessions or arrangements. In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.
19.4    Form of Payment After Default. Following the occurrence of an event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether to cure the default in question or otherwise, be paid in the form of cash, money order, cashier's or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.
19.5    Efforts to Relet. No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant. Tenant hereby irrevocably waives any right otherwise available under any law to redeem or reinstate this Lease.
19.6    Landlord Default. Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity. Any award from a court or arbitrator in favor of Tenant requiring payment by Landlord which is not paid by Landlord within the time period directed by such award, may be offset by Tenant from Rent next due and payable under this Lease; provided, however, Tenant may not deduct the amount of the award against more than fifty percent (50%) of Base Rent next due and owing (until such time as the entire amount of such judgment is deducted) to the extent following a foreclosure or a deed-in-lieu of foreclosure.
ARTICLE 20

COVENANT OF QUIET ENJOYMENT
Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other TCCs, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the TCCs, provisions and agreements hereof without interference by any persons lawfully claiming by or

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through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.
ARTICLE 21

SECURITY DEPOSIT
No security deposit shall be required in connection with this Lease.
ARTICLE 22

SUBSTITUTION OF OTHER PREMISES
Intentionally Omitted.
ARTICLE 23

SIGNS
23.1    Full Floors. Subject to Landlord's prior written approval, in its reasonable discretion, and provided all signs are in keeping with the quality, design and style of the Building and Project, Tenant, if the Premises comprise an entire floor of the Building, at its sole cost and expense, may install identification signage anywhere in the Premises including in the elevator lobby of the Premises, provided that such signs must not be visible from the exterior of the Building.
23.2    Multi-Tenant Floors. If other tenants occupy space on the floor on which the Premises is located, Tenant's identifying signage shall be provided by Landlord, at Landlord's cost, and such signage shall be comparable to that used by Landlord for other similar floors in the Building and shall comply with Landlord's Building standard signage program.
23.3    Building Directory. A building directory is located in the lobby of the Building. Tenant shall have the right, at Landlord's sole cost and expense as to Tenant’s initial name strips, to designate Tenant's Share of name strips to be displayed under Tenant's entry in such directory. Any subsequent changes to Tenant's name strips shall be at Tenant's sole cost and expense following Tenant’s receipt of Landlord’s consent thereto (which consent shall not be unreasonably withheld, conditioned or delayed).
23.4    Prohibited Signage and Other Items. Except as otherwise set forth in this Lease, (i) any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant, (ii) Tenant may not install any signs on the exterior or roof of the Project or the Common Areas, and (iii) any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building), or other items visible from the exterior of the Premises or Building, shall be subject to the prior approval of Landlord, in its sole discretion.
23.5    Tenant Signage.

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23.5.1    In General. In addition to the signage rights expressly set forth in Sections 23.1, 23.2 and 23.3, above, Tenant shall be entitled to the following signage, at Tenant’s sole cost and expense, in connection with Tenant’s lease of the Premises (collectively, “Tenant’s Exterior Signage”):
23.5.1.1    Building Entry Signage. To the extent Tenant continues to lease from Landlord, and occupy, not less than 122,742 rentable square feet in the Building, Tenant shall have the right to install up to two (2) signage logos at the main entry of the Building on 108th Avenue NE in the positions indicated on Exhibit J attached hereto (the “Building Entry Signage”). The Building Entry Signage right shall commence upon the earlier of (i) March 1, 2013 or (ii) the earlier termination of the “Infospace” lease.
23.5.1.2    Building Façade Signage. To the extent Tenant leases from Landlord, and occupies, not less than 180,000 rentable square feet in the Building (or the square footage requirement imposed by the City of Bellevue, Washington, if such square footage requirement is higher than 180,000 rentable square feet), Tenant shall have the right to install one (1) sign on the exterior façade of the Building in the location identified on Exhibit J attached hereto (the “Building Façade Signage”).
23.5.2    Specifications and Permits. Tenant’s Exterior Signage shall set forth Tenant's name and logo as determined by Tenant in its sole discretion; provided, however, in no event shall Tenant’s Exterior Signage include an "Objectionable Name," as that term is defined in Section 23.5.3, below. The graphics, materials, color, design, lettering, size, illumination, specifications and exact location of Tenant’s Exterior Signage (collectively, the "Sign Specifications") shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of the Project and Landlord's Building standard signage specifications. In no event, however, shall the Building Entry Signage be illuminated signage. All Tenant’s Exterior Signage shall be installed by a licensed contractor reasonably approved in writing by Landlord. In addition, Tenant’s Exterior Signage shall be subject to Tenant's receipt, at Tenant’s sole cost, of all required governmental permits and approvals and shall be subject to all applicable laws and to any covenants, conditions and restrictions affecting the Project. Landlord shall, at no cost to Landlord, use commercially reasonable efforts to assist Tenant in obtaining necessary governmental permits and approvals for Tenant’s Exterior Signage. Tenant hereby acknowledges that Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining any of the necessary governmental approvals and/or permits for Tenant’s Exterior Signage. In the event Tenant does not receive the necessary governmental approvals and permits for Tenant’s Exterior Signage, Tenant's and Landlord's rights and obligations under the remaining terms and conditions of the Lease shall be unaffected.
23.5.3    Objectionable Name. To the extent the Original Tenant or Permitted Transferee Assignee desires to change the name and/or logo set forth on Tenant’s Exterior Signage, such name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the Comparable

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Buildings (an "Objectionable Name"). The parties hereby agree that the names "Concur", “Concur Technologies”, or any reasonable derivation thereof, shall not be deemed an Objectionable Name.
23.5.4    Termination of Right to Tenant's Signage. The rights contained in this Section 23.5 shall be personal to the Original Tenant and a Permitted Transferee Assignee, and may only be exercised by the Original Tenant and a Permitted Transferee Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in the Lease) if (i) the Original Tenant or such Permitted Transferee Assignee leases from Landlord, and is in occupancy, of no less than the applicable square footage identified in Sections 23.5.1.1 and 23.5.1.2, above, (ii) Tenant or such Permitted Transferee Assignee is not then in default of this Lease (beyond the applicable notice and cure period set forth in this Lease), (iii) Tenant or such Permitted Transferee Assignee has not been in default of this Lease (beyond the applicable notice and cure period set forth in this Lease) more than twice during any twelve (12) month period during the Lease Term. In the event that at any time during the Lease Term Tenant fails to meet the requirements set forth in subsections (i) or (iii), above, Tenant’s rights to the Tenant’s Exterior Signage shall automatically terminate.
23.5.5    Cost and Maintenance. The costs of Tenant’s Exterior Signage and the installation, design, construction and any and all other costs associated with Tenant’s Exterior Signage, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant. Landlord shall have no obligations or liability in connection with Tenant’s Exterior Signage, including, without limitation, in connection with the installation or maintenance thereof, all of which shall be Tenant’s sole responsibility. Should Tenant’s Exterior Signage require repairs and/or maintenance, as determined in Landlord's reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant (except as set forth below) shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord, at Tenant's sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than thirty (30) days to perform, Tenant shall commence such repairs and/or maintenance within such thirty (30) day period and shall diligently prosecute such repairs and maintenance to completion. Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall, upon the delivery of an additional five (5) business days' prior written notice, have the right to cause such work to be performed and to charge Tenant as Additional Rent for the actual cost of such work. Upon the expiration or earlier termination of the Lease, or upon any earlier termination of Tenant’s right to the Tenant’s Exterior Signage as set forth in Section 23.5.4, above, Tenant shall, at Tenant's sole cost and expense, cause Tenant’s Exterior Signage to be removed and shall cause the areas in which such Tenant’s Exterior Signage was located to be restored to the condition existing immediately prior to the placement of such Tenant’s Exterior Signage (reasonable wear and tear excepted). If Tenant fails to timely remove Tenant’s Exterior Signage or to restore the areas in which such Tenant’s Exterior Signage was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all actual costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant's receipt of an invoice therefor. The terms and conditions of this Section 23.5.5 shall survive the expiration or earlier termination of this Lease.

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ARTICLE 24

COMPLIANCE WITH LAW
Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, "Applicable Laws"). At its sole cost and expense (but subject to Landlord's payment of the Improvement Allowance for the Improvements pursuant to Exhibit B), Tenant shall promptly comply with all such Applicable Laws which relate to (i) Tenant's use of the Premises, (ii) the Alterations or the Improvements in the Premises, or (iii) the Base Building, but, as to the Base Building, only to the extent such obligations are triggered by Tenant's Alterations, the Improvements, or use of the Premises for non-general office use. Should any standard or regulation now or hereafter be imposed on Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. Landlord shall comply with all Applicable Laws relating to the Base Building, provided that compliance with such Applicable Laws is not the responsibility of Tenant under this Lease, and provided further that Landlord's failure to comply therewith would prohibit Landlord from obtaining or maintaining a certificate of occupancy for the Premises, or would unreasonably and materially affect the safety of Tenant's employees or create a significant health hazard for Tenant's employees or would unreasonably and materially interfere with Tenant's use and quiet enjoyment of the Premises for the Permitted use, or Tenant's access thereto. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this Article 24 to the extent consistent with the terms of Section 4.2.4, above.
ARTICLE 25

LATE CHARGES
If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee when due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the overdue amount plus any attorneys' fees incurred by Landlord by reason of Tenant's failure to pay Rent and/or other charges when due hereunder; provided, however, with regard to the first such failure in any twelve (12) month period, Landlord will waive such late charge to the extent Tenant cures such failure within five (5) business days following Tenant's receipt of written notice from Landlord that the same was not received when due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at the "Interest Rate." For purposes of this Lease, the "Interest Rate" shall be an annual rate equal to the lesser of (i) the annual "Bank Prime Loan" rate cited in the Federal Reserve Statistical Release Publication H.15(519), published

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weekly (or such other comparable index as Landlord and Tenant shall reasonably agree upon if such rate ceases to be published), plus four (4) percentage points, and (ii) the highest rate permitted by applicable law.
ARTICLE 26

LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT
26.1    Landlord's Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein. If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.
26.2    Tenant's Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) in the event of default by Tenant in the payment of Rent, sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.
ARTICLE 27

ENTRY BY LANDLORD
Landlord reserves the right at all reasonable times (during Building Hours with respect to items (i) and (ii) below) and upon at least twenty-four (24) hours prior notice to Tenant (except in the case of an emergency) to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, or to current or prospective mortgagees, ground or underlying lessors or insurers, or during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building, or for structural alterations, repairs or improvements to the Building or the Building's systems and equipment. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord, including janitorial service; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform after applicable notice and cure rights are provided under this Lease. Landlord may make any such entries without the abatement

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of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes; provided, however, except for (x) emergencies, (y) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (z) repairs which are the obligation of Tenant hereunder, any such entry shall be performed in a manner so as not to unreasonably interfere with Tenant's use of the Premises and shall be performed after normal business hours if reasonably practical. With respect to items (y) and (z) above, Landlord shall use commercially reasonable efforts to not materially interfere with Tenant's use of, or access to, the Premises. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant's business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant's vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises. No provision of this Lease shall be construed as obligating Landlord to perform any repairs, alterations or decorations except as otherwise expressly agreed to be performed by Landlord herein.
ARTICLE 28

TENANT PARKING
Tenant shall be entitled to use commencing on the Lease Commencement Date, up to the amount of unreserved parking passes (“Unreserved Parking Passes”) set forth in Section 9 of the Summary, all of which Unreserved Parking Passes shall pertain to the Project parking facility. In lieu of an equal number of Unreserved Parking Passes, Tenant shall have the right to rent passes for up to five (5) Executive Level Parking Passes throughout the remainder of the Lease Term (the "Executive Level Parking Right"); provided that the Executive Level Parking Right must be exercised by Tenant (i) during the first twelve (12) months of the Lease Term, and (ii) pursuant to a written notice to Landlord. Tenant may change the number of Unreserved Parking Passes rented pursuant to this Article 28 upon at least thirty (30) days prior written notice to Landlord, provided that in no event shall Tenant be entitled to rent more than the amount of Unreserved Parking Passes set forth in Section 9 of the Summary. In addition, subject to availability (as solely determined by Landlord), Tenant may rent, on a month-to-month basis, additional parking passes for unreserved parking spaces in the Project parking facility (“Monthly Unreserved Passes”). Tenant shall pay to Landlord (or its designee) for all parking passes it uses from time to time on a monthly basis at the prevailing rate charged from time to time at the location of such parking passes; provided, however, the parking rate during the first Lease Year shall be (A) $150.00 per month per Unreserved Parking Passes, and (B) $265.00 per month per Executive Level Parking Pass. Thereafter the monthly rate for any such Unreserved Parking Passes and Executive Level Parking Passes shall be at the prevailing rate charged by Landlord from time to time at the location of such parking passes. The monthly rate for all Monthly Unreserved Passes shall be at the prevailing rate charged by Landlord from time to time at the location of such parking passes. In addition to any fees that may

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be charged to Tenant in connection with its parking of automobiles in the Project parking facility, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant's continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant's cooperation in seeing that Tenant's employees and visitors also comply with such rules and regulations and Tenant not being in default under this Lease beyond applicable notice and cure periods. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Article 28 are provided to Tenant solely for use by Tenant's own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval. Tenant may validate visitor parking by such method or methods as the Landlord may establish, at the validation rate from time to time generally applicable to visitor parking.
ARTICLE 29

MISCELLANEOUS PROVISIONS
29.1    Terms; Captions. The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.
29.2    Binding Effect. Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.
29.3    No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises is temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.

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29.4    Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within fifteen (15) business days following a request therefor. At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) days following the request therefor.
29.5    Transfer of Landlord's Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer (including the transfer of the L-C described in Article 30), Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder after the date of transfer and such transferee shall be deemed to have fully assumed and be liable for all obligations of this Lease to be performed by Landlord, including the return of the L-C, and Tenant shall attorn to such transferee. Tenant further acknowledges that Landlord may assign its interest in this Lease to a mortgage lender as additional security and agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.
29.6    Prohibition Against Recording or Publication. Except as provided in Section 29.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded or otherwise published by Tenant or by anyone acting through, under or on behalf of Tenant. Notwithstanding the foregoing, Landlord acknowledges that Tenant is a public company and may be required to file this Lease with securities regulators.
29.7    Landlord's Title. Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.
29.8    Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.
29.9    Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant's designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.
29.10    Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.
29.11    Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which

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it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.
29.12    No Warranty. In executing and delivering this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto. Tenant agrees that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the physical condition of the Building, the Project, the land upon which the Building or the Project are located, or the Premises, or the expenses of operation of the Premises, the Building or the Project, or any other matter or thing affecting or related to the Premises, except as herein expressly set forth in the provisions of this Lease.
29.13    Landlord Exculpation. The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building and any proceeds therefrom. Neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns. Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease. Notwithstanding any contrary provision herein, neither Landlord nor the Landlord Parties shall be liable under any circumstances for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.
29.14    Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.
29.15    Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project. Tenant does not rely on the fact, nor does Landlord

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represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.
29.16    Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except as to Tenant's obligations under Articles 5 and 24 of this Lease (collectively, a "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.
29.17    Waiver of Redemption by Tenant. Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.
29.18    Notices. All notices, demands, statements or communications (collectively, "Notices") given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A)  delivered by a nationally recognized overnight courier, or (B) delivered personally. Any such Notice shall be delivered (i) to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or (ii) to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date of receipted delivery, of refusal to accept delivery, or when delivery is first attempted but cannot be made due to a change of address for which no Notice was given. If Tenant is notified of the identity and address of Landlord's mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant's exercising any remedy available to Tenant. The party delivering Notice shall use commercially reasonable efforts to provide a courtesy copy of each such Notice to the receiving party via electronic mail. As of the date of this Lease, any Notices to Landlord must be delivered to the following addresses:

Kilroy Realty, L.P.,
c/o Kilroy Realty Corporation
12200 West Olympic Boulevard, Suite 200
Los Angeles, California 90064
Attention: Legal Department
with copies to:
Kilroy Realty Corporation

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12200 West Olympic Boulevard, Suite 200
Los Angeles, California 90064
Attention: Mr. John Fucci
and
Kilroy Realty Corporation601 108th Avenue NE, Suite 1560
Bellevue, Washington 98004
Attention: Asset Manager
and
Kilroy Realty Corporatio
601 108th Avenue NE, Suite 1560
Bellevue, Washington 98004
Attention: Senior Vice-President, Pacific Northwest Region
and
Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067-6019
Attention: Anton N. Natsis, Esq.
29.19    Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.
29.20    Authority. Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the State of Washington and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. Tenant shall, within ten (10) days after execution of this Lease and request by Landlord, deliver to Landlord satisfactory evidence of such authority and, if a corporation, upon demand by Landlord, also deliver to Landlord satisfactory evidence of (i) good standing in Tenant's state of incorporation and (ii) qualification to do business in Washington.
29.21    Attorneys' Fees. In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.
29.22    Governing Law; WAIVER OF TRIAL BY JURY. This Lease shall be construed and enforced in accordance with the laws of the State of Washington. IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY CONSENT TO

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(I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF WASHINGTON, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY WASHINGTON LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. IN THE EVENT LANDLORD COMMENCES ANY SUMMARY PROCEEDINGS OR ACTION FOR NONPAYMENT OF BASE RENT OR ADDITIONAL RENT, TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY NATURE OR DESCRIPTION (UNLESS SUCH COUNTERCLAIM SHALL BE MANDATORY) IN ANY SUCH PROCEEDING OR ACTION, BUT SHALL BE RELEGATED TO AN INDEPENDENT ACTION AT LAW.
29.23    Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.
29.24    Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay the Brokers pursuant to the terms of separate commission agreements. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.
29.25    Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.
29.26    Project or Building Name and Signage. Landlord shall have the right at any time to change the name of the Project or Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord's sole discretion, desire. Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord.

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29.27    Counterparts. This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document. Both counterparts shall be construed together and shall constitute a single lease.
29.28    Confidentiality; Press Release. Tenant acknowledges that the content of this Lease and any related documents are confidential information, except to the extent otherwise provided under Applicable Law. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant's financial, legal, and space planning consultants, or as may otherwise be required to be disclosed to or filed with securities regulators or other parties due to Tenant's status as a public company. Subject to the foregoing, neither party shall issue a press release or other public announcement with respect to this Lease without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Landlord and Tenant acknowledge that it is the intent of each of the parties hereto to issue a press release or other public announcement in connection with this Lease within approximately one (1) week following the full execution and delivery of this Lease.
29.29    Transportation Management. Tenant shall fully comply with all present or future legal requirements imposed on Tenant and intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.
29.30    Building Renovations. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Work Letter. However, Tenant hereby acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the "Renovations") the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building common areas and tenant spaces, (ii) modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord's actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor except as set forth in Section 6.4 of this Lease, entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to

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any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations or Landlord's actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord's actions except as set forth in Section 6.4 of this Lease.
29.31    No Violation. Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation.
29.32    Communications and Computer Lines. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the "Lines") at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor reasonably designated by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion, (iii) the Lines therefor (including riser cables) shall be (x) appropriately insulated to prevent excessive electromagnetic fields or radiation, (y) surrounded by a protective conduit reasonably acceptable to Landlord, and (z) identified in accordance with the "Identification Requirements," as that term is set forth hereinbelow, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Tenant shall remove existing Lines located in or serving the Premises and repair any damage in connection with such removal (but Landlord shall be responsible for the removal of existing Lines in connection with construction of the Improvements pursuant to Exhibit B), and (vi) Tenant shall pay all costs in connection therewith. All Lines shall be clearly marked with adhesive plastic labels (or plastic tags attached to such Lines with wire) to show Tenant's name, suite number, telephone number and the name of the person to contact in the case of an emergency (A) every four feet (4') outside the Premises (specifically including, but not limited to, the electrical room risers and other Common Areas), and (B) at the Lines' termination point(s) (collectively, the "Identification Requirements"). Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Tenant shall, at Tenant's sole cost and expense, remove all Lines installed by Tenant, and repair any damage caused by such removal. In the event that Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Lines, Landlord may do so and may charge the cost thereof to Tenant. Landlord reserves the right to require that Tenant remove any Lines installed by Tenant and located in or serving the Premises which are installed in violation of these provisions, or which are at any time (1) are in violation of any Applicable Laws, (2) are inconsistent with then-existing industry standards (such as the standards promulgated by the National Fire Protection Association (e.g., such organization's "2002 National Electrical Code")), or (3) otherwise represent a dangerous or potentially dangerous condition.
29.33    Hazardous Substances.

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29.33.1    Definitions. For purposes of this Lease, the following definitions shall apply: "Hazardous Material(s)" shall mean any solid, liquid or gaseous substance or material that is described or characterized as a toxic or hazardous substance, waste, material, pollutant, contaminant or infectious waste, or any matter that in certain specified quantities would be injurious to the public health or welfare, or words of similar import, in any of the "Environmental Laws," as that term is defined below, or any other words which are intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity or reproductive toxicity and includes, without limitation, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, nuclear or radioactive matter, medical waste, soot, vapors, fumes, acids, alkalis, chemicals, microbial matters (such as molds, fungi or other bacterial matters), biological agents and chemicals which may cause adverse health effects, including but not limited to, cancers and /or toxicity. "Environmental Laws" shall mean any and all federal, state, local or quasi-governmental laws (whether under common law, statute or otherwise), ordinances, decrees, codes, rulings, awards, rules, regulations or guidance or policy documents now or hereafter enacted or promulgated and as amended from time to time, in any way relating to (i) the protection of the environment, the health and safety of persons (including employees), property or the public welfare from actual or potential release, discharge, escape or emission (whether past or present) of any Hazardous Materials or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Materials.
29.33.2    Compliance with Environmental Laws. Landlord covenants that during the Lease Term, Landlord shall comply with all Environmental Laws in accordance with, and as required by, the TCCs of Article 24 of this Lease. Tenant represents and warrants that, except as herein set forth, it will not use, store or dispose of any Hazardous Materials in or on the Premises. However, notwithstanding the preceding sentence, Landlord agrees that Tenant may use, store and properly dispose of commonly available household and office cleaners and chemicals to maintain the Premises and Tenant’s routine office operations (such as printer toner and copier toner) (hereinafter the “Permitted Chemicals”). Landlord and Tenant acknowledge that any or all of the Permitted Chemicals described in this paragraph may constitute Hazardous Materials. However, Tenant may use, store and dispose of same, provided that in doing so, Tenant fully complies with all Environmental Laws.
29.33.3    Tenant Hazardous Materials. Tenant will (i) obtain and maintain in full force and effect all Environmental Permits (as defined below) that may be required from time to time under any Environmental Laws applicable to Tenant or the Premises, and (ii) be and remain in compliance with all terms and conditions of all such Environmental Permits and with all other Environmental Laws. "Environmental Permits" means, collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with any Environmental Law. On or before the Lease Commencement Date and on each annual anniversary of the Commencement Date thereafter, as well as at any other time following Tenant's receipt of a reasonable request from Landlord, Tenant agrees to deliver to Landlord a list of all Hazardous Materials anticipated to be used by Tenant in the Premises and the quantities thereof. At any time following Tenant's receipt of a request from Landlord, Tenant shall

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promptly complete a "hazardous materials questionnaire" using the form then-provided by Landlord. Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, the Building and the Project, at its sole cost and expense, any and all Hazardous Materials, including any equipment or systems containing Hazardous Materials, which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises, the Building, and/or the Project or any portion thereof by Tenant and/or any Tenant Parties (such obligation to survive the expiration or sooner termination of this Lease). Nothing in this Lease shall impose any liability on Tenant for any Hazardous Materials in existence on the Premises, Building or Project prior to the Lease Commencement Date or brought onto the Premises, Building or Project after the Lease Commencement Date by any third parties not under Tenant's control.
29.33.4    Landlord’s Right of Environmental Audit. Landlord may, upon reasonable notice to Tenant, be granted access to and enter the Premises no more than once annually to perform or cause to have performed an environmental inspection, site assessment or audit. Such environmental inspector or auditor may be chosen by Landlord, in its sole discretion, and be performed at Landlord’s sole expense. To the extent that the report prepared upon such inspection, assessment or audit, indicates the presence of Hazardous Materials in violation of Environmental Laws, or provides recommendations or suggestions to prohibit the release, discharge, escape or emission of any Hazardous Materials at, upon, under or within the Premises, or to comply with any Environmental Laws, Tenant shall promptly, at Tenant’s sole expense, comply with such recommendations or suggestions, including, but not limited to performing such additional investigative or subsurface investigations or remediation(s) as recommended by such inspector or auditor. Notwithstanding the above, if at any time, Landlord has actual notice or reasonable cause to believe that Tenant has violated, or permitted any violations of any Environmental Law, then Landlord will be entitled to perform its environmental inspection, assessment or audit at any time, notwithstanding the above mentioned annual limitation, and Tenant must reimburse Landlord for the cost or fees incurred for such as Additional Rent.
29.33.5    Indemnifications. Landlord agrees to indemnify, defend, protect and hold harmless the Tenant Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials to the extent such liability, obligation, damage or costs was a result of actions caused or permitted by Landlord or a Landlord Party. Tenant agrees to indemnify, defend, protect and hold harmless the Landlord Parties from and against any liability, obligation, damage or costs, including without limitation, attorneys’ fees and costs, resulting directly or indirectly from any use, presence, removal or disposal of any Hazardous Materials or breach of any provision of this section, to the extent such liability, obligation, damage or costs was a result of actions caused or permitted by Tenant or a Tenant Party.
29.34    Development of the Project.
29.34.1        Subdivision. Landlord reserves the right to further subdivide all or a portion of the Project. Tenant agrees to execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents needed to conform this Lease to the circumstances resulting from such subdivision.

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29.34.2        The Other Improvements. If portions of the Project or property adjacent to the Project (collectively, the "Other Improvements") are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any or all of the Other Improvements to provide (i) for reciprocal rights of access and/or use of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and the Other Improvements, (iii) for the allocation of a portion of the Direct Expenses to the Other Improvements and the operating expenses and taxes for the Other Improvements to the Project, and (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord's right to convey all or any portion of the Project or any other of Landlord's rights described in this Lease.
29.34.3        Construction of Project and Other Improvements. Tenant acknowledges that portions of the Project and/or the Other Improvements may be under construction following Tenant's occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project. Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction.
29.35    No Discrimination. Tenant covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.
29.36    Water Sensors. Tenant shall, as part of the Improvements to be constructed in the Premises pursuant to the terms and conditions of the Work Letter, be responsible for promptly installing web-enabled wireless water leak sensor devices designed to alert the Tenant on a twenty-four (24) hour seven (7) day per week basis if a water leak is occurring in the Premises (which water sensor device(s) located in the Premises shall be referred to herein as "Water Sensors"). The Water Sensors shall be installed in such areas in the Premises where water is utilized (such as sinks, pipes, faucets, showers, water heaters, coffee machines, ice machines, water dispensers and water fountains), and in other locations that may be reasonably designated by Landlord at the time of approval of the initial Improvements or at the time of any later Alterations, but which shall not include areas where water is not dispensed or otherwise utilized by Tenant (the "Sensor Areas"). In connection with any Alterations affecting or relating to any Sensor Areas, Landlord may require Water Sensors to be installed or updated in Landlord's reasonable discretion. With respect to the installation of any such Water Sensors, Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor reasonably designated by Landlord, and comply with all of the other provisions of Article 8 of this Lease. Tenant shall, at Tenant's sole cost and expense,

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pursuant to Article 7 of this Lease keep any Water Sensors located in the Premises (whether installed by Tenant or someone else) in good working order, repair and condition at all times during the Lease Term and comply with all of the other provisions of Article 7 of this Lease. Notwithstanding any provision to the contrary contained herein, Landlord has neither an obligation to monitor, repair or otherwise maintain the Water Sensors, nor an obligation to respond to any alerts it may receive from the Water Sensors or which may be generated from the Water Sensors. Upon the expiration of the Lease Term, Tenant shall leave the Water Sensors in place together with all necessary user information such that the same may be used by a future occupant of the Premises (e.g., the water sensors shall be unblocked and ready for use by a third party).
ARTICLE 30

LETTER OF CREDIT
30.1    Delivery of Letter of Credit. Tenant shall deliver to Landlord, concurrently with Tenant's execution of this Lease, an unconditional, irrevocable standby letter of credit (the "L‑C‑") in the amount set forth in Section 30.3 below (the "L‑C Amount‑"), which L‑C shall be issued by a money-center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the "Bank"), which Bank must have a short term Fitch Rating which is not less than "F1", and a long term Fitch Rating which is not less than "A" (or in the event such Fitch Ratings are no longer available, a comparable rating from Standard and Poor’s Professional Rating Service or Moody’s Professional Rating Service) (collectively, the “Bank’s Credit Rating Threshold”), (Landlord hereby approves Bank of America, N.A. as the Bank) and which L‑C shall be substantially in the form of Exhibit H, attached hereto or in such other form approved by Landlord (which approval shall not be unreasonably withheld). Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L‑C. The L‑C shall (i) be "callable" at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension of an annual L‑C, for the period commencing on the date of delivery of the L‑C and continuing until the date (the "L‑C Expiration Date") that is no less than thirty (30) days after the expiration of the Lease Term (as the same may be extended) and Tenant shall deliver a new L‑C or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the L‑C then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, at Landlord's cost, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Landlord shall have the right to draw down an amount up to the face amount of the L‑C if any of the following shall have occurred or be applicable: (A) subject to the last sentence set forth in this Section 30.1, such amount is past due to Landlord beyond the applicable notice and cure period under the terms and conditions of this Lease, or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, "Bankruptcy Code"), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Bank has notified Landlord that the L‑C will not be renewed or extended through the L‑C Expiration Date, or (E) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (F) Tenant executes an assignment for the benefit of creditors, or

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(G) if any of the Bank's Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Bank's Credit Rating Threshold and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all respects to the requirements of this Article 30 (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in this Section 30.1 above), in the amount of the applicable L‑C Amount, within thirty (30) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an "L‑C Draw Event"). The L‑C shall be honored by the Bank regardless of whether Tenant disputes Landlord's right to draw upon the L‑C. In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L‑C shall be deemed to fail to meet the requirements of this Article 30, and, within thirty (30) days following Landlord's notice to Tenant of such receivership or conservatorship (the "L‑C FDIC Replacement Notice"), Tenant shall replace such L‑C with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank's Credit Rating Threshold and shall otherwise be acceptable to Landlord in its reasonable discretion) and that complies in all respects with the requirements of this Article 30. If Tenant fails to replace such L‑C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Section 30.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid sixty (60) day period). Tenant shall be responsible for the payment of any and all out-of-pocket costs incurred with the review of any replacement L‑C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant. Notwithstanding any provision to the contrary set forth herein, if Tenant is in breach or default of this Lease, and Landlord is not able to deliver notice to Tenant of such breach or default due to any reason outside of Landlord’s reasonable control, including without limitation if Landlord is legally prevented from delivering a default notice to Tenant (including because Tenant has filed a voluntary petition, or an involuntary petition has been filed against Tenant, under the U. S. Bankruptcy Code or any state bankruptcy code), then for as long as such breach or default continues Landlord shall have all of the rights and remedies provided in this Article 30 as if Tenant were in default of this Lease after the applicable notice and cure period expressly set forth in this Lease.
30.2    Application of L‑C. Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L‑C upon the occurrence of any L‑C Draw Event. In the event of any L‑C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the L‑C, in part or in whole, or necessary to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant's Default of this Lease or other L-C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease. The use, application or retention of the L‑C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L‑C, and such L‑C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.

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Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L‑C, either prior to or following a "draw" by Landlord of any portion of the L‑C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord's right to draw upon the L‑C. No condition or term of this Lease shall be deemed to render the L‑C conditional to justify the issuer of the L‑C in failing to honor a drawing upon such L‑C in a timely manner. Tenant agrees and acknowledges that (i) the L‑C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L‑C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant's bankruptcy estate shall have any right to restrict or limit Landlord's claim and/or rights to the L‑C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise. In the event of an assignment by Tenant of its interest in this Lease (and irrespective of whether Landlord's consent is required for such assignment), the acceptance of any replacement or substitute L-C by Landlord from the assignee shall be subject to Landlord's prior written approval, in Landlord's reasonable discretion, and the actual and reasonable attorney's fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within thirty (30) days of billing.
30.3    L-C Amount; Maintenance of L-C by Tenant.
30.3.1    L-C Amount. The initial L-C Amount shall be equal to $1,949,379.56.
30.3.2    Increase in L-C Amount. The L-C Amount is subject to an increase in connection with (i) Tenant’s leasing of the First Offer Space as particularly set forth in Section 1.4, above, and (ii) Tenant’s election to utilize any of the Additional Allowance pursuant to the terms set forth in the Work Letter, in which case the increase in the L-C Amount shall be equal to the product of four (4) and the amount of the Additional Monthly Base Rent. In the event of any increase in the L-C Amount, Tenant shall, within ten (10) business days thereafter, deliver to Landlord either (x) an amendment to the existing L-C (in form and content reasonably acceptable to Landlord) modifying the L-C Amount to the amount then required under this Article 30, or (y) an entirely new L-C (in the form and content otherwise required in this Article  30) in the total L-C Amount then required under this Article 30.
30.3.3    In General. If, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within fifteen (15) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 30. Tenant further covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the L-C expires earlier than the L‑C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the L-C), which

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shall be irrevocable and automatically renewable as above provided through the L‑C Expiration Date upon the same terms as the expiring L‑C or such other terms as may be acceptable to Landlord in its sole discretion. However, if the L‑C is not timely renewed, or if Tenant fails to maintain the L‑C in the amount and in accordance with the terms set forth in this Article 30, Landlord shall have the right to present the L‑C to the Bank in accordance with the terms of this Article 30, and the proceeds of the L-C may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any Default by Tenant under this Lease. In the event Landlord elects to exercise its rights under the foregoing, (I) any unused proceeds shall constitute the property of Landlord (and not Tenant’s property or, in the event of a receivership, conservatorship, or a bankruptcy filing by Tenant, property of such receivership, conservatorship or Tenant’s bankruptcy estate) and need not be segregated from Landlord’s other assets, and (II) Landlord agrees to pay to Tenant within thirty (30) days after the L‑C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the L‑C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.
30.4    Transfer and Encumbrance. The L-C shall also provide that Landlord may, at any time and with notice to Tenant and without first obtaining Tenant's consent thereto, transfer (one or more times) all of its interest in and to the L-C to another party, person or entity, regardless of whether or not such transfer is from or as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord's interest in under this Lease, Landlord shall transfer the L-C, in whole and not in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new landlord. Any such transfer must conform strictly to the terms of the issued L-C and the terms and conditions of rule 6 of the International Standby Practices fixed by the International Chamber of Commerce, publication no. 590 (isp98). In connection with any such transfer of the L-C by Landlord, Tenant shall cooperate, at Landlord's sole cost and expense, in executing and submitting to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and Landlord shall be responsible for paying the Bank's transfer and processing fees in connection therewith.
30.5    L-C Not a Security Deposit. Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L‑C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context(the “Security Deposit Laws”), (2) acknowledge and agree that the L‑C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability

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or relevancy thereto, and (c) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws.
30.6    Waiver of Certain Relief. Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the L‑C:
30.6.1    A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts drawn under any L‑C or the Bank's honoring or payment of sight draft(s); or
30.6.2    Any attachment, garnishment, or levy in any manner upon either the proceeds of any L‑C or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under such L‑C) based on any theory whatever.
30.7    Remedy for Improper Drafts. Tenant's sole remedy in connection with the improper presentment or payment of sight drafts drawn under any L‑C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied, together with interest at the Interest Rate and reasonable actual out-of-pocket attorneys' fees, provided that at the time of such refund, Tenant increases the amount of such L‑C to the amount (if any) then required under the applicable provisions of this Lease. Tenant acknowledges that the presentment of sight drafts drawn under any L‑C, or the Bank's payment of sight drafts drawn under such L‑C, could not under any circumstances cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor. In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within ten (10) business days after demand, Tenant shall have the right to deduct the amount thereof together with interest thereon at the Interest Rate from the next installment(s) of Base Rent.

[SIGNATURES ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

"LANDLORD":

KILROY REALTY, L.P.,
a Delaware limited partnership
By: Kilroy Realty Corporation,
a Maryland corporation,
doing business in the State of Washington as
Kilroy Realty Northwest Corporation,
General Partner
By:/s/ Jeffrey C. Hawken
Name: Jeffrey C. Hawken
Its: Executive Vice President & Chief
Operating Officer
By:/s/ Heidi R. Roth
Name: Heidi R. Roth
Its: Senior Vice President, Chief
Accounting Officer & Controller
"TENANT":
CONCUR TECHNOLOGIES, INC.,
a Delaware corporation

By: /s/ Rajeev Singh
Name: Rajeev Singh
Its: President and Chief Operating Officer

By: /s/ Kyle R.Sugamele
Name: Kyle R. Sugamele
Its: Chief Legal Officer

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NOTARY PAGE
STATE OF WASHINGTON    )
) ss.
COUNTY OF KING    )
I certify that I know or have satisfactory evidence that Rajeev Singh_____________ is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath stated that he was authorized to execute the instrument and acknowledged it as the President and Chief Operating Officer of CONCUR TECHNOLOGIES, INC., to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.
Dated: June 13, 2012________________
/s/ Lorraine C Smolkowski_________________________
(Signature)
(Seal or stamp)
Title: Notary Public____________________________
Notary Public in and for the State of Washington

Residing at: King County_______________________
My appointment expires: November 1, 2013________

STATE OF WASHINGTON    )
) ss.
COUNTY OF KING    )
I certify that I know or have satisfactory evidence that Kyle R. Sugamele____________ is the person who appeared before me, and said person acknowledged that he signed this instrument, on oath stated that he was authorized to execute the instrument and acknowledged it as the Chief Legal Officer of CONCUR TECHNOLOGIES, INC., to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.
Dated: June 13, 2012________________
/s/ Lorraine C Smolkowski_________________________
(Signature)
(Seal or stamp)
Title: Notary Public____________________________
Notary Public in and for the State of Washington

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Residing at: King County_______________________
My appointment expires: November 1, 2013________

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STATE OF CALIFORNIA COUNTY OF LOS ANGELES	) ) )
On ______________________, before me, ______________________, a Notary Public, personally appeared ________________________________, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the forgoing paragraph is true and correct.
WITNESS my hand and official seal.

Signature ________________________________ (Seal)

STATE OF CALIFORNIA COUNTY OF LOS ANGELES	) ) )
On June 14, 2012________, before me, James K. Doyle_____________, a Notary Public, personally appeared Jeffrey C. Hawken & Heidi Roth______, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the forgoing paragraph is true and correct.
WITNESS my hand and official seal.

Signature /s/ James K. Doyle, Notary Public____________ (Seal)

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EXHIBIT A
KEY CENTER
OUTLINE OF PREMISES

SEVENTH FLOOR PLAN

SUITE 700
SUITE 710

NOTE:
Assumes shell
and core

APRIL 9, 2012

07

Key Center
Kilroy Realty Corporation
601 108TH AVE NE, BELLEVUE WA 98004

burgess design interiors architecture

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SUITE 800

NOTE:
Assumes shell and core

EIGHTH FLOOR PLAN

APRIL 9, 2012

Key Center
Kilroy Realty Corporation
601 108TH AVE NE, BELLEVUE WA 98004

burgess design architecture interiors

08

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SUITE 900

NOTE:
Assumes shell and core

NINTH FLOOR PLAN

APRIL 9, 2012

Key Center
Kilroy Realty Corporation
601 108TH AVE NE, BELLEVUE WA 98004

burgess design interiors architecture

09

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TENTH FLOOR PLAN

APRIL 9, 2012

SUITE 1000

NOTE:
Assumes shell
and core

10

Key Center
Kilroy Realty Corporation
601 108TH AVE NE, BELLEVUE WA 98004

burgess design interiors architecture

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ELEVENTH FLOOR PLAN

SUITE 1100

NOTE:
Assumes shell
and core

SEPTEMBER 14, 2011

11

Key Center
Kilroy Realty Corporation
601 108TH AVE NE, BELLEVUE WA 98004

burgess design interiors architecture

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TWELFTH FLOOR PLAN

SUITE 1200

NOTE:
Assumes shell
and core

SEPTEMBER 14, 2011

12

Key Center
Kilroy Realty Corporation
601 108TH AVE NE, BELLEVUE WA 98004

burgess design interiors architecture

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EXHIBIT A-1
KEY CENTER
LEGAL DESCRIPTION
PARCEL A:
THAT PORTION OF LOT 2 IN BLOCK 2 OF CHERITON FRUIT GARDENS PLAT NO. 1, AS PER PLAT RECORDED IN VOLUME 7 OF PLATS, PAGE 47, RECORDS OF KING COUNTY, DESCRIBED AS FOLLOWS:
BEGINNING AT A POINT ON THE WEST LINE OF THE EAST 230 FEET OF SAID LOT 2 WHICH IS SOUTH 00°05'54" WEST ALONG SAID WEST LINE 297 FEET FROM THE NORTH LINE OF SAID LOT 2;
THENCE SOUTH 89°54'06" EAST, 178 FEET;
THENCE SOUTH 44°54'06" EAST, 14.14 FEET;
THENCE SOUTH 89°54'06" EAST, 12 FEET TO THE WEST LINE OF THE EAST 30 FEET OF SAID LOT 2;
THENCE SOUTH 00°05'54" WEST ALONG SAID WEST LINE 138.02 FEET TO THE SOUTH LINE OF THE NORTH 120 FEET OF THE SOUTH ½ OF SAID LOT 2;
THENCE NORTH 88°44'41" WEST ALONG SAID SOUTH LINE 200.04 FEET TO THE WEST LINE OF THE EAST 230 FEET OF SAID LOT 2;
THENCE NORTH 00°05'54" EAST ALONG SAID WEST LINE 143.98 FEET TO THE POINT OF BEGINNING;
(ALSO KNOWN AS PARCEL “B” OF CITY OF BELLEVUE LOT LINE REVISION NO. 84‑43 RECORDED UNDER RECORDING NO. 8503079001);
PARCEL B:
THAT PORTION OF THE SOUTH ½ OF LOT 2 IN BLOCK 2 OF CHERITON FRUIT GARDENS PLAT NO. 1, AS PER PLAT RECORDED IN VOLUME 7 OF PLATS, PAGE 47, RECORDS OF KING COUNTY, DESCRIBED AS FOLLOWS:
BEGINNING AT THE INTERSECTION OF THE WEST LINE OF THE EAST 30 FEET OF SAID LOT 2 WITH THE SOUTH LINE THEREOF;
THENCE NORTH 88°46'31" WEST ALONG SAID SOUTH LINE 221.81 FEET;
THENCE NORTH 00°05'54" EAST, 108.37 FEET;
THENCE SOUTH 89°54'06" EAST, 21.77 FEET TO THE WEST LINE OF THE EAST 230 FEET OF SAID LOT 2;
THENCE NORTH 00°05'54" EAST ALONG SAID WEST LINE 80.31 FEET TO THE SOUTH LINE OF PARCEL “B” OF CITY OF BELLEVUE BOUNDARY LINE ADJUST NO. 84‑43, RECORDED UNDER KING COUNTY RECORDING NO. 8503019001;
THENCE SOUTH 88°44'41" EAST ALONG SAID SOUTH LINE 200.04 FEET TO THE WEST LINE OF THE EAST 30 FEET OF SAID LOT 2;

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THENCE SOUTH 00°05'54" WEST ALONG SAID WEST LINE 189.00 FEET TO BEGINNING;
(ALSO KNOWN AS LOT 2 OF CITY OF BELLEVUE BOUNDARY LINE ADJUSTMENT NO. BLA‑90‑7034 RECORDED UNDER RECORDING NO. 9201159011);
TOGETHER WITH THE FOLLOWING DESCRIBED EASEMENTS:
PERPETUAL NON-EXCLUSIVE EASEMENTS FOR INGRESS AND EGRESS TO AND FROM 106TH AVENUE NE PURSUANT TO (I) AN ACCESS EASEMENT BETWEEN STERLING REALTY ORGANIZATION CO AND THREE BELLEVUE CENTER LLC DATED NOVEMBER 20, 1998 AND RECORDED NOVEMBER 23, 1998 UNDER RECORDING NUMBER 9811230275 (II) GRANT OF CROSS EASEMENT DATED NOVEMBER 19, 1958, RECORDED NOVEMBER 21, 1958 UNDER RECORDING NO. 4968207, AS AMENDED BY CORRECTION DEED DATED DECEMBER 31, 1958, RECORDED JANUARY 5, 1959 UNDER RECORDING NO. 4982132;
PERPETUAL NON-EXCLUSIVE EASEMENT FOR INGRESS AND EGRESS AND SIGNAGE AS SET FORTH IN THE RECIPROCAL EASEMENT AGREEMENT BY AND AMONG STERLING REALTY ORGANIZATION CO., EOP NORTHWEST PROPERTIES, L.L.C. AND THREE BELLEVUE CENTER LLC DATED NOVEMBER 20, 1998, RECORDED NOVEMBER 23, 1998 UNDER RECORDING NUMBER 9811230277;
PERPETUAL NON-EXCLUSIVE EASEMENT FOR THE INSTALLATION, MAINTENANCE AND REMOVAL OF A STORM WATER DRAINAGE LINE AND THE USE OF DRAINAGE FACILITIES OVER AND ACROSS ADJOINING PROPERTY AS SET FORTH IN A DRAINAGE EASEMENT BY AND BETWEEN STERLING REALTY ORGANIZATION CO. AND THREE BELLEVUE CENTER LLC DATED NOVEMBER 20, 1998, RECORDED NOVEMBER 23, 1998 UNDER RECORDING NUMBER 9811230278;
SITUATED IN THE CITY OF BELLEVUE, COUNTY OF KING, STATE OF WASHINGTON.

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EXHIBIT B
KEY CENTER
WORK LETTER
This Work Letter shall set forth the terms and conditions relating to the construction of the Premises. This Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Work Letter to Articles or Sections of "this Lease" shall mean the relevant portions of Articles 1 through 30 of the Office Lease to which this Work Letter is attached as Exhibit B and of which this Work Letter forms a part, and all references in this Work Letter to Sections of "this Work Letter" shall mean the relevant portion of Sections 1 through 6 of this Work Letter.
SECTION 1

DELIVERY OF THE PREMISES
Tenant acknowledges that Tenant has thoroughly examined the Premises. Following the vacation and surrender of the Premises to Landlord by the current occupants of the Premises (which is currently anticipated to be seven (7) days following the full execution and delivery of this Lease by Landlord and Tenant with respect to the Seventh Floor Premises, January 1, 2013 with respect to the Eighth Floor Premises, February 1, 2013 with respect to the Ninth Floor Premises and the Tenth Floor Premises, and March 1, 2013 with respect to the Eleventh Floor Premise and the Twelfth Floor Premises), Landlord shall deliver the Premises and Tenant shall accept the Premises from Landlord in their then existing, "as-is" condition as of the date of such delivery, except as otherwise set forth herein; provided, however, Landlord shall cause all unused computer/data wiring and cabling, and furniture, fixtures, equipment and personal property (including tenant fixturing and equipment within data center or server rooms) to be removed from the Premises and shall use commercially reasonable and diligent efforts to cause the vacating tenants to comply with all of their respective lease obligations with respect to the delivery and repair conditions to be satisfied prior to vacating. The parties acknowledge, however, that such "delivery" shall be delivery of the applicable portion of the Premises free of tenancies so that Landlord may then commence construction of the Improvements pursuant to this Work Letter.
SECTION 2

IMPROVEMENTS

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2.1    Improvement Allowance.
2.1.1    Initial Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the "Improvement Allowance") in the amount of Six Million, One Hundred Thirty-Seven Thousand One Hundred and No/100 Dollars ($6,137,100.00) (i.e., $50.00 per rentable square foot of the Premises) for the costs relating to the initial design (including, without limitation, engineering costs), permitting and construction of the improvements, which are permanently affixed to the Premises (the "Improvements").
2.1.2    Additional Allowance. In addition to the initial Improvement Allowance set forth in Section 2.1.1, above, Tenant shall be entitled to a one-time additional allowance in an amount not to exceed One Million Two Hundred Twenty-Seven Thousand Four Hundred Twenty and No/100 Dollars ($1,227,420.00) (i.e., Ten and No/100 Dollar ($10.00) per rentable square foot of the Premises) (the “Additional Allowance”) to be used solely for costs of Improvement Allowance Items (but in no event shall any such Additional Allowance be used for Tenant's furniture, fixtures, equipment or other items of personal property). Tenant shall only have the right to utilize such Additional Allowance in the event that Tenant provides written notice of Tenant’s election prior to the Lease Commencement Date. Such notice shall specify the amount that Tenant desires to utilize and shall be delivered to Landlord. In the event Tenant exercises its right to use all or any portion of the Additional Allowance, the monthly installments of Base Rent for the Premises (as otherwise set forth in Section 4 of the Summary of Basic Lease Information) shall be increased by an amount equal to the “Additional Monthly Base Rent," as that term is defined below. The “Additional Monthly Base Rent” shall be an amount equal to the missing component of an annuity, which annuity shall have (i) such actual amount of the Additional Allowance utilized by Tenant (expressed as a total amount up to $10.00 per rentable square foot) as the present value amount, (ii) one hundred twenty (120) as the number of payments with respect to any Additional Allowance, and (iii) 0.667%, which is equal to eight percent (8%) divided by twelve (12) months per year, as the monthly interest factor. In the event Tenant uses all or any portion of the Additional Allowance, then all references in this Work Letter to the "Improvement Allowance" shall be deemed to include the Additional Allowance requested by Tenant. Tenant acknowledges and hereby agrees to pay to Landlord the full amount of the Additional Allowance requested by Tenant and disbursed by Landlord as provided herein (including interest, as provided herein above), and accordingly, hereby further agrees that in no event shall any provision of this Lease relating to any abatement, reduction, cessation or other modification of the Rent payable by Tenant to Landlord (including, without limitation, Section 3.2, Section 6.4, Article 11 and Article 13 of this Lease) be deemed to affect, modify, reduce or otherwise apply with respect to Tenant's obligation to pay the Additional Allowance to Landlord, and which obligation shall continue to survive any early termination of this Lease until the full amount of the Additional Allowance requested by Tenant and disbursed by Landlord (including interest as provided herein) has been paid to Landlord.
2.1.3    Total Improvement Allowance. In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in the event that Tenant fails to timely pay any portion of the "Over Allowance Amount," as defined in and pursuant to the terms of Section 4.3.1, nor shall Landlord be obligated to pay a total amount pursuant to this Work Letter which exceeds the Improvement Allowance. Landlord shall not be obligated to disburse any monies from the

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Improvement Allowance following the date that is ninety (90) days after the Lease Commencement Date; provided, however, if following the Lease Commencement Date, there is any unused amount of the Improvement Allowance (which for purposes hereof, shall not include any of the Additional Allowance) not exceeding $10.00 per rentable square foot of the Premises, then Tenant shall have the right to utilize such unused amount toward the cost of Lines (as that term is defined in Section 29.32 of the Lease) in the Premises, or towards the cost of additional Improvements to be constructed in the Premises (pursuant to the terms of this Work Letter) or to be constructed in the Expansion Space for a period of twenty-four (24) months following the Lease Commencement Date.
2.2    Disbursement of the Improvement Allowance. Except as otherwise set forth in this Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process, including, without limitation, Landlord's receipt of invoices for all costs and fees described herein) for all costs related to the construction of the Improvements (including, without limitation, design, engineering, permitting and construction costs) and for the following items and costs (collectively, the "Improvement Allowance Items"):
2.2.1    Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord's third-party consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Work Letter, and the reimbursement of the actual, out-of-pocket fees paid by Tenant to a third-party project manager or other third-party consultants retained by Tenant (such third-party project manager or other third-party consultants are collectively, “Tenant’s Consultants”) to monitor and supervise the Improvements on Tenant's behalf; provided, however, in no event shall more than two percent (2%) of the hard construction costs of the Improvements be utilized in connection with Tenant’s Consultants;
2.2.2    The cost of any changes in the Base Building when such changes are required by the Construction Drawings;
2.2.3    The cost of any changes to the Construction Drawings or Improvements required by all applicable building codes (the "Code");
2.2.4    The "Landlord Supervision Fee", as that term is defined in Section 4.3.2 of this Work Letter; and
2.2.5    The HVAC Activation/Override System and the Water Sensors.
2.3    Building Standards. Landlord has established or may establish specifications for certain Building standard components to be used in the construction of the Improvements in the Premises, provided that Landlord may not require Tenant to comply with new Building standards once the Final Working Drawings have been agreed upon. A copy of Landlord’s current Building standards, identified as Minimum Building Standard Tenant Improvement Specifications (together with eight (8) related attachments) was delivered to Tenant via email on June 8, 2012. The quality of Improvements shall be equal to or of greater quality than the quality of such Building standards,

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provided that Landlord may, at Landlord’s option (subject to the terms of the first sentence of this Section 2.3), require the Improvements to comply with certain Building standards. Removal requirements for Improvements are addressed in Article 8 of this Lease.
SECTION 3

CONSTRUCTION DRAWINGS
3.1    Selection of Architect/Construction Drawings. Tenant shall retain JPC Architects as the architect/space planner (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1. Tenant shall retain the engineering consultants designated by Tenant and reasonably approved by Landlord (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing and HVAC work of the Improvements. All such Engineers shall be retained by Tenant within twenty (20) business days following the full execution and delivery of this Lease. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings." All Construction Drawings shall comply with the drawing format and specifications as determined by Landlord(and Landlord hereby approves drawings done in Autocad), and shall be subject to Landlord's approval as more particularly set forth in Sections 3.2, 3.3 and 3.4, below. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith (but Landlord shall provide the Architect with reasonable access to the Premises and such plans as are in Landlord’s possession and control and are required by the Architect in connection with the design and construction of the Improvements). Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.
3.2    Space Planning. Within three (3) business days following Tenant’s execution of this Lease, Tenant and the Architect shall submit to Landlord the conceptual space plan, a test layout example of a single floor, providing a floor plan and reflected ceiling plan with rendering views and general comments to show the initial design intent of the Improvements in the Premises (collectively, the "Conceptual Space Plan"), and shall deliver four (4) hard copies signed by Tenant to Landlord for Landlord's approval. Concurrently with Tenant's delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such Conceptual Space Plan. Landlord shall review and approve (or disapprove) the same within two (2) business

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days after receipt thereof from Tenant, and such approval shall not be unreasonably withheld.
3.3    Final Space Plan. On or before the date set forth in Schedule 1, attached hereto, Tenant and the Architect shall prepare the final space plan for Improvements in the Premises (collectively, the "Final Space Plan"), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and anticipated equipment to be contained therein, along with other illustrations and renderings reasonably required by Landlord, and shall deliver four (4) hard copies signed by Tenant to Landlord for Landlord's approval (such approval not to be unreasonably withheld, conditioned or delayed) and concurrently with Tenant's delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such Final Space Plan. Within five (5) business days after Landlord's receipt of the Final Space Plan for the Premises, Landlord shall provide written notice to Tenant either approving the Final Space Plan or advising Tenant, with reasonable specificity, if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require and resubmit the same to Landlord. In the event that Landlord fails to respond to Tenant regarding the Final Space Plan within the applicable time period set forth in this Section 3.3 above, Tenant shall have the right to send a written "reminder notice" to Landlord, which conspicuously indicates that Landlord's continued failure to respond may result in the deemed approval of the Final Space Plan. If Landlord fails to respond to Tenant regarding the Final Space Plan within three (3) business days after receipt of the reminder notice identified in this Section 3.3, then the Final Space Plan shall be deemed to have been approved by Landlord.
3.4    Final Working Drawings. On or before the date set forth in Schedule 1, Tenant, the Architect and the Engineers shall complete the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit four (4) hard copies signed by Tenant of the Final Working Drawings to Landlord for Landlord's approval (such approval not to be unreasonably withheld, conditioned or delayed) and concurrently with Tenant's delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such Final Working Drawings. Within ten (10) business days after Landlord's receipt of the Final Working Drawings for the Premises, Landlord shall provide written notice to Tenant either approving the Final Working Drawings or advising Tenant, with reasonable specificity, if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith and resubmit the same to Landlord. In the event that Landlord fails to respond to Tenant regarding the Final Working Drawings within the applicable time period set forth in this Section 3.4 above, Tenant shall have the right to send a written "reminder notice" to Landlord, which conspicuously indicates that Landlord's continued failure to respond may result in the deemed approval of the Final Working Drawings. If Landlord fails to respond to Tenant regarding the Final Working Drawings within three (3) business days after receipt of the reminder notice identified in this Section 3.4, then the Final Working Drawings shall be deemed to have been approved by Landlord.
3.5    Concurrent Submittal of Final Working Drawings to the City; Permits. Concurrently

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with the delivery of the Final Working Drawings to Landlord for approval as set forth in Section 2.4, above, Tenant shall also cause the Architect to submit the Final Working Drawings to the appropriate municipal authorities for all applicable building and other permits necessary to allow "Contractor," as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Improvements (the "Permits"), and, in connection therewith, Tenant shall coordinate with Landlord in order to allow Landlord, at its option, to take part in all phases of the permitting process and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal and obtain the Permits on or before the date set forth in Schedule 1. Landlord shall be responsible for obtaining a certificate of occupancy for the Premises, and in connection therewith, Landlord and Tenant shall cooperate with each other in executing permit applications and performing other ministerial acts reasonably necessary to enable Landlord’s Contractor to obtain such certificate of occupancy. The Final Working Drawings shall be approved by Landlord (once approved, the Final Working Drawings shall be referred to herein as the "Approved Working Drawings") prior to the commencement of the construction of the Improvements. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld. Landlord may withhold its consent, in its sole discretion, to any change in the Approved Working Drawings if such change would directly or indirectly delay the "Substantial Completion" of the Premises as that term is defined in Section 5.1 of this Work Letter; provided, however, in the event that Landlord so withholds its consent, Landlord shall use commercially reasonable efforts to identify the delay that such change is then-anticipated to cause, including the then-estimated length of such delay, and in the event that Tenant thereafter notifies Landlord in writing that Tenant accepts the all of the delay actually caused by such change (even if such delay is longer than the originally estimated length of such delay) (a “Change Order Delay”), then Landlord’s consent to the original proposed change in the Approved Working Drawings shall not be unreasonably withheld.
3.6    Time Deadlines. Tenant and Landlord shall each use its best, good faith, efforts and all due diligence to cooperate with the Architect, the Engineers, and each other to complete all phases of the Construction Drawings and the permitting process and to receive the Permits, and with Contractor for approval of the "Cost Proposal," as that term is defined in Section 4.2 of this Work Letter, as soon as possible after the execution of the Lease, and, in that regard, shall meet on a scheduled basis to be mutually determined, to discuss the progress in connection with the same. The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4, below, and in this Work Letter are set forth and further elaborated upon in Schedule 1 (the "Time Deadlines"), attached hereto. Tenant and Landlord each agrees to comply with the Time Deadlines.
3.7    Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, Landlord may, in Landlord's sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Work Letter via electronic mail to Tenant's representative identified in Section 6.3 of this Work Letter, or by any of the other means identified in Section 29.18 of this Lease.
SECTION 4

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CONSTRUCTION OF THE IMPROVEMENTS
4.1    Contractor. Landlord shall select the contractor to construct the Improvements (“Contractor”) from the following list of contractors that has been approved by both Landlord and Tenant: Turner Construction, BN Builders, Foushee and GLY Construction. Notwithstanding the foregoing, Landlord shall not enter into a contract with the Contractor without Tenant's prior written consent as to such Contractor's Cost Proposal (as defined in Section 4.2 below), including the final schedule and budget to be incorporated therein.
4.2    Cost Proposal. After the Conceptual Space Plan is signed by Landlord and Tenant, Landlord shall, within fifteen (15) days thereafter, provide Tenant with an initial cost proposal based on General Conditions + Fee and Preconstruction Services (the "Initial Cost Proposal"). Tenant shall approve and deliver the Initial Cost Proposal to Landlord within five (5) business days of the receipt of the same, and upon receipt of the same by Landlord, Landlord shall be released by Tenant to engage with Contractor for preconstruction services, so that Landlord can prepare a final cost pricing proposal after the Approved Working Drawings are signed by Landlord and Tenant. In connection therewith, Landlord shall provide Tenant with a cost proposal in accordance with the Approved Working Drawings, which cost proposal shall include, as nearly as possible, the cost of all Improvement Allowance Items to be incurred in connection with the design and construction of the Improvements (the "Cost Proposal"). Tenant shall approve and deliver the Cost Proposal to Landlord within five (5) business days of the receipt of the same, and upon receipt of the same by Landlord, Landlord shall be released by Tenant to purchase the items set forth in the Cost Proposal and to commence the construction relating to such items. The date by which Tenant must approve and deliver the Cost Proposal to Landlord shall be known hereafter as the "Cost Proposal Delivery Date".
4.3    Construction of Improvements by Contractor under the Supervision of Landlord.
4.3.1    Over-Allowance Amount. The difference between (i) the amount of the Cost Proposal and (ii) the amount of the Improvement Allowance shall be referred to herein as the “Over-Allowance Amount.” The Over-Allowance Amount shall be delivered by Tenant to Landlord as follows: (A) twenty-five percent (25%) of the Over-Allowance Amount shall be delivered to Landlord within seven (7) days after the Cost Proposal Delivery Date, (B) another twenty-five percent (25%) of the Over-Allowance Amount shall be delivered to Landlord on or before January 1, 2013, (C) another twenty-five percent (25%) of the Over-Allowance Amount shall be delivered to Landlord on or before February 1, 2013, and (D) the remaining twenty-five percent (25%) of the Over-Allowance Amount shall be delivered to Landlord on or before March 1, 2013. The Over-Allowance Amount shall be disbursed by Landlord along with any then remaining portion of the Improvement Allowance to be paid by Landlord, and such disbursement shall be pursuant to the same conditions and procedure as the Improvement Allowance. In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be paid by Tenant to Landlord immediately upon Landlord's request as an addition to the Over-Allowance Amount. In addition,

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if after the Final Working Drawings are approved, or any amendment thereof or supplement thereto shall require alterations in the Base Building (as contrasted with the Improvements), and if Landlord in its sole and exclusive discretion agrees to any such alterations, and notifies Tenant of the need and cost for such alterations, then Tenant shall pay the cost of such required changes the Over‑Allowance Amount. Tenant shall pay all direct architectural and/or engineering fees in connection therewith. In the event that Tenant fails to deliver any portion of the Over-Allowance Amount as provided in this Section 4.3.1, then Landlord may, at its option, cease work in the Premises until such time as Landlord receives payment of the Over-Allowance Amount (and such failure to deliver shall be treated as a Tenant delay in accordance with the terms of Section 5.2 below).
4.3.2    Landlord's Retention of Contractor. Landlord shall independently retain Contractor to construct the Improvements in accordance with the Approved Working Drawings and the final, agreed-upon Cost Proposal and Landlord shall supervise the construction by Contractor, and Tenant shall pay a construction supervision and management fee (the "Landlord Supervision Fee") to Landlord in an amount equal to the product of (i) three percent (3%) and (ii) an amount equal to costs of Improvements (less applicable sales taxes and less Tenant's project management fee for the Improvements, and less any fees paid to the Architect and Engineers). Landlord shall construct the Improvements in a good and workmanlike manner, in conformance with the Approved Working Drawings, and pursuant to a valid building permit to be issued by the City of Bellevue.
4.3.3    Contractor's Warranties and Guaranties. Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Improvements. Landlord shall reasonably cooperate with Tenant in Tenant's enforcement, if necessary, of any warranty or guarantee.
4.3.4    Tenant’s Covenants. Tenant hereby indemnifies Landlord for any loss, claims, damages or delays arising from the actions of Architect on the Premises or in the Building, unless arising from the negligence or willful misconduct of Landlord, its employees or agents. In addition, within thirty (30) days after the Substantial Completion of the Premises, Tenant shall have prepared and delivered to the Building a copy of the “as built” plans and specifications (including all working drawings) for the Improvements.

SECTION 5

COMPLETION OF THE IMPROVEMENTS;

LEASE COMMENCEMENT DATE
5.1    Substantial Completion of the Improvements. As set forth in Section 2.1.2.2 of this

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Lease, the parties currently anticipate that the Substantial Completion of the Premises shall occur in phases consisting of Seventh Floor Premises and Eighth Floor Premises, the Ninth Floor Premises and Tenth Floor Premises, and the Eleventh Floor Premises and Twelfth Floor Premises. For purposes of this Lease, "Substantial Completion" (or as the context requires, “Substantially Complete”) of the Improvements shall occur upon (i) the completion of construction of the Improvements in the Premises (or particular phase thereof noted above) pursuant to the Approved Working Drawings, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor, and (ii) obtainment by Landlord of a certificate of occupancy or temporary certificate of occupancy (or the legal equivalent of either), or other documentation or approval allowing Tenant to legally occupy the Premises (or any particular phase thereof noted above) (a “C of O”); provided, however, that to the extent that Landlord shall be unable to obtain or is delayed in obtaining any C of O due to the design of the Improvements, as set forth in the Approved Working Drawings, including, without limitation, due to the failure of the Approved Working Drawings, or the improvements set forth therein, to comply with applicable governmental laws, rules, regulations or requirements (in any event, a "Tenant Caused C of O Failure"), such delay shall be considered a "Tenant Delay," as that term is defined in Section 5.2 of this Tenant Work Letter; and provided, further that it shall not be considered a Tenant-Caused C of O Failure if and to the extent that Landlord is unable to obtain or is delayed in obtaining a C of O due to any of the following not being in compliance with applicable law as of the date of this Lease: (A) the Base Building area located outside of the Premises, (B) the Building systems located outside of the Premises, or (C) the Building systems to which the Improvements will connect. Upon the Substantial Completion of the Premises, Landlord and Tenant shall jointly conduct a walk-through of the Improvements and based on such walk-through of the Premises, Tenant shall cause the Architect to prepare such a punch list (the “Punch List”) of Improvement items needing additional work (the “Punch List Items”); provided, however, the Punch List shall be limited to items which are required by the Construction Drawings, and Landlord shall use commercially reasonably efforts to cause the same to be completed and/or corrected within the first thirty (30) days following the preparation of the Punch List.
5.2    Delay of the Substantial Completion of the Premises. Except as provided in this Section 5.2, the Lease Commencement Date shall occur as set forth in the Lease and Section 5.1, above. If there shall be a delay or there are delays in the Substantial Completion of the Improvements or in the occurrence of any of the other conditions precedent to the Lease Commencement Date, as set forth in the Lease, as a result of:
5.2.1    Tenant's failure to comply with the Time Deadlines;
5.2.2    Tenant's failure to approve any matter requiring Tenant's approval within the reasonable time frame identified by Landlord at the time Landlord requests Tenant’s approval of such matter;
5.2.3    A breach by Tenant of the terms of this Work Letter or the Lease;
5.2.4    Changes in any of the Construction Drawings after disapproval of the same by Landlord based on the standards set forth in Sections 3.2, 3.3 or 3.4 (as applicable) above, or because the same do not comply with Code or other applicable laws;

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5.2.5    Tenant's request for materially significant changes in the Approved Working Drawings and any Change Order Delay;
5.2.6    Tenant's requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Improvements, as set forth in the Lease, or which are different from, or not included in Landlord's Building standards;
5.2.7    Changes required to be made to the Base Building after the approval of the Approved Working Drawings and which are not identified in the Approved Working Drawings;
5.2.8    Tenant's use of specialized or unusual improvements and/or delays in obtaining Permits due directly thereto;
5.2.9    Any failure by Tenant to pay any portion of the Over‑Allowance Amount within ten (10) days of the applicable date set forth in Section 4.3.1, above; or
5.2.10    Any other acts or omissions of Tenant, or its agents, or employees;
(individually or collectively, a “Tenant Delay”) then, notwithstanding anything to the contrary set forth in the Lease or this Work Letter and regardless of the actual date of the Substantial Completion of the Improvements, the Lease Commencement Date shall be deemed to be the date the Lease Commencement Date would have occurred if no Tenant delay or delays, as set forth above, had occurred. If Landlord believes that a Tenant Delay has occurred (other than any Tenant Caused C of O Failure or Change Order Delay, for which no such notice shall be required), Landlord shall notify Tenant in writing (the "Delay Notice") of the action, inaction or circumstance that constitutes such Tenant Delay, and if the applicable action, inaction or circumstance is not cured within three (3) business day of Landlord’s delivery of the Delay Notice to Tenant, then a Tenant Delay shall be deemed to have occurred commencing as of the date of Tenant’s receipt of the Delay Notice and ending as of the date such delay ends.
SECTION 6

MISCELLANEOUS
6.1    Tenant's Entry Into the Premises Prior to Substantial Completion. Provided that Tenant and its agents do not interfere with construction of the Improvements and subject to Tenant obtaining all applicable permits, Landlord and Contractor shall allow Tenant access to the Premises prior to the Substantial Completion of the Improvements for the purpose of Tenant installing overstandard equipment or fixtures (including Tenant's data and telephone equipment, low voltage wiring, audio-visual equipment and security systems) in the Premises. Prior to Tenant's entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant's

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entry, and Tenant shall deliver to Landlord the policies or certificates evidencing each that Tenant (or its agent) carries insurance as required under the terms of Section 8.4 of this Lease and Tenant's insurance as required under the terms of Section 10.4 of this Lease. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant's actions pursuant to this Section 6.1.
6.2    Freight Elevators. Landlord shall, consistent with its obligations to other tenants of the Building, make the freight elevator reasonably available to Tenant in connection with initial decorating, furnishing and moving into the Premises. In connection with the construction of the Improvements in the Premises, Landlord shall provide the non-exclusive use of the freight elevator and loading dock, subject to reasonably prior scheduling by Landlord, during both normal business hours and after-hours, for the loading of materials into the Premises.
6.3    Tenant's Representative. Tenant has designated Al Kinisky as its sole representative with respect to the matters set forth in this Work Letter (whose e-mail address for the purposes of this Work Letter is AlK@concur.com), who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.
6.4    Landlord's Representatives. Landlord has designated Mr. John Gillespie as "Project Manager" (whose e-mail address for the purposes of this Work Letter is jgillespie@kilroyrealty.com), who shall each be responsible for the implementation of all Improvements to be performed by Landlord in the Premises. With regard to all matters involving such Improvements, Tenant shall communicate with the Project Manager rather than with the Contractor. Landlord shall not be responsible for any statement, representation or agreement made between Tenant and the Contractor or any subcontractor. It is hereby expressly acknowledged by Tenant that such Contractor is not Landlord's agent and has no authority whatsoever to enter into agreements on Landlord’s behalf or otherwise bind Landlord. The Project Manager will furnish Tenant with notices of substantial completion, cost estimates for above standard Improvements, Landlord's approvals or disapprovals of all documents to be prepared by Tenant pursuant to this Work Letter and changes thereto.
6.5    Tenant's Agents. Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas.
6.6    Time is of the Essence. Time is of the essence under this Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord's sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.
6.7    Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any default by Tenant under the Lease or this Work Letter beyond

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applicable notice and cure periods (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the Substantial Completion of the Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance and/or Landlord may, without any liability whatsoever, cause the cessation of construction of the Improvements (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Improvements and any costs occasioned thereby), and (ii) all other obligations of Landlord under the terms of the Lease and this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease.
6.8    Open Book. Landlord shall manage the construction of the Tenant Improvements in an open book fashion. In connection therewith, and commencing upon the execution of this Lease, Landlord shall hold regular meetings at a reasonable time, with Tenant, Tenant's architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location designated by Landlord. In addition, Landlord shall keep accurate records of the Improvement costs as they are incurred during construction. Tenant shall have the right, during normal business hours, of reasonable access to such records, and to all other Improvement construction-related records. Tenant shall have the right, at its cost, to copy such records. Tenant shall cooperate in good faith with Landlord in connection with such access in order to minimize interference with Landlord’s operations and to prevent any delays in the construction of the Improvements. Not later than sixty (60) days after the date of Landlord’s completion of punchlist items, Landlord shall submit to Tenant an itemized, detailed statement of actually incurred Improvement costs and the allocation of such costs between Landlord and Tenant as provided in this Work Letter, and any reconciling payments owed to Landlord or Tenant.

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT B	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

SCHEDULE 1 TO EXHIBIT B
TIME DEADLINES

Dates	Actions to be Performed
A. Three (3) business days after the full execution and delivery of this Lease by Landlord and Tenant	Conceptual Space Plan to be completed by Tenant and delivered to Landlord
B. August 1, 2012	Final Space Plan to be completed by Tenant and delivered to Landlord.
C. October 12, 2012	Tenant to deliver Final Working Drawings to Landlord.
D. October 12, 2012	Tenant to submit all Permit application to the City of Bellevue.

692500.09/WLA 371593-00023/6-13-12/ao/ao	SCHEDULE 1 TO EXHIBIT B -1-	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

EXHIBIT C
KEY CENTER
NOTICE OF LEASE TERM DATES

To:    _______________________
_______________________
_______________________
_______________________

Re:
Office Lease dated ____________, 20__ between ____________________, a _____________________ ("Landlord"), and _______________________, a _______________________ ("Tenant") concerning Suite ______ on floor(s) __________ of the office building located at ____________________________, _______________, Washington.

Gentlemen:
In accordance with the Office Lease (the "Lease"), we wish to advise you and/or confirm as follows:

1.	The Lease Term shall commence on or has commenced on ______________ for a term of __________________ ending on __________________.

2.	Rent commenced to accrue on __________________, in the amount of ________________.

3.
If the Lease Commencement Date is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter, shall be for the full amount of the monthly installment as provided for in the Lease.

4.	Your rent checks should be made payable to __________________ at ___________________.

5.	Subject to Section 1.2 of the Lease, the rentable and usable square feet of the Premises are ________________ and ______________, respectively and Tenant's Share is ________%.

6.	Tenant's Share as adjusted based upon the exact number of usable square feet within the Premises is ________%.

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT C	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

"Landlord": , a By: Its:
Agreed to and Accepted as of ____________, 20__. "Tenant": a By: Its:

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT C	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

EXHIBIT D
KEY CENTER
RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Project. In the event of any conflict between the Rules and Regulations and the other provisions of this Lease, the latter shall control.
1.Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord's prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord. Upon the termination of this Lease, Tenant shall restore to Landlord all keys of stores, offices, and toilet rooms, either furnished to, or otherwise procured by, Tenant and in the event of the loss of keys so furnished, Tenant shall pay to Landlord the cost of replacing same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.
2.All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises.
3.Landlord reserves the right to close and keep locked all entrance and exit doors of the Building during such hours as are customary for comparable buildings in the Bellevue, Washington area. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. Landlord will furnish passes to persons for whom Tenant requests same in writing. Tenant shall be responsible for all persons for whom Tenant requests passes and shall be liable to Landlord for all acts of such persons. The Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building or the Project during the continuance thereof by any means it deems appropriate for the safety and protection of life and property.
4.No furniture, freight or equipment of any kind shall be brought into the Building without prior notice to Landlord. All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord designates. Landlord

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT D	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. Any damage to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.
5.No furniture, packages, supplies, equipment or merchandise will be received in the Building or carried up or down in the elevators, except between such hours, in such specific elevator and by such personnel as shall be designated by Landlord.
6.The requirements of Tenant will be attended to only upon application at the management office for the Project or at such office location designated by Landlord. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.
7.No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by Tenant on any part of the Premises or the Building without the prior written consent of the Landlord. Tenant shall not disturb, solicit, peddle, or canvass any occupant of the Project and shall cooperate with Landlord and its agents of Landlord to prevent same.
8.The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have caused same.
9.Tenant shall not overload the floor of the Premises.
10.Except for vending machines intended for the sole use of Tenant's employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord.
11.Except to the extent permitted under Section 29 of the Lease, Tenant shall not use or keep in or on the Premises, the Building, or the Project any kerosene, gasoline, explosive material, corrosive material, material capable of emitting toxic fumes, or other inflammable or combustible fluid chemical, substitute or material. Tenant shall provide material safety data sheets for any Hazardous Material used or kept on the Premises.
12.Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.
13.Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of noise, odors,

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT D	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

or vibrations, or interfere with other tenants or those having business therein, whether by the use of any musical instrument, radio, phonograph, or in any other way. Tenant shall not throw anything out of doors, windows or skylights or down passageways.
14.Tenant shall not bring into or keep within the Project, the Building or the Premises any firearms, animals, birds, aquariums, or, except in areas designated by Landlord, bicycles or other vehicles.
15.No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise beyond normal storage incidental to the Permitted Use, for lodging or for any illegal purposes. Notwithstanding the foregoing, Underwriters' laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors, provided that such use is in accordance with all applicable federal, state, county and city laws, codes, ordinances, rules and regulations.
16.The Premises shall not be used for manufacturing or for the storage of merchandise except as such storage may be incidental to the use of the Premises provided for in the Summary. Tenant shall not occupy or permit any portion of the Premises to be occupied as an office for a messenger-type operation or dispatch office, or for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or as an employment bureau without the express prior written consent of Landlord. Tenant shall not advertise for day laborers giving an address at the Premises.
17.Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.
18.Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, courts, halls, stairways, elevators, vestibules or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises. Furthermore, in no event shall Tenant, its employees or agents smoke tobacco products within the Building or within seventy-five feet (75') of any entrance into the Building or into any other Project building.
19.Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building's heating and air conditioning system, and shall refrain from attempting to adjust any controls. Tenant shall participate in recycling programs undertaken by Landlord.
20.Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in Bellevue, Washington without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate. If the Premises is or becomes

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT D	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

infested with vermin as a result of the use or any misuse or neglect of the Premises by Tenant, its agents, servants, employees, contractors, visitors or licensees, Tenant shall forthwith, at Tenant's expense, cause the Premises to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.
21.Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.
22.Any persons employed by Tenant to do janitorial work shall be subject to the prior written approval of Landlord, and while in the Building and outside of the Premises, shall be subject to and under the control and direction of the Building manager (but not as an agent or servant of such manager or of Landlord), and Tenant shall be responsible for all acts of such persons.
23.No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord, and no curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises other than Landlord standard drapes All electrical ceiling fixtures hung in the Premises or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and a warm white bulb color approved in advance in writing by Landlord. Neither the interior nor exterior of any windows shall be coated or otherwise sunscreened without the prior written consent of Landlord. Tenant shall be responsible for any damage to the window film on the exterior windows of the Premises and shall promptly repair any such damage at Tenant's sole cost and expense. Prior to leaving the Premises for the day, Tenant shall use reasonable efforts to extinguish all lights. Tenant shall abide by Landlord's regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises, if any, which have a view of any interior portion of the Building or Building Common Areas.
24.The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.
25.Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.
26.Tenant must comply with applicable "NO-SMOKING" ordinances and all related, similar or successor ordinances, rules, regulations or codes. If Tenant is required under the ordinance to adopt a written smoking policy, a copy of said policy shall be on file in the office of the Building. In addition, no smoking of any substance shall be permitted within the Project except in specifically designated outdoor areas. Within such designated outdoor areas, all remnants of consumed cigarettes and related paraphernalia shall be deposited in ash trays and/or waste receptacles. No cigarettes shall be extinguished and/or left on the ground or any other surface of the Project. Cigarettes shall be extinguished only in ashtrays. Furthermore, in no event shall Tenant, its employees or agents smoke tobacco products or other substances (x) within any interior areas of the Project, or (y) within two hundred feet (200') of the main entrance of the Building, or (z) within seventy-five feet (75') of any other entryways into the Building.

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT D	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

27.Tenant hereby acknowledges that Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises, the Building or the Project. Tenant hereby assumes all responsibility for the protection of Tenant and its agents, employees, contractors, invitees and guests, and the property thereof, from acts of third parties, including keeping doors locked and other means of entry to the Premises closed, whether or not Landlord, at its option, elects to provide security protection for the Project or any portion thereof. Tenant further assumes the risk that any safety and security devices, services and programs which Landlord elects, in its sole discretion, to provide may not be effective, or may malfunction or be circumvented by an unauthorized third party, and Tenant shall, in addition to its other insurance obligations under this Lease, obtain its own insurance coverage to the extent Tenant desires protection against losses related to such occurrences. Tenant shall cooperate in any reasonable safety or security program developed by Landlord or required by law.
28.All over-sized office equipment of any electrical or mechanical nature shall be placed by Tenant in the Premises in settings approved by Landlord, to absorb or prevent any vibration, noise and annoyance.
29.Tenant shall not use in any space or in the public halls of the Building, any hand trucks except those equipped with rubber tires and rubber side guards.
30.No auction, liquidation, fire sale, going-out-of-business or bankruptcy sale shall be conducted in the Premises without the prior written consent of Landlord.
31.No tenant shall use or permit the use of any portion of the Premises for living quarters, sleeping apartments or lodging rooms.
32.Tenant shall not purchase janitorial or maintenance or other similar services from any company or persons not approved by Landlord (which approval shall not be unreasonably withheld). Landlord shall approve a sufficient number of sources of such services to provide Tenant with a reasonable selection, but only in such instances and to such extent as Landlord in its judgment shall consider consistent with the security and proper operation of the Building.
33.Tenant shall install and maintain, at Tenant's sole cost and expense, an adequate, visibly marked and properly operational fire extinguisher next to any duplicating or photocopying machines or similar heat producing equipment, which may or may not contain combustible material, in the Premises.
Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord's judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises, Building, the Common Areas and the Project, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Project. Tenant shall be deemed to

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT D	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT D	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

EXHIBIT E
KEY CENTER
FORM OF TENANT'S ESTOPPEL CERTIFICATE
The undersigned as Tenant under that certain Office Lease (the "Lease") made and entered into as of ___________, 20_   by and between _______________ as Landlord, and the undersigned as Tenant, for Premises on the ______________ floor(s) of the office building located at ______________, _______________, Washington ____________, certifies as follows:
1.Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.
2.The undersigned currently occupies the Premises described in the Lease, the Lease Term commenced on __________, and the Lease Term expires on ___________, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project.
3.Base Rent became payable on ____________.
4.The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.
5.Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6.All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ___________. The current monthly installment of Base Rent is $_____________________.
7.To Tenant's knowledge, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder. No default or event that with the passing of time or the giving of notice, or both, would constitute a default (referred to herein collectively as a "default") on the part of the undersigned exists under the Lease in the performance of the terms, covenants, and conditions of the Lease required to be performed on the part of the undersigned.
8.No rental has been paid more than thirty (30) days in advance and no security has

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT E	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

been deposited with Landlord except as provided in the Lease.
9.As of the date hereof, there are no existing defenses or offsets, or, to the undersigned's knowledge, claims or any basis for a claim, that the undersigned has against Landlord.
10.Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in Washington and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.
11.There are no actions pending against the undersigned under the bankruptcy or similar laws of the United States or any state.
12.Other than in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.
13.To the undersigned's knowledge, all improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any improvement work have been paid in full, except as follows: __________________________________________________________________.
The undersigned acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises is a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.
Executed at ______________ on the ____ day of ___________, 20_  .

"Tenant": , a By: Its: By: Its:

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT E	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

EXHIBIT F
KEY CENTER
RECORDING REQUESTED BY
AND WHEN RECORDED RETURN TO:
ALLEN MATKINS LECK GAMBLE
MALLORY & NATSIS LLP
1901 Avenue of the Stars, 18th Floor
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.

RECOGNITION OF COVENANTS,
CONDITIONS, AND RESTRICTIONS
This Recognition of Covenants, Conditions, and Restrictions (this "Agreement") is entered into as of the __ day of ________, 20__, by and between __________________ ("Landlord"), and ________________ ("Tenant"), with reference to the following facts:
A.Landlord and Tenant entered into that certain Office Lease Agreement dated _____, 200__ (the "Lease"). Pursuant to the Lease, Landlord leased to Tenant and Tenant leased from Landlord space (the "Premises") located in an office building on certain real property described in Exhibit A attached hereto and incorporated herein by this reference (the "Property").
B.The Premises is located in an office building located on real property which is part of an area owned by Landlord containing approximately ___ (__) acres of real property located in the City of ____________, Washington (the "Project"), as more particularly described in Exhibit B attached hereto and incorporated herein by this reference.
C.Landlord, as declarant, has previously recorded, or proposes to record concurrently with the recordation of this Agreement, a Declaration of Covenants, Conditions, and Restrictions (the "Declaration"), dated ________________, 20__, in connection with the Project.
D.Tenant is agreeing to recognize and be bound by the terms of the Declaration, and the parties hereto desire to set forth their agreements concerning the same.
NOW, THEREFORE, in consideration of (a) the foregoing recitals and the mutual agreements hereinafter set forth, and (b) for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows,
1.Tenant's Recognition of Declaration. Notwithstanding that the Lease has been executed prior to the recordation of the Declaration, Tenant agrees to recognize and by bound by all of the terms and conditions of the Declaration.
2.Miscellaneous.

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT F	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

2.1    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, estates, personal representatives, successors, and assigns.
2.2    This Agreement is made in, and shall be governed, enforced and construed under the laws of, the State of Washington.
2.3    This Agreement constitutes the entire understanding and agreements of the parties with respect to the subject matter hereof, and shall supersede and replace all prior understandings and agreements, whether verbal or in writing. The parties confirm and acknowledge that there are no other promises, covenants, understandings, agreements, representations, or warranties with respect to the subject matter of this Agreement except as expressly set forth herein.
2.4    This Agreement is not to be modified, terminated, or amended in any respect, except pursuant to any instrument in writing duly executed by both of the parties hereto.
2.5    In the event that either party hereto shall bring any legal action or other proceeding with respect to the breach, interpretation, or enforcement of this Agreement, or with respect to any dispute relating to any transaction covered by this Agreement, the losing party in such action or proceeding shall reimburse the prevailing party therein for all reasonable costs of litigation, including reasonable attorneys' fees, in such amount as may be determined by the court or other tribunal having jurisdiction, including matters on appeal.
2.6    All captions and heading herein are for convenience and ease of reference only, and shall not be used or referred to in any way in connection with the interpretation or enforcement of this Agreement.
2.7    If any provision of this Agreement, as applied to any party or to any circumstance, shall be adjudged by a court of competent jurisdictions to be void or unenforceable for any reason, the same shall not affect any other provision of this Agreement, the application of such provision under circumstances different from those adjudged by the court, or the validity or enforceability of this Agreement as a whole.
2.8    Time is of the essence of this Agreement.
2.9    The Parties agree to execute any further documents, and take any further actions, as may be reasonable and appropriate in order to carry out the purpose and intent of this Agreement.
2.10    As used herein, the masculine, feminine or neuter gender, and the singular and plural numbers, shall each be deemed to include the others whenever and whatever the context so indicates.

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT F	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

SIGNATURE PAGE OF RECOGNITION OF
COVENANTS, CONDITIONS AND RESTRICTIONS
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
"Landlord":
_________________________,
a ________________________
By:
Its:

"Tenant":
,
a
By:
Its:
By:
    Its:

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT F	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

EXHIBIT G
KEY CENTER

INTENTIONALLY OMITTED

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT G	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

EXHIBIT H
KEY CENTER
MARKET RENT DETERMINATION FACTORS
When determining Market Rent, the following rules and instructions shall be followed.
1.    RELEVANT FACTORS. The "Market Rent," as used in this Lease, shall be derived from an analysis (as such derivation and analysis are set forth in this Exhibit H) of the "Net Equivalent Lease Rates," of the "Comparable Transactions" (as that term is defined below). The Market Rent, as used in this Lease, shall be equal to the annual rent per rentable square foot, at which tenants, are, pursuant to transactions consummated within twelve (12) months prior to the commencement of the Option Term (or the twelve (12) month period prior to the commencement of Tenant's lease of any First Offer Space), provided that timing adjustments shall be made to reflect any changes in the Market Rent following the date of any particular Comparable Transaction up to the date of the commencement of the applicable Option Term, leasing non-sublease, non-encumbered space comparable in location and quality to the Premises containing a square footage comparable to that of the Premises (or, if determining First Offer Rent, consisting of a space comparable in size to the First Offer Space being leased by Tenant) for a term of five (5) years, in an arm's-length transaction, which comparable space is located in "Comparable Buildings" (transactions satisfying the foregoing criteria shall be known as the "Comparable Transactions”). The terms of the Comparable Transactions shall be calculated as a "Net Equivalent Lease Rate" pursuant to the terms of this Exhibit H, and shall take into consideration only the following terms and concessions: (i) the rental rate and escalations for the Comparable Transactions, (ii) the amount of parking rent per parking permit paid in the Comparable Transactions, if any, (iii) operating expense and tax protection granted in such Comparable Transactions such as a base year or expense stop (although for each such Comparable Transaction the base rent shall be adjusted to a triple net base rent using reasonable estimates of operating expenses and taxes for each such Comparable Transaction); (iv) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (v) any "Renewal Allowance," as defined herein below, to be provided to Tenant in connection with the Option Term as compared to the improvements or allowances provided or to be provided in the Comparable Transactions, taking into account the contributory value of the existing improvements in the Premises (or in the First Offer Space, as applicable), such value to be based upon the age, design, quality of finishes, and layout of the existing improvements, and (vi) all other monetary concessions (including the value of any signage), if any, being granted such tenants in connection with such Comparable Transactions. Notwithstanding any contrary provision hereof, in determining the Market Rent for the Option Term (but not for any First Offer Term), no consideration shall be given to any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of improvements, or any commission paid or not paid in connection with such Comparable Transaction. The Market Rent shall include adjustment of the stated size of the Premises (or the First Offer Space, as applicable) based upon the standards of measurement utilized in the Comparable Transactions; provided, however, the size of the Premises shall, notwithstanding the foregoing, be at least equal to the greater of: (i) the square footages set forth in this Lease, and

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT H	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

(ii) the square footage of the Premises determined pursuant to the standards of space measurement used in the Comparable Transactions.
2.    TENANT SECURITY. The Market Rent shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as an enhanced security deposit, a letter of credit or guaranty, for Tenant’s Rent obligations during the Option Term (or the First Offer Term, as applicable). Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants, and giving reasonable consideration to Tenant’s prior performance history during the Lease Term).
3.    RENEWAL IMPROVEMENT ALLOWANCE. Notwithstanding anything to the contrary set forth in this Exhibit H, once the Market Rent for the Option Term (or the First Offer Term, as applicable) is determined as a Net Equivalent Lease Rate, if, in connection with such determination, it is deemed that Tenant is entitled to an improvement or comparable allowance for the improvement of the Premises (or the First Offer Term, as applicable) (the total dollar value of such allowance shall be referred to herein as the "Renewal Allowance"), Landlord shall pay the Renewal Allowance to Tenant pursuant to a commercially reasonable disbursement procedure determined by Landlord and the terms of Article 8 of this Lease, and, as set forth in Section 5, below, of this Exhibit H, the rental rate component of the Market Rent shall be increased to be a rental rate which takes into consideration that Tenant will receive payment of such Renewal Allowance and, accordingly, such payment with interest shall be factored into the base rent component of the Market Rent.
4.    COMPARABLE BUILDINGS. For purposes of this Lease, the term "Comparable Buildings" shall mean first-class multi-tenant occupancy office buildings which are comparable to the Building in terms of age (based upon the date of completion of construction or major renovation), quality of construction, level of services and amenities (including, but not limited to, the type (e.g., surface, covered, subterranean) and amount of parking), size and appearance, and are located in the "Comparable Area," which is the downtown Central Business District of Bellevue, Washington.
5.    METHODOLOGY FOR REVIEWING AND COMPARING THE COMPARABLE TRANSACTIONS. In order to analyze the Comparable Transactions based on the factors to be considered in calculating Market Rent, and given that the Comparable Transactions may vary in terms of length of term, rental rate, concessions, etc., the following steps shall be taken into consideration to "adjust" the objective data from each of the Comparable Transactions. By taking this approach, a "Net Equivalent Lease Rate" for each of the Comparable Transactions shall be determined using the following steps to adjust the Comparable Transactions, which will allow for an "apples to apples" comparison of the Comparable Transactions.
5.1.    The contractual rent payments for each of the Comparable Transactions should be arrayed monthly or annually over the lease term. All Comparable Transactions should be adjusted to simulate a net rent structure, wherein the tenant is responsible for the payment of all property operating expenses in a manner consistent with this Lease. This results in the estimate of

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Net Equivalent Rent received by each landlord for each Comparable Transaction being expressed as a periodic net rent payment.
5.2    Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term.
5.3    The resultant net cash flow from the lease should be then discounted (using an 8% annual discount rate) to the lease commencement date, resulting in a net present value estimate.
5.4    From the net present value, up front inducements (improvements allowances and other concessions) and leasing commissions should be deducted. These items should be deducted directly, on a "dollar for dollar" basis, without discounting since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt.
5.5    The net present value should then amortized back over the lease term as a level monthly or annual net rent payment using the same annual discount rate of 8.0% used in the present value analysis. This calculation will result in a hypothetical level or even payment over the option period, termed the "Net Equivalent Lease Rate" (or constant equivalent in general financial terms).
6.    USE OF NET EQUIVALENT LEASE RATES FOR COMPARABLE TRANSACTIONS. The Net Equivalent Lease Rates for the Comparable Transactions shall then be used to reconcile, in a manner usual and customary for a real estate appraisal process, to a conclusion of Market Rent which shall be stated as a "NNN" lease rate applicable to each year of the Option Term.
An example of the application of using the process set forth on this Exhibit H to arrive at the Market Rent is attached hereto as Schedule 1.

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT H	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

SCHEDULE 1 TO EXHIBIT H
KEY CENTER
DETERMINATION OF MARKET RENT – EXAMPLE
As an example of the determination of the Market Rent, assume that there is a 10,000 rentable square foot Comparable Transaction with a five (5) year term, Base Rent of $75.00 per rentable square foot with One Dollar ($1) annual increases, an improvement allowance of $25.00 per rentable square foot, three (3) months of free rent, and Operating Expenses and Tax Expenses of $12.00 per rentable square foot. Based on the foregoing, the Net Equivalent Lease Rate analysis would be as follows.
1.    The contractual rent payments for each of the Comparable Transactions should be arrayed monthly over the lease term. See Column 2 in the attached spreadsheet.
2.    From this figure, the initial lease year operating expenses (from gross leases) should be deducted, leaving a net lease rate over the lease term. See Column 3 in the attached spreadsheet.
3.    This results in the net rent received by each landlord under the Comparable Transactions being expressly as a monthly net rent payment. See Column 4 in the attached spreadsheet.
4.    Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term. See the amounts set forth in months 1, 2 and 3 of Column 2 in the attached spreadsheet.
5.    The resultant net cash flow from the lease should be then discounted (using an eight percent (8%) annual discount rate) to the lease commencement date, resulting in a net present value estimate. The net present value of the amounts set forth in Column 4 of the attached spreadsheet is $2,479,851.66.
6.    From the net present value, up-front inducements (improvement allowances and other concessions) should be deducted. These items should be deducted directly, on a "dollar for dollar" basis, without discounting, since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt. The net present value amount set forth in number 5, above, less the improvement allowance, is $2,229,851.66.
7.    The net present value should then amortized back over the lease term as a level monthly net rent payment using the same annual discount rate of eight percent (8%) used in the present value analysis. This calculation will result in a hypothetical level or even payment over the option period, termed the "Net Equivalent Lease Rate" (or constant equivalent in general financial terms). The net present value amount set forth in number 6, above, amortized back over the term at eight percent (8%) results in a net monthly rent payment of $45,213.35.
8.    The net monthly rent payment set forth in number 7 above must then be converted to a rentable square foot number by dividing the amount by the rentable square footage of the space

692500.09/WLA 371593-00023/6-13-12/ao/ao	SCHEDULE 1 TO EXHIBIT H	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

(i.e., 10,000 rentable square feet). This results in a net monthly rent payment per rentable square foot of $4.52.
9.    The net monthly rent payment per rentable square foot must then be multiplied by the rentable square footage of the Premises (for purposes of this example, assume the rentable square footage of the Premises is ___________ rentable square feet), resulting in a net monthly rent payment for the Premises during the applicable Term of ___________________________ Dollars ($_____________________).

692500.09/WLA 371593-00023/6-13-12/ao/ao	SCHEDULE 1 TO EXHIBIT H	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

SCHEDULE 2 TO EXHIBIT H
KEY CENTER
DETERMINATION OF MARKET RENT – EXAMPLE

Premises (RSF)			10,000
Initial Annual Rental Rate per RSF			$75.00
Annual Escalation			$12.00
Abatement (months)			3
Improvement Allowance per rsf			$25.00

Period	Monthly Base Rent	Monthly Operating Expenses	Monthly Net Rent Payment

1	$ -	$10,000.00	$(10,000.00)
2	$ -	$10,000.00	$(10,000.00)
3	$ -	$10,000.00	$(10,000.00)
4	$62,500.00	$10,000.00	$52,500.00
5	$62,500.00	$10,000.00	$52,500.00
6	$62,500.00	$10,000.00	$52,500.00
7	$62,500.00	$10,000.00	$52,500.00
8	$62,500.00	$10,000.00	$52,500.00
9	$62,500.00	$10,000.00	$52,500.00
10	$62,500.00	$10,000.00	$52,500.00
11	$62,500.00	$10,000.00	$52,500.00
12	$62,500.00	$10,000.00	$52,500.00
13	$63,333.33	$10,000.00	$53,333.33
14	$63,333.33	$10,000.00	$53,333.33
15	$63,333.33	$10,000.00	$53,333.33
16	$63,333.33	$10,000.00	$53,333.33
17	$63,333.33	$10,000.00	$53,333.33
18	$63,333.33	$10,000.00	$53,333.33
19	$63,333.33	$10,000.00	$53,333.33
20	$63,333.33	$10,000.00	$53,333.33
21	$63,333.33	$10,000.00	$53,333.33
22	$63,333.33	$10,000.00	$53,333.33
23	$63,333.33	$10,000.00	$53,333.33
24	$63,333.33	$10,000.00	$53,333.33
25	$64,166.67	$10,000.00	$54,166.67
26	$64,166.67	$10,000.00	$54,166.67
27	$64,166.67	$10,000.00	$54,166.67
28	$64,166.67	$10,000.00	$54,166.67

692500.09/WLA 371593-00023/6-13-12/ao/ao	SCHEDULE 2 TO EXHIBIT H	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

29	$64,166.67	$10,000.00	$54,166.67
30	$64,166.67	$10,000.00	$54,166.67
31	$64,166.67	$10,000.00	$54,166.67
32	$64,166.67	$10,000.00	$54,166.67
33	$64,166.67	$10,000.00	$54,166.67
34	$64,166.67	$10,000.00	$54,166.67
35	$64,166.67	$10,000.00	$54,166.67
36	$64,166.67	$10,000.00	$54,166.67
37	$65,000.00	$10,000.00	$55,000.00
38	$65,000.00	$10,000.00	$55,000.00
39	$65,000.00	$10,000.00	$55,000.00
40	$65,000.00	$10,000.00	$55,000.00
41	$65,000.00	$10,000.00	$55,000.00
42	$65,000.00	$10,000.00	$55,000.00
43	$65,000.00	$10,000.00	$55,000.00
44	$65,000.00	$10,000.00	$55,000.00
45	$65,000.00	$10,000.00	$55,000.00
46	$65,000.00	$10,000.00	$55,000.00
47	$65,000.00	$10,000.00	$55,000.00
48	$65,000.00	$10,000.00	$55,000.00
49	$65,833.33	$10,000.00	$55,833.33
50	$65,833.33	$10,000.00	$55,833.33
51	$65,833.33	$10,000.00	$55,833.33
52	$65,833.33	$10,000.00	$55,833.33
53	$65,833.33	$10,000.00	$55,833.33
54	$65,833.33	$10,000.00	$55,833.33
55	$65,833.33	$10,000.00	$55,833.33
56	$65,833.33	$10,000.00	$55,833.33
57	$65,833.33	$10,000.00	$55,833.33
58	$65,833.33	$10,000.00	$55,833.33
59	$65,833.33	$10,000.00	$55,833.33
60	$65,833.33	$10,000.00	$55,833.33

Net Present Value @ 8%			$2,479,851.66
Up-front inducements (Improvements & Other)			$250,000.00
Net Present Value net of inducements			$2,229,851.66
Monthly Amortization @ 8%			$45,213.35
Net Monthly Rent Payment pre rentable square foot			$4.52
Rentable Square Footage of Premises			________________
Net Monthly Rent Payment for the Premises during the applicable Term			_________________

692500.09/WLA 371593-00023/6-13-12/ao/ao	SCHEDULE 2 TO EXHIBIT H	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

EXHIBIT I
FORM OF LETTER OF CREDIT
(Letterhead of a money center bank
acceptable to the Landlord)

FAX NO. [(___) ___-____] SWIFT: [Insert No., if any]	[Insert Bank Name And Address]
DATE OF ISSUE:
BENEFICIARY: [Insert Beneficiary Name And Address]	APPLICANT: [Insert Applicant Name And Address]
LETTER OF CREDIT NO.
EXPIRATION DATE: AT OUR COUNTERS	AMOUNT AVAILABLE: USD[Insert Dollar Amount] (U.S. DOLLARS [Insert Dollar Amount])
LADIES AND GENTLEMEN:
WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. ___________ IN YOUR FAVOR FOR THE ACCOUNT OF [Insert Tenant's Name], A [Insert Entity Type], UP TO THE AGGREGATE AMOUNT OF USD[Insert Dollar Amount] ([Insert Dollar Amount] U.S. DOLLARS) EFFECTIVE IMMEDIATELY AND EXPIRING ON ___(Expiration Date)___ AVAILABLE BY PAYMENT UPON PRESENTATION OF YOUR DRAFT AT SIGHT DRAWN ON [Insert Bank Name] WHEN ACCOMPANIED BY THE FOLLOWING DOCUMENT(S):
1.    THE ORIGINAL OF THIS IRREVOCABLE STANDBY LETTER OF CREDIT AND AMENDMENT(S), IF ANY.
2.    BENEFICIARY'S SIGNED STATEMENT STATING THE FOLLOWING:
"THE UNDERSIGNED HEREBY CERTIFIES THAT THE LANDLORD, EITHER (A) UNDER THE LEASE (DEFINED BELOW), OR (B) AS A RESULT OF THE TERMINATION OF SUCH LEASE, HAS THE RIGHT TO DRAW DOWN THE AMOUNT OF USD          IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE "LEASE"), AND SUCH AMOUNT REMAINS UNPAID AT THE TIME OF THIS DRAWING."
OR
"THE UNDERSIGNED HEREBY CERTIFIES THAT WE HAVE RECEIVED A WRITTEN NOTICE OF [Insert Bank Name]'S ELECTION NOT TO EXTEND ITS

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT I	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

STANDBY LETTER OF CREDIT NO. ___________ AND HAVE NOT RECEIVED A REPLACEMENT LETTER OF CREDIT WITHIN AT LEAST THIRTY (30) DAYS PRIOR TO THE PRESENT EXPIRATION DATE."
OR
"THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ___________ AS THE RESULT OF THE FILING OF A VOLUNTARY PETITION UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE BY THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE "LEASE"), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING."
OR
"THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ___________ AS THE RESULT OF AN INVOLUNTARY PETITION HAVING BEEN FILED UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE AGAINST THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS AMENDED (COLLECTIVELY, THE "LEASE"), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING."
SPECIAL CONDITIONS:
PARTIAL DRAWINGS AND MULTIPLE PRESENTATIONS MAY BE MADE UNDER THIS STANDBY LETTER OF CREDIT, PROVIDED, HOWEVER, THAT EACH SUCH DEMAND THAT IS PAID BY US SHALL REDUCE THE AMOUNT AVAILABLE UNDER THIS STANDBY LETTER OF CREDIT.
ALL INFORMATION REQUIRED WHETHER INDICATED BY BLANKS, BRACKETS OR OTHERWISE, MUST BE COMPLETED AT THE TIME OF DRAWING. [Please Provide The Required Forms For Review, And Attach As Schedules To The Letter Of Credit.]
ALL SIGNATURES MUST BE MANUALLY COMPLETED IN ORIGINALS.
ALL BANKING CHARGES ARE FOR THE APPLICANT'S ACCOUNT.
IT IS A CONDITION OF THIS STANDBY LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR A PERIOD OF ONE (1) YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST THIRTY (30) DAYS PRIOR TO ANY EXPIRATION DATE WE NOTIFY YOU IN WRITING BY OVERNIGHT COURIER SERVICE THAT WE ELECT NOT TO EXTEND THIS CREDIT

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT I	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

FOR ANY SUCH ADDITIONAL PERIOD. SAID NOTICE WILL BE SENT TO THE ADDRESS INDICATED ABOVE, UNLESS A CHANGE OF ADDRESS IS OTHERWISE NOTIFIED BY YOU TO US IN WRITING BY RECEIPTED MAIL OR OVERNIGHT COURIER SERVICE. ANY NOTICE TO US WILL BE DEEMED EFFECTIVE ONLY UPON ACTUAL RECEIPT BY US AT OUR DESIGNATED OFFICE. IN NO EVENT, AND WITHOUT FURTHER NOTICE FROM OURSELVES, SHALL THE EXPIRATION DATE BE EXTENDED BEYOND A FINAL EXPIRATION DATE OF ___(Expiration Date)___.
THIS LETTER OF CREDIT IS TRANSFERABLE IN FULL AND NOT IN PART. ANY TRANSFER MADE HEREUNDER MUST CONFORM STRICTLY TO THE TERMS HEREOF AND TO THE CONDITIONS OF RULE 6.03 OF THE INTERNATIONAL STANDBY PRACTICES FIXED BY THE INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 590 (ISP98) (PROVIDED, HOWEVER, ANY REFERENCE THEREIN TO AN “ORIGINAL” LETTER OF CREDIT SHALL ALSO INCLUDE ANY CERTIFIED TRUE COPY PROVIDED TO BENEFICIARY UNDER THE SECOND TO LAST PARAGRAPH OF THIS LETTER OF CREDIT). SHOULD YOU WISH TO EFFECT A TRANSFER UNDER THIS CREDIT, SUCH TRANSFER WILL BE SUBJECT TO THE RETURN TO US OF THE ORIGINAL CREDIT INSTRUMENT, ACCOMPANIED BY OUR FORM OF TRANSFER, PROPERLY COMPLETED AND SIGNED BY AN AUTHORIZED SIGNATORY OF YOUR FIRM, BEARING YOUR BANKER’S STAMP AND SIGNATURE AUTHENTICATION AND PAYMENT OF OUR TRANSFER FEE BY THE BENEFICIARY. SUCH TRANSFER FORM IS AVAILABLE UPON REQUEST.
ALL DRAFTS REQUIRED UNDER THIS STANDBY LETTER OF CREDIT MUST BE MARKED: ''DRAWN UNDER [Insert Bank Name] STANDBY LETTER OF CREDIT NO. ___________."
WE HEREBY AGREE WITH YOU THAT IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AT OR PRIOR TO [Insert Time – (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS PRESENTED CONFORM TO THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SUCCEEDING BUSINESS DAY. IF DRAFTS ARE PRESENTED TO [Insert Bank Name] UNDER THIS LETTER OF CREDIT AFTER [Insert Time – (e.g., 11:00 AM)], ON A BUSINESS DAY, AND PROVIDED THAT SUCH DRAFTS CONFORM WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT, PAYMENT SHALL BE INITIATED BY US IN IMMEDIATELY AVAILABLE FUNDS BY OUR CLOSE OF BUSINESS ON THE SECOND SUCCEEDING BUSINESS DAY. AS USED IN THIS LETTER OF CREDIT, "BUSINESS DAY" SHALL MEAN ANY DAY OTHER THAN A SATURDAY, SUNDAY OR A DAY ON WHICH BANKING INSTITUTIONS IN THE STATE OF WASHINGTON ARE AUTHORIZED OR REQUIRED BY LAW TO CLOSE. IF THE EXPIRATION DATE FOR THIS LETTER OF CREDIT SHALL EVER FALL ON A DAY WHICH IS NOT A BUSINESS DAY THEN SUCH EXPIRATION DATE SHALL AUTOMATICALLY BE EXTENDED TO THE DATE WHICH IS THE NEXT BUSINESS DAY.
PRESENTATION OF A DRAWING UNDER THIS LETTER OF CREDIT MAY BE MADE ON

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT I	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

OR PRIOR TO THE EXPIRATION DATE HEREOF BY HAND DELIVERY, COURIER SERVICE, OVERNIGHT MAIL, OR FACSIMILE. PRESENTATION BY FACSIMILE TRANSMISSION SHALL BE BY TRANSMISSION OF THE ABOVE REQUIRED SIGHT DRAFT DRAWN ON US TOGETHER WITH THIS LETTER OF CREDIT TO OUR FACSIMILE NUMBER, [Insert Fax Number – (___) ___-____], ATTENTION: [Insert Appropriate Recipient], WITH TELEPHONIC CONFIRMATION OF OUR RECEIPT OF SUCH FACSIMILE TRANSMISSION AT OUR TELEPHONE NUMBER [Insert Telephone Number – (___) ___-____] OR TO SUCH OTHER FACSIMILE OR TELEPHONE NUMBERS, AS TO WHICH YOU HAVE RECEIVED WRITTEN NOTICE FROM US AS BEING THE APPLICABLE SUCH NUMBER, PROVIDED THAT BENEFICIARY’S FAILURE TO MAKE SUCH TELEPHONE CONFIRMATION SHALL NOT INVALIDATE ANY FACSIMILE PRESENTATION. WE AGREE TO NOTIFY YOU IN WRITING, BY OVERNIGHT COURIER SERVICE, OF ANY CHANGE IN SUCH DIRECTION. ANY FACSIMILE PRESENTATION PURSUANT TO THIS PARAGRAPH SHALL ALSO STATE THEREON THAT THE ORIGINAL OF SUCH SIGHT DRAFT AND LETTER OF CREDIT ARE BEING REMITTED, FOR DELIVERY ON THE NEXT BUSINESS DAY, TO [Insert Bank Name] AT THE APPLICABLE ADDRESS FOR PRESENTMENT PURSUANT TO THE PARAGRAPH FOLLOWING THIS ONE.
WE HEREBY ENGAGE WITH YOU THAT ALL DOCUMENT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS STANDBY LETTER OF CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT AT OUR OFFICE LOCATED AT [Insert Bank Name], [Insert Bank Address], ATTN: [Insert Appropriate Recipient], ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT, ___(Expiration Date)___.
IN THE EVENT THAT THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT IS LOST, STOLEN, MUTILATED, OR OTHERWISE DESTROYED, WE HEREBY AGREE TO ISSUE A CERTIFIED TRUE COPY HEREOF UPON RECEIPT OF AN EXECUTED INDEMNITY AGREEMENT BY YOUR AUTHORIZED OFFICER AND NOTARIZED BY A NOTARY PUBLIC. SUCH AGREEMENT FORM IS AVAILABLE UPON REQUEST.
THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE "INTERNATIONAL STANDBY PRACTICES" (ISP 98) INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 590).
Very truly yours,
(Name of Issuing Bank)
By:

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT I	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

EXHIBIT J-1
BUILDING ENTRY SIGNAGE LOCATIONS

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT J-1	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

EXHIBIT J-2
BUILDING FAÇADE SIGNAGE LOCATIONS

TENANT BUILDING EXTERIOR SIGNAGE LOCATION

EAST ELEVATION

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT J-2	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

EXHIBIT K
SUPERIOR RIGHT HOLDERS

2nd Floor
- Tenant: Key Bank NA (Lease Expiration Date: July 31, 2015):
(i) Renewal Options:     Three (3) 5 year Renewal Options
(ii) Right of Availability:     Full floor only. Tenant may provide notice to Landlord of space needs and Landlord shall respond with notice of the availability of the full floor. This Right is not applicable if either: a) Tenant does not occupy a minimum of 60,000 NRSF in the Building, or b) the commencement date of such new lease would occur within the last 3 years of Tenant's lease term, or any subsequent renewal terms. Right is currently not applicable, as Tenant occupies less than 60,000 NRSF in the Building.

3rd Floor
- Tenant: Key Bank NA (Lease Expiration Date: July 31, 2015):
(i) Renewal Options:     Three (3) 5 year Renewal Options
(ii) Right of Availability: Full floor only. Tenant may provide notice to Landlord of space needs and Landlord shall respond with notice of the availability of the full floor. This Right is not applicable if either: a) Tenant does not occupy a minimum of 60,000 NRSF in the Building, or b) the commencement date of such new lease would occur within the last 3 years of Tenant's lease term, or any subsequent renewal terms. Right is currently not applicable, as Tenant occupies less than 60,000 NRSF in the Building.

4th Floor
- Tenant: Key Bank NA (Lease Expiration Date: July 31, 2015):
(i) Renewal Options:     Three (3) 5 year Renewal Options
(ii) Right Of First Offer:    Full floor only. Landlord shall provide Tenant notice when space becomes available. This Right is not applicable if either: a) Tenant does not occupy a minimum of 60,000 NRSF in the Building, or b) the commencement date of such new lease would occur within the last 3 years of Tenant's lease term, or any subsequent renewal terms. Right is currently not applicable, as Tenant occupies less than 60,000 NRSF in the Building.

5th Floor
- Tenant: Key Bank NA (Lease Expiration Date: July 31, 2015):
(i) Right Of First Offer:    Full floor only. Landlord shall provide Tenant notice when space becomes available. This Right is not applicable if either: a) Tenant does not occupy a minimum of 60,000 NRSF in the Building, or b) the commencement date of such new lease would occur within the last 3 years of Tenant's lease term, or any subsequent renewal terms. Right is currently not applicable, as Tenant occupies less than 60,000 NRSF in the Building.

6th Floor
- Tenant: Symetra Financial Corp. (Lease Expiration Date: July 31, 2015):

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT K	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

(i) Renewal Options:     Three (3) 5 year Renewal Options
- Tenant: Key Bank NA (Lease Expiration Date: July 31, 2015):
(ii) Right of Availability:     Full floor only. Tenant may provide notice to Landlord of space needs and Landlord shall respond with notice of the availability of the full floor. This Right is not applicable if either: a) Tenant does not occupy a minimum of 60,000 NRSF in the Building, or b) the commencement date of such new lease would occur within the last 3 years of Tenant's lease term, or any subsequent renewal terms. Right is currently not applicable, as Tenant occupies less than 60,000 NRSF in the Building.

7th Floor
- Tenant: United Guaranty Corp., solely with respect to Suite 700 (Lease Expiration Date: Feb. 29, 2016):
(i) Renewal Option:     One (1) 5 year Renewal Option

- Tenant: Key Bank NA (Lease Expiration Date: July 31, 2015):
(i) Right of Availability:    Full floor only. Tenant may provide notice to Landlord of space needs and Landlord shall respond with notice of the availability of the full floor. This Right is not applicable if either: a) Tenant does not occupy a minimum of 60,000 NRSF in the Building, or b) the commencement date of such new lease would occur within the last 3 years of Tenant's lease term, or any subsequent renewal terms. Right is currently not applicable, as Tenant occupies less than 60,000 NRSF in the Building.

14th Floor
- Tenant: Factory Mutual Insurance Co. (Lease Expiration Date: Sept. 30, 2015):
(i) Renewal Option:     One (1) 5 year Renewal Option

692500.09/WLA 371593-00023/6-13-12/ao/ao	EXHIBIT K	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

692500.09/WLA 371593-00023/6-13-12/ao/ao	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

692500.09/WLA 371593-00023/6-13-12/ao/ao	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

Index

Page(s)
Abatement Event	34
Additional Notice	34
Additional Rent	22
Advocate Arbitrators	19
Alterations	37
Applicable Laws	63
Arbitration Agreement	19
Bank Prime Loan	64
Base Building	38
Base Rent	21
Base Rent Abatement	21
Base Rent Abatement Period	21
Briefs	19
Brokers	72
BS/BS Exception	36
Building	7
Building Common Areas,	8
Building Hours	31
Building Structure	36
Building Systems	36
CC&Rs	31
Comparable Buildings	2
Comparable Transactions	1
Contemplated Effective Date	51
Contemplated Transfer Space	51
Control,	54
Cosmetic Alterations	37
Cost Pools	27
Damage Termination Date	46
Damage Termination Notice	46
Direct Expenses	22
Eligibility Period	34
Environmental Laws	75
Estimate	28
Estimate Statement	28
Estimated Direct Expenses	28
Excess	28
Exercise Notice	18
Expansion Space	8
Expense Year	22

692500.09/WLA 371593-00023/6-13-12/ao/ao	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

First Offer Rent	12
First Offer Term	9, 12
First Rebuttals	19
Force Majeure	69
Hazardous Material(s)	74
Holidays	31
HVAC	31
Initial Leases	11
Initial Notice	34
Intention to Transfer Notice	51
Interest Rate	64
Landlord	2
Landlord Parties	40
Landlord Repair Notice	45
Landlord Response Date	18
Landlord Response Notice	18
Landlord's Initial Statement	20
Landlord's Option Rent Calculation	18
Landlord's Rebuttal Statement	20
L‑C	78
L‑C Amount	78
Lease	2
Lease Commencement Date	14
Lease Expiration Date	14
Lease Term	14
Lease Year	14
Lines	74
Market Rent,	1
Net Worth	54
Neutral Arbitrator	19
Nine Month Period	52
Nondisturbance Agreement	56
Notices	70
Operating Expenses	23
Option Rent	18
Option Term	17
Other Improvements	76
Outside Agreement Date	18
Permitted Transferee Assignee	54
Permitted Use	4
Premises	7
Project	7

692500.09/WLA 371593-00023/6-13-12/ao/ao	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]

Project Common Areas,	8
Renovations	73
Rent.	22
Reserved Parking Right	66
Right of First Offer	10
Ruling	20
Second Rebuttals	20
Statement	27
Subject Space	49
Summary	2
Tax Expenses	26
TCCs	7
Tenant	2
Tenant's Initial Statement	20
Tenant's Option Rent Calculation	18
Tenant's Rebuttal Statement	20
Tenant's Share	27
Third Party Contractor	44
Transfer	52
Transfer Notice	49
Transfer Premium	51
Transferee	49
Transfers	49
Work Letter	7

692500.09/WLA 371593-00023/6-13-12/ao/ao	KEY CENTER [Kilroy Realty, L.P.] [Concur Technologies, Inc.]